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                                                                    EXHIBIT 2



                      AGREEMENT AND PLAN OF REORGANIZATION


                                     BETWEEN


                          INDEPENDENT BANK CORPORATION

                                       AND

                           MUTUAL SAVINGS BANK, F.S.B.

















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                                TABLE OF CONTENTS
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
RECITALS .........................................................................................................1

ARTICLE I
         CONSOLIDATION............................................................................................1
         1.1      Formation of New Bank...........................................................................1
         1.2      Execution of Consolidation Agreement............................................................1
         1.3      Name of Consolidated Bank.......................................................................2
         1.4      Business of Consolidated Bank...................................................................2
         1.5      The Closing.....................................................................................2
         1.6      Conversion of Shares............................................................................2
         1.7      IBC Common Stock................................................................................5

ARTICLE II
         REPRESENTATIONS AND WARRANTIES OF IBC....................................................................5
         2.1      Organization and Good Standing..................................................................5
         2.2      Subsidiaries....................................................................................5
         2.3      Capitalization..................................................................................5
         2.4      Authorizations..................................................................................6
         2.5      Financial Statements............................................................................6
         2.6      Absence of Undisclosed Liabilities..............................................................7
         2.7      Loan Guarantees and Loss Reserves...............................................................7
         2.8      Title to Properties.............................................................................7
         2.9      Governmental Regulation.........................................................................7
         2.10     Absence of Litigation...........................................................................7
         2.11     Reports and SEC Documents.......................................................................8
         2.12     Tax Matters.....................................................................................9
         2.13     Conduct........................................................................................10
         2.14     Compliance with Laws...........................................................................10
         2.15     Brokerage Fees.................................................................................11
         2.16     Contracts......................................................................................11
         2.17     Duties as Fiduciary............................................................................12
         2.18     Insurance......................................................................................12
         2.19     Books and Records..............................................................................12
         2.20     Employee Benefit Plans and Other Employee Matters..............................................12
         2.21     Environmental Liability........................................................................14
         2.22     Community Reinvestment Act Compliance..........................................................15
         2.23     Statements True and Correct....................................................................15
         2.24     Tax, Regulatory, and Pooling Matters...........................................................15
         2.25     Year 2000......................................................................................16
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

         2.26     "Material" Defined.............................................................................16
                  ------------------

ARTICLE III
         REPRESENTATIONS AND WARRANTIES OF MSB...................................................................16
         3.1      Organization and Good Standing.................................................................16
         3.2      Subsidiaries...................................................................................16
         3.3      Capitalization.................................................................................17
         3.4      Authorizations.................................................................................17
         3.5      Financial Statements...........................................................................17
         3.6      Absence of Undisclosed Liabilities.............................................................18
         3.7      Loan Guarantees and Loss Reserves..............................................................18
         3.8      Title to Properties............................................................................18
         3.9      Governmental Regulation........................................................................18
         3.10     Absence of Litigation..........................................................................19
         3.11     Reports and Securities Documents...............................................................19
         3.12     Tax Matters....................................................................................20
         3.13     Conduct........................................................................................21
         3.14     Compliance with Laws...........................................................................22
         3.15     Brokerage Fees.................................................................................22
         3.16     Contracts......................................................................................23
         3.17     Duties as Fiduciary............................................................................23
         3.18     Insurance......................................................................................23
         3.19     Books and Records..............................................................................23
         3.20     Employee Benefit Plans and Other Employee Matters..............................................24
         3.21     Environmental Liability........................................................................26
         3.22     Community Reinvestment Act Compliance..........................................................26
         3.23     Statements True and Correct....................................................................26
         3.24     Tax, Regulatory, and Pooling Matters...........................................................27
         3.25     Year 2000......................................................................................27
         3.26     "Material" Defined.............................................................................27
         3.27     Stock Transactions.............................................................................27
         3.28     Disclosure of Deeds, Leases, Agreements, Etc...................................................28
         3.29     Takeover Laws..................................................................................28
         3.30     Charter Provisions.............................................................................28
         3.31     Indemnification................................................................................29

ARTICLE IV
         CERTAIN COVENANTS.......................................................................................29
         4.1      Material Adverse Changes.......................................................................29
         4.2      Reports........................................................................................29
         4.3      Registration Statement; Proxy Statement/Prospectus; Shareholder Approvals......................29
         4.4      Applications...................................................................................31
         4.5      Agreement as to Efforts to Consummate..........................................................31
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
         4.6      Investigation and Confidentiality..............................................................31
         4.7      Press Releases.................................................................................32
         4.8      Tax and Accounting Treatment...................................................................32
         4.9      Survival of Representations and Warranties.....................................................32
         4.10     Affirmative Covenants Regarding Conduct of MSB's Business
                  Pending Effective Time.........................................................................32
         4.11     Negative Covenants Regarding Conduct of MSB's Business
                  Pending Effective Time.........................................................................33
         4.12     Affiliate Agreements...........................................................................36
         4.13     Certain Policies of MSB........................................................................36
         4.14     Employee Benefits and Contracts................................................................36
         4.15     Indemnification; Directors' and Officers' Insurance............................................42
         4.16     Listing of Shares..............................................................................44

ARTICLE V
         CONDITIONS PRECEDENT TO THE CONSOLIDATION...............................................................44
         5.1      Conditions Precedent to Obligations of Each Party..............................................44
         5.2      Conditions Precedent to Obligations of IBC.....................................................45
         5.3.     Conditions Precedent to Obligations of MSB.....................................................46

ARTICLE VI
         ABANDONMENT AND TERMINATION OF CONSOLIDATION............................................................48
         6.1      Termination....................................................................................48

ARTICLE VII
         EXPENSES................................................................................................50
         7.1      IBC Expenses...................................................................................50
         7.2      MSB Expenses...................................................................................50
         7.3      Termination; Expenses..........................................................................51
         7.4      Obligations Upon Breach........................................................................52

ARTICLE VIII
         AMENDMENT AND WAIVER....................................................................................52
         8.1      Amendment......................................................................................52
         8.2      Waiver.........................................................................................52

ARTICLE IX
         CERTAIN DEFINITIONS.....................................................................................53
         9.1      Certain Definitions............................................................................53

ARTICLE X
         GENERAL.................................................................................................55
         10.1     Notices........................................................................................55
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

         10.2     Governing Law..................................................................................56
         10.3     Benefit and Binding Effect.....................................................................56
         10.4     Entire Agreement...............................................................................56
         10.5     Counterparts...................................................................................56
         10.6     Reliance on Headings, Etc......................................................................57


Exhibit A         Consolidation Agreement
Exhibit B         Warrant Purchase Agreement
Exhibit C         Affiliate Agreement
Exhibit D         Management Continuity Agreement
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                      AGREEMENT AND PLAN OF REORGANIZATION


         This Agreement and Plan of Reorganization (this "Agreement") is entered into by and between INDEPENDENT BANK CORPORATION, a Michigan corporation, with its principal office at 230 West Main Street, Ionia, Michigan 48846 ("IBC") and MUTUAL SAVINGS BANK, F.S.B., a federal savings bank, with its principal office located at 623 Washington Avenue, Bay City, Michigan 48708 ("MSB"). IBC and MSB are sometimes referred to as the "Parties" or individually as a "Party."


                                    RECITALS

         The Board of Directors of MSB and IBC have determined, subject to the requisite approval of their respective shareholders, that it would be in the best interest of the respective institutions for MSB to affiliate with IBC, pursuant to which MSB will be consolidated with a new Michigan banking corporation to be organized by IBC under the Michigan Banking Code of 1969, as amended (the "Banking Code").

         Concurrently with the execution and delivery of this Agreement, the Parties are entering into a certain Warrant Purchase Agreement, in the form attached as Exhibit B (the "Warrant Purchase Agreement"), and a certain Warrant, in the form attached as Attachment A to the Warrant Purchase Agreement (the "Warrant"). This Agreement, together with the Consolidation Agreement attached as Exhibit A, the Warrant Purchase Agreement, and the Warrant are sometimes collectively referred to as the "Merger Documents."

         For purposes of the Merger Documents, certain capitalized terms have been defined in Article IX of this Agreement.

         NOW, THEREFORE, the parties agree as follows:

                                    ARTICLE I
                                  CONSOLIDATION

         1.1 Formation of New Bank. IBC agrees to use its best efforts to promptly cause a new Michigan banking corporation ("New Bank") to be organized, pursuant to Section 130 of the Banking Code, for purposes of effecting the Consolidation (defined in Section 1.2 below). IBC will acquire and own all the outstanding capital shares of New Bank as of the date the organization of New Bank becomes effective.

         1.2 Execution of Consolidation Agreement. Promptly after New Bank has been organized, unless this Agreement has been terminated, MSB and IBC shall, and IBC shall cause New Bank to, execute and enter into a Consolidation Agreement substantially in the form of Exhibit A

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attached to this Agreement (the "Consolidation Agreement"), providing for the consolidation of MSB with and into New Bank under the charter of New Bank (the "Consolidation"). The financial institution resulting from the Consolidation ("Consolidated Bank") shall be a wholly owned subsidiary of IBC.

         1.3 Name of Consolidated Bank. The name of the Consolidated Bank shall be "New MSB Bank" or such other name as the Board of Directors and shareholder of the Consolidated Bank shall determine.

         1.4 Business of Consolidated Bank. The business of the Consolidated Bank shall be that of a Michigan banking corporation. The Consolidated Bank shall conduct its business at its main office that shall be located at Bay City, Michigan, and at its legally established branches.

         1.5 The Closing. The consummation of the transactions contemplated by this Agreement and the Consolidation Agreement shall take place at a closing (the "Closing") to be held upon the satisfaction or waiver of all of the conditions to the Consolidation set forth herein and in the Consolidation Agreement, which Closing shall take place at 10:00 a.m., local time, at the offices of Varnum, Riddering, Schmidt & HowlettLLP (or at such other place upon which the parties may agree), on a date mutually agreeable to the parties hereto, but in no event later than the last business day of the month in which
(a) all of the conditions to the Consolidation set forth herein and in the Consolidation Agreement have been satisfied or waived, or (b) if both of the conditions in Section 1.6(f)(i) and (ii) have been satisfied, five (5) days following the expiration of the Determination Period (hereinafter referred to as the "Closing Date").

         1.6 Conversion of Shares. The manner of converting the shares of MSB and New Bank shall be as follows:

                  (a) Shares of New Bank. At the Effective Time, as defined in
         Article 2 of the Consolidation Agreement, each share of New Bank, par value $100.00 per share, issued and outstanding shall remain outstanding as a share of the Consolidated Bank, and the capital of New Bank shall become capital of the Consolidated Bank.

                  (b) Conversion of MSB Common Stock. At the Effective Time, subject to Article 5 of the Consolidation Agreement, by virtue of the Consolidation and without any action on the part of MSB, or the holder of any security of MSB, each share of common stock of MSB, par value $0.01 per share ("MSB Common Stock"), issued and outstanding immediately prior to the Effective Time, other than shares canceled pursuant to Section 1.6(e), shall be converted into the right to receive 0.8 fully paid and nonassessable shares (the "Conversion Ratio") of IBC common stock, $1.00 par value per share (the "IBC Common Stock"), subject to adjustment as provided in this Section 1.6. If the sum of the number of shares of MSB Common Stock outstanding at the Effective Time plus the number of shares of MSB Common Stock that are subject to outstanding MSB Stock Options as of the Effective Time differs from 4,598,780 shares, the Conversion Ratio shall

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         be automatically adjusted by multiplying the original Conversion Ratio by the quotient obtained by dividing 4,598,780 by the sum of the number of shares of MSB Common Stock issued and outstanding at the Effective Time plus the number of shares subject to the outstanding MSB Stock Options at the Effective Time; provided, however, that, in performing any such adjustment, the Conversion Ratio shall be rounded to the nearest hundredth of a share of IBC Common Stock.

                  (c) No Fractional Shares. No fractional shares of IBC Common Stock shall be issued. Each holder of MSB Common Stock who would otherwise be entitled to receive a fractional part of a share of IBC Common Stock pursuant to Section 1.6(b) shall instead be entitled to receive cash in an amount equal to the product resulting from multiplying such fraction (rounded to the nearest tenth when expressed as an Arabic number) by the average closing sale price of IBC Common Stock as reported on the Nasdaq Stock Market on the five trading days immediately preceding the Effective Time.

                  (d) Recapitalization. In the event that either IBC or MSB changes (or establishes a record date for changing) the number of shares of IBC Common Stock or shares of MSB Common Stock issued and outstanding as a result of a stock dividend, stock split, recapitalization, reclassification, combination or similar transaction with respect to the outstanding shares of IBC Common Stock or MSB Common Stock, and the record date therefor shall be after the date of this Agreement and prior to the Effective Time, then the Conversion Ratio shall be appropriately and proportionately adjusted.

                  (e) Certain Owned Shares of MSB Common Stock. Any and all shares of MSB Common Stock owned by MSB, IBC or any direct or indirect majority-owned Subsidiary of either of them, in each case other than in a fiduciary capacity that are beneficially owned by third parties or as a result of debts previously contracted, shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

                  (f) MSB Termination Right; IBC Adjustment Right. The Board of Directors of MSB may terminate this Agreement upon written notice to IBC (the "Termination Notice"), at any time during the Determination Period (as defined below), if both of the following conditions are satisfied:

                           (i) the Average Closing Price shall be less than the
                  product of 0.85 and the Starting Price; and

                           (ii) (A) the quotient obtained by dividing the
                  Average Closing Price by the Starting Price (such number being referred to herein as the "IBC Ratio") shall be less than (B) the quotient obtained by dividing the Average Index Price by the Index Price on the Starting Date and subtracting 0.15 from the quotient in this clause (ii)(B) (such number being referred to herein as the "Index Ratio");


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         subject, however, to the following provisions. During the five (5) day period commencing with IBC's receipt of MSB's Termination Notice, IBC shall have the option to elect to increase the Conversion Ratio to equal the lesser of (i) the quotient obtained by dividing (A) the product of 0.85, the Starting Price and the Conversion Ratio by (B) the Average Closing Price, or (ii) the quotient obtained by dividing (A) the product of the Index Ratio and the Conversion Ratio by (B) the IBC Ratio. If IBC makes such an election within such five (5) day period, it shall give prompt written notice to MSB of such election and the revised Conversion Ratio, whereupon no termination shall have occurred pursuant to this Section 1.6(f) and this Agreement shall remain in effect in accordance with its terms (except as the Conversion Ratio shall have been so modified), and any references in this Agreement to "Conversion Ratio" shall thereafter be deemed to refer to the Conversion Ratio as adjusted pursuant to this Section 1.6(f).

                  For purposes of this Section 1.6(f), the following terms shall have the meanings indicated:

                  "Average Closing Price" means the average of the daily last sale prices of IBC Common Stock as reported on the Nasdaq Stock Market ("Nasdaq") (as reported in The Wall Street Journal or, if not reported therein, in another mutually agreed upon authoritative source) for the fifteen (15) consecutive full trading days in which such shares are traded on the Nasdaq ending at the close of trading on the first day of the Determination Period.

                  "Average Index Price" means the average of the Index Prices for the fifteen (15) consecutive full Nasdaq trading days ending at the close of trading on the first day of the Determination Period.

                  "Determination Period" means the fifteen (15) day period commencing two (2) days after the date on which the last Requisite Regulatory Approval required for consummation of the Consolidation shall be received.

                  "Index Group" means the Nasdaq Bank Stock Index.

                  "Index Price" on a given date means the average of the closing prices on such date of the companies comprising the Index Group.

                  "Starting Date" means the last full day on which the Nasdaq was open for trading prior to the execution of this Agreement.

                  "Starting Price" shall mean the last sale price per share of IBC Common Stock on the Starting Date, as reported by the Nasdaq (as reported in The Wall Street Journal or, if not reported therein, in another mutually agreed upon authoritative source).


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         1.7 IBC Common Stock. All shares of IBC Common Stock that are issued and outstanding immediately prior to the Effective Time shall continue to be issued and outstanding shares of IBC Common Stock at and after the Effective Time.

                                   ARTICLE II
                      REPRESENTATIONS AND WARRANTIES OF IBC

         Except as otherwise set forth in the IBC disclosure memorandum ("IBC Disclosure Memorandum") previously delivered to MSB, IBC represents and warrants to MSB that:

         2.1 Organization and Good Standing. IBC is duly registered as a bank holding company under the Bank Holding Company Act. Each of the IBC Companies is duly organized, validly existing and in good standing under the laws of the State of Michigan (except that IBC Capital Finance is a business trust organized and in good standing under Delaware law) and has the corporate power to carry on their respective businesses substantially as it is now being conducted. Each IBC Company is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions where the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on IBC. The IBC Disclosure Memorandum contains true and complete copies of the Articles of Incorporation and Bylaws of IBC.

         2.2 Subsidiaries. Section 2.2 of the IBC Disclosure Memorandum contains a true and complete list of all of the IBC Subsidiaries as of the date of this Agreement. Except as disclosed in Section 2.2 of the IBC Disclosure Memorandum, IBC or one of its Subsidiaries owns all of the issued and outstanding shares of capital stock of each IBC Subsidiary. No equity securities of any IBC Subsidiary are or may become required to be issued by reason of any Rights, and there are no contracts by which any IBC Subsidiary is bound to issue additional shares of its capital stock or Rights. There are no contracts relating to the rights of any IBC Company to vote or to dispose of any shares of the capital stock of any IBC Subsidiary. All of the shares of capital stock of each IBC Subsidiary held by an IBC Company are fully paid and, except pursuant to Section 201 of the Michigan Banking Code in the case of the IBC banks, are owned by the IBC Company free and clear of any lien.

         2.3      Capitalization.

                  (a) IBC has authorized capital of 14,000,000 shares of common stock, par value $1.00 per share ("IBC Common Stock"), and 200,000 shares of preferred stock, without par value. As of March 23, 1999, 7,426,991shares of IBC Common Stock were issued and outstanding. No shares of IBC preferred stock are issued or outstanding. All of the issued and outstanding shares of IBC Common Stock are, and all of the shares of IBC Common Stock to be issued in exchange for shares of IBC Common Stock upon consumption of the Consolidation, when issued in accordance with the terms of this Agreement and the

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         Consolidation Agreement, will be, validly issued, fully paid and not subject to assessment. There are no warrants, options, contracts or rights outstanding for the purchase of any additional shares of IBC except as reflected in the notes to IBC's consolidated financial statements for the year ended December 31, 1998, and as may be issued or purchased subsequent to December 31, 1998, pursuant to IBC's Dividend Reinvestment and Stock Purchase Plan and IBC's various equity-based compensation plans. IBC has not established a record date for any stock dividend, stock split, recapitalization, reclassification, combination or similar transaction that has not become effective prior to the date of this Agreement.

                  (b) Except as set forth in Section 2.3(a) of this Agreement or as disclosed in Section 2.3 of the IBC Disclosure Memorandum, there are no shares of capital stock or other equity securities of IBC outstanding and no outstanding Rights relating to the capital stock of IBC and there are no warrants, options, contracts or rights (including preemptive rights or rights contained in convertible securities or any other rights) outstanding for the purchase or acquisition of any additional shares of IBC.

         2.4 Authorizations. The execution, delivery and performance of this Agreement have been duly and validly authorized by IBC and its Board of Directors, and do not violate or conflict with IBC's Articles of Incorporation, Bylaws or any court order or decree to which it or any of its Subsidiaries is a party or subject, or by which IBC or any such Subsidiary is bound, subject to the approval of this Agreement and the Consolidation Agreement by the shareholders of IBC. The execution and performance of this Agreement and the Consolidation Agreement do not and will not result in any default or give rise to any right of termination, cancellation or acceleration under any material note, bond, mortgage, indenture or other agreement by which IBC or any of its Subsidiaries is bound. The Merger Documents, when executed and delivered, will be a valid, binding and enforceable obligation of IBC (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, receivership, reorganization, moratorium, or similar laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

         2.5 Financial Statements. The consolidated statements of financial condition of IBC as of December 31, 1998 and 1997, and the related consolidated statements of operations, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998, as reported by IBC's independent accountants, KPMG LLP, including all schedules and notes relating thereto (the "IBC Financial Statements"), fairly present IBC's financial condition and results of operations, on a consolidated basis, on the dates and for the periods indicated in conformity with generally accepted accounting principles applied consistently throughout the periods indicated (except as otherwise noted in said financial statements). The IBC Financial Statements referred to in this Section 2.5 do not, as of the date hereof, include any material assets or omit to state any material liability or other facts, the inclusion or omission of which renders such IBC Financial

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Statements, in light of the circumstances under which they were made, misleading in any material respect.

         2.6 Absence of Undisclosed Liabilities. Except as and to the extent reflected or reserved against in the consolidated Statement of Financial Condition of IBC as of December 31, 1998, and the notes thereto, IBC, on a consolidated basis, has no material liabilities or obligations (whether accrued, absolute, contingent or otherwise) of a nature and amount required to be reflected in such statement, or the notes thereto, in accordance with GAAP.

         2.7 Loan Guarantees and Loss Reserves. To the best of its knowledge, all material guarantees of indebtedness owed to IBC Companies, including, but not limited to, those of the Federal Housing Administration, the Small Business Administration, the Farmers Home Administration, and other federal agencies, are valid and enforceable in accordance with their respective terms. The IBC Companies' allowance for loan losses reflected in IBC's December 31, 1998, consolidated financial statements, pursuant to GAAP, was adequate to meet all loan losses then reasonably anticipated based upon the facts and circumstances known as of that date.

         2.8 Title to Properties. The IBC Companies are the owner of all material property and assets reflected in their audited Statement of Financial Condition at December 31, 1998, free of any material liens and encumbrances, except as noted therein, and except for changes thereafter in the ordinary course of business, which changes are not in the aggregate material to IBC's business. The IBC Companies have good and marketable title to all material properties and assets acquired after December 31, 1998, free of liens and encumbrances, except assets disposed of or encumbered in the ordinary course of business. All material leases to which an IBC Company is a party are valid and enforceable in accordance with their respective terms. Each material lease is specifically identified in the IBC Disclosure Memorandum. The IBC Companies have not received notice of any material violation of any applicable zoning regulation, ordinance or other law, order, regulation or requirement relating to their operations or properties.

         2.9 Governmental Regulation. The IBC Companies hold all material licenses, certificates, permits, franchises and rights from all appropriate federal, state or other public authorities necessary for the conduct of their business. To the best of IBC's knowledge, the IBC Companies have conducted their business so as to comply in all material respects with all applicable federal, state and local statutes, regulations, ordinances or rules, particularly, but not by way of limitation, applicable banking laws, federal and state securities laws, and laws and regulations concerning truth-in-lending, usury, fair credit reporting, equal credit opportunity, community reinvestment, redlining, loan insurance and guarantee programs, privacy, trade practices, consumer protection, occupational safety, civil rights, age discrimination in employment, employee benefits, labor relations, fair employment practices and fair labor standards.

         2.10 Absence of Litigation. Except as disclosed in Section 2.10 of the IBC Disclosure Memorandum, there is no Litigation instituted or pending or, to the knowledge of IBC, threatened (or unasserted but considered probable of assertion and which, if asserted, would have at least a

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reasonable probability of an unfavorable outcome) against any IBC Company, or against any asset, interest, or right of any of them, that seeks to enjoin, delay, or prevent the execution, delivery, or performance of the Merger Documents or the completion of the transactions contemplated therein or herein, or that, if a judgment adverse to a IBC Company were to be rendered in such Litigation, would have, individually or in the aggregate, a Material Adverse Effect on IBC, nor are there any orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any IBC Company that would have, individually, or in the aggregate, a Material Adverse Effect on IBC. Section 2.10 of the IBC Disclosure Memorandum contains a copy of each audit letter response received by IBC from attorneys for any IBC Company in connection with the preparation of the financial statements of IBC or otherwise since December 31, 1997, relating to any Litigation pending as of the date of this Agreement to which any IBC Company is a party and which names any IBC Company as a defendant or cross-defendant, and a brief summary report of any such litigation that is not discussed in such audit letter responses.

         2.11     Reports and SEC Documents.

                   (a) Reports. IBC and each of the IBC Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 1995 with the Regulatory Authorities, and all other reports and statements required to be filed by them since January 1, 1995, including, without limitation, any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, or any Regulatory Authority, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, will not have a Material Adverse Effect on IBC. Except for normal examinations conducted by Regulatory Authorities in the regular course of the business of IBC or the IBC Subsidiaries, no Regulatory Authority has initiated any proceeding or, to the best knowledge of IBC, investigation into the business or operations of IBC or any of IBC Subsidiaries since January 1, 1995. There is no unresolved written violation, written criticism, or written exception by any Regulatory Authority with respect to any report or statement relating to any examinations of IBC or any of the IBC Subsidiaries, which is likely, either individually or in the aggregate, to have a Material Adverse Effect on IBC.

                  (b) SEC Documents. IBC has made available to MSB a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by IBC with the SEC (other than reports filed pursuant to Section 13(d) or 13(g) of the Exchange Act) since January 1, 1995 (as such documents have since the time of their filing been amended, the "IBC SEC Documents"), which are all the documents (other than preliminary material and reports required pursuant to Section 13(d) or 13(g) of the Exchange Act) that IBC was required to file with the SEC since such date. As of their respective dates of filing with the SEC, the IBC SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the

         Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such IBC SEC Documents, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of IBC included in the IBC SEC Documents complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) and fairly present in all material respects the consolidated financial position of IBC and its consolidated Subsidiaries as of the dates thereof and the consolidated results of operations, changes in shareholders' equity and cash flows of such companies for the periods then ended. All material agreements, contracts and other documents required to be filed as exhibits to any of the IBC SEC Documents have been so filed.

         2.12     Tax Matters.   Except as may be disclosed in Section 2.12 of
the IBC Disclosure Memorandum:

                  (a) All tax returns required to be filed by or on behalf of any of the IBC Companies have been timely filed or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before December 31, 1998, and on or before the date of the most recent fiscal year end immediately preceding the Effective Time and all returns filed are complete and accurate, except for failures, if any, which, taken together, would not have a Material Adverse Effect on IBC. All Taxes shown on filed returns have been paid or adequate provision therefor has been made in the IBC Financial Statements. As of the date of this Agreement, there is no audit examination, deficiency, or refund Litigation with respect to any Taxes that is reasonably likely to result in a determination that would have, individually or in the aggregate, a Material Adverse Effect on IBC, except as reserved against in the IBC Financial Statements delivered prior to the date of this Agreement or as disclosed in Section 2.12 of the IBC Disclosure Memorandum. All Taxes and other liabilities due with respect to completed and settled Tax examinations or concluded Tax Litigation have been paid or adequate provision therefor has been made in the IBC financial statements.

                  (b) None of the IBC Companies has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due (excluding such statutes that relate to years currently under examination by the Internal Revenue Service or other applicable taxing authorities) that is currently in effect.

                  (c) Adequate provision for any Taxes due or to become due for any of the IBC Companies for the period or periods through and including the date of the respective IBC financial statements has been made and is reflected on such IBC financial statements in accordance with GAAP.

                  (d) Deferred Taxes of the IBC Companies have been provided for in accordance with GAAP.

                  (e) Each of the IBC Companies is in material compliance with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code.

                  (f) Except as disclosed in Section 2.12 of the IBC Disclosure Memorandum, IBC has not received any notification of an audit of its federal income tax returns for any tax years since 1988.

         2.13 Conduct. Since December 31, 1998, neither IBC nor any of its Subsidiaries has: (a) experienced any material adverse change in financial condition, assets, liabilities or business; (b) conducted its business or entered into any material transaction otherwise than in the ordinary course, or incurred or become subject to any material liabilities or obligations except current liabilities incurred in the ordinary course of business and except for any branch or bank acquisition agreements that IBC or its Subsidiaries may enter into prior to the Effective Time as to which notice of such is provided to MSB by IBC; (c) to the best of IBC's knowledge, suffered any union organizational efforts or any labor trouble, or any event or condition of any character materially and adversely affecting its business or prospects not generally affecting banks in Michigan in substantially the same manner and to substantially the same relative extent; (d) paid, other than in the ordinary course of business, any material obligation or liability other than those shown on the IBC Financial Statements or incurred after the date thereof in the ordinary course of business; (e) mortgaged, pledged or subjected to lien, charge or other encumbrance any of its material assets, or sold or transferred any such material assets, except in the ordinary course of business; (f) learned of any basis for the institution of any action, suit, proceeding or governmental investigation against it with respect to its business, properties, assets or goodwill, that might have a Material Adverse Effect on IBC or any of its Subsidiaries; or (g) made or permitted any amendment or termination of any material contract to which it is a party except for the expiration of contracts at the end of their term and termination of contracts which are terminable by the other party without any fault or omission on the part of IBC or a Subsidiary of IBC.

         2.14 Compliance with Laws. Each IBC Company has in effect all permits necessary for it to own, lease, or operate its material assets and to carry on its business as now conducted, except for those permits, the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on IBC, and there has occurred no default under any such permit, other than defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on IBC. Except as disclosed in Section 2.14 of the IBC Disclosure Memorandum, no IBC Company:

                  (a)      Is in default under its governing documents;

                  (b) Is in violation of any laws, orders, or permits applicable to its business or employees conducting its business, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on IBC;

                  (c) Has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any such entity is not in compliance with any of the laws or orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have a Material Adverse Effect on IBC, (ii) threatening to revoke any permits, the revocation of which is reasonably likely to have a Material Adverse Effect on IBC, or (iii) requiring any such entity to enter into or consent to the issuance of a cease and desist order, supervisory letter, formal agreement, directive, commitment, or memorandum of understanding, or to adopt any resolution of the Board of Directors of such entity or similar undertaking, which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends, and is subject to any such agreement under, letter of understanding; or

                  (d) Directly or indirectly engages in any material activity prohibited to be conducted by any such entity, or owns any material assets prohibited to be held by such entity.

         2.15 Brokerage Fees. IBC has not employed any broker or finder in connection with the transactions contemplated by this Agreement and has no express or implied agreement with any Person or company relative to commissions or finder's fees as to such transactions.

         2.16 Contracts. Except as to contracts and agreements listed or described in Section 2.16 of the IBC Disclosure Memorandum, as of the date of this Agreement no IBC Company is a party to (in its own name or as successor in interest to any predecessor) or bound by any material written or oral: (a) employment, management or consulting contract or service agreement which by its terms IBC knows or should know is not terminable by the IBC Company on 30 days' notice or less without cost or penalty; (b) collective bargaining agreement with any labor or trade union or association or employee group; (c) bonus, pension, profit-sharing, retirement, stock option, stock purchase, hospi talization, insurance or other similar plan providing for benefits for its employees; (d) lease, installment purchase agreement or other contract with respect to any property (real, personal or mixed) used or proposed to be used in the IBC Company's operation; (e) contract or agreement for the purchase or disposition of material, supplies, equipment or services; (f) instrument evidencing or relating to indebtedness for money borrowed or money to be borrowed or creating any lien or security interest in any real or personal property excluding such instruments with customers relating to banking transactions; (g) contract or agreement that by its terms requires the consent of any party thereto to the consummation of the transactions contemplated by this Agreement; (h) agreement not to compete in any line of business or any geographic area; (i) contract or agreement (or outstanding solicitation for bids) for capital expenditures; (j) any lease, indenture, note or other contract under which any IBC Company is in material default; (k) any contract, except ordinary and customary banking relationships and employment agreements, with any executive officer, director, or holder of more than 5% of the outstanding stock of IBC; (l) any deferred compensation or severance pay agreement; or (m) any other material agreement not made in the ordinary course of the IBC Company's business. True and correct copies of all contracts and agreements listed or described in IBC Disclosure Memorandum are attached to the IBC Disclosure Memorandum or are described therein. As of the date of this Agreement, each IBC Company has in all material respects performed all material obligations required to be performed by it to date and is not in default under, and no event has occurred that, with the lapse of time or action by a third party, could result in a default under any outstanding indenture, mortgage, contract, lease or other agreement to which any IBC Company is a party or by which any IBC Company is bound or under any provision of its Articles of Incorporation or Bylaws.

         2.17 Duties as Fiduciary. As of the date of this Agreement, each IBC Company, in its capacity as trustee, escrow agent, executor, administrator, custodian, guardian, receiver or other fiduciary, has, to the best of its knowledge, performed all of its material duties in accordance with all legal standards applicable to such duties whether imposed by contract, statute or common law.

         2.18 Insurance. As of the date of this Agreement, the IBC Companies have in effect insurance coverage on their assets, properties, premises, operations and personnel in such amounts and against such risks and losses as they reasonably believe to be adequate and customary for the business conducted by the IBC Companies.

         2.19 Books and Records. To the best of IBC's knowledge, IBC's minute books accurately reflect all actions taken by its shareholders, directors, and committees of directors, and such books, accounts and records of IBC have been maintained in a regular manner and in compliance with all applicable laws.

         2.20 Employee Benefit Plans and Other Employee Matters.

              (a) The IBC Disclosure Memorandum includes a list of (1) all of the "pension" and "welfare" benefit plans (within the respective meanings of sections 3(2) and 3(1) of the Employee Retirement Income Security Act of 1974, as amended ["ERISA"]), and (2) all other bonus, deferred compensation, pension, retirement, profit sharing, thrift savings, employee stock ownership, stock bonus, stock purchase, restricted stock and stock option plans or programs, all employment or severance contracts, and any applicable "change in control" or similar provisions in any plan, program, policy, contract or arrangement, maintained by, or to which IBC or any ERISA Affiliate has made payments or contributions, with respect to its employees (the "IBC Employee Benefit Plans"), together with a list of any such plans terminated since January 1, 1993, or merged into or consolidated with any of the current IBC Employee Benefit Plans. The IBC Disclosure Memorandum includes true and complete copies of all IBC Employee Benefit Plans, and such contracts or arrangements, including but not limited to, any trust instruments and/or insurance and investment contracts, if any, forming a part of any such IBC Employee Benefit Plan, and all amendments thereto, including but not limited to (i) the actuarial report for each IBC Employee Benefit Plan, if applicable, and the annual report (Form 5500 series), for each of the last three plan years, (ii) the current summary plan description (if applicable) for each IBC Employee Benefit Plan, and (iii) the most recent determination letter from the Internal Revenue Service (if applicable) for each IBC Employee Benefit Plan. No reportable event as defined by Section 4043 of ERISA or the regulations thereunder for which the 30 day reporting requirement has not been waived has occurred with respect to any IBC Employee Benefit Plan subject to ERISA. No such IBC Employee Benefit Plan has been terminated since January 1, 1993. IBC has not sought or obtained from the Internal Revenue Service any waiver of standard funding requirements under any IBC Employee Benefit Plan during the past five years. IBC's policies concerning hours worked by, and payments made to, employees of IBC have not been in violation of the Fair Labor Standards Act or any other applicable laws dealing with such matters. All payments due from IBC on account of each IBC Employee Benefit Plan have been paid or accrued as a liability on the books of IBC, and all severance payments which are or were due under the terms of any agreement, oral or written, have been paid or accrued as a liability on the books of IBC, except as set forth in Section 2.20 of the IBC Disclosure Memorandum.

                  (b) Each IBC Employee Benefit Plan has been administered in substantial compliance with its terms and with all applicable provisions of ERISA, the Code and all other applicable laws and regulations. Each IBC Employee Benefit Plan, that is an employee pension benefit plan within the meaning of Section 3(2) of ERISA, and which is intended to be qualified under Section 401(a) of the Code, has received or applied for a favorable determination letter from the IRS, and IBC is not aware of any circumstances likely to result in the revocation of any such favorable determination letter.

                  (c) There is no material pending or threatened litigation or government investigation relating to any of the IBC Employee Benefit Plans. Neither IBC or any of its ERISA Affiliates has engaged in a transaction with respect to any IBC Employee Benefit Plan that could subject IBC or any of its ERISA Affiliates or any other party to a tax or penalty imposed by Section 4975 of the Code, or Sections 502(i) or 502(l) of ERISA in an amount that would be material.

                  (d) No liability under Title IV of ERISA has been, or is expected to be, incurred by IBC or any of its ERISA Affiliates, with respect to any ongoing, frozen or terminated "single-employer plan" within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or a single-employer plan of any entity which is considered one employer with IBC or any of its ERISA Affiliates.

                  (e) Neither IBC nor any of its ERISA Affiliates has incurred or expects to incur any withdrawal liability with respect to a Multiemployer Plan (as defined in Sections 3(37) and 40001(a)(3) of ERISA) under Subtitle E of Title IV of ERISA. No IBC Employee Benefit Plan has an accumulated funding deficiency (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA. Neither IBC nor any of its ERISA Affiliates has provided or is required to provide security to any IBC Employee Benefit Plan pursuant to
         Section 401(a)(29) of the Code. Neither IBC nor any of its ERISA Affiliates presently contributes to, or is currently a party to, any Multi-Employer Plan or any plan that is or was subject to Title IV of ERISA.

                  (f) Except as set forth in the IBC Disclosure Memorandum, or as required pursuant to Section 4980B of the Code and Sections 601 through 609 of ERISA, neither IBC nor any of its ERISA Affiliates has any obligations for retiree health and life benefits under any IBC Employee Benefit Plan.

                  (g) Except as set forth in the IBC Disclosure Memorandum, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee, officer or director of IBC or an ERISA Affiliate to severance pay, unemployment compensation or other payment except as expressly provided in this Agreement, or (ii) accelerate the time of payment or vesting, or increase the amount, of compensation due any such employee, officer or director. No IBC Employee Benefit Plan provides for payment of any amount which, considered in the aggregate with amounts payable pursuant to all other IBC Employee Benefit Plans, would exceed the amount deductible for federal income tax purposes by virtue of Section 280G of the Code.

                  (h) For purposes of this Section, the term ERISA Affiliate includes each entity that is (i) a member of a controlled group of corporations with IBC, (ii) under common control with IBC, or (iii) a member of an affiliated service group with IBC, within the meaning of Sections 414(b), (c), (m) and (o) of the Code.

         2.21 Environmental Liability. There are no material actions, suits, investigations, liabilities, inquiries or other proceedings, rules, orders or citations involving any IBC Company, or any of its material assets, pending or threatened as a result of any failure of any IBC Company, or any predecessor thereof, to comply with any requirement of federal, state, local or foreign law, civil or common, or regulation relating to air, water, soil, solid waste management, hazardous or toxic substances, or the protection of health or the environment, nor is there, to the knowledge of IBC, any factual basis for any of the foregoing. None of the property owned or leased by any IBC Company, to the knowledge of IBC, is contaminated with any waste or hazardous substances. To the knowledge of IBC after reasonable investigation, no IBC Company is or may be deemed to be an

"owner or operator" of a "facility" or "vessel" which owns, possesses, transports, generates, or disposes of a "hazardous substance," as those terms are defined in Section 9601 of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C.A. ss. 9601 et. seq.

         2.22 Community Reinvestment Act Compliance. No IBC Company has received any notice of non-compliance with the applicable provisions of the CRA and the regulations promulgated thereunder, and IBC has received a CRA rating of satisfactory or better from the FDIC. IBC knows of no fact or circumstance or set of facts or circumstances which would cause any IBC Company to fail to comply with such provisions or to cause the CRA rating of any IBC Company to fall below satisfactory.

         2.23 Statements True and Correct. None of the information supplied or to be supplied by any IBC Company or any Affiliate thereof for inclusion in the Registration Statement to be filed by IBC with the SEC will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. None of the information supplied or to be supplied by any IBC Company or any Affiliate thereof for inclusion in the Proxy Statement/Prospectus to be mailed to IBC's shareholders in connection with the IBC Shareholders' Meeting or the Proxy Statement/Prospectus to be mailed to MSB's shareholders in connection with the MSB Shareholder's Meeting, and any other documents to be filed by IBC or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated by the Merger Documents, will, at the respective time such documents are filed, and with respect to the Proxy Statement/Prospectus, when first mailed to the respective shareholders of MSB and IBC, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement/Prospectus or any amendment thereof or supplement thereto, at the time of the IBC or MSB Shareholders' Meeting, as applicable, be false or misleading with respect to any material fact, or omit to state any material facts necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the MSB or IBC Shareholders' Meeting. All documents that any IBC Company or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated by the Merger Documents will comply as to form in all material respects with the provisions of applicable Law. Neither this Agreement nor any schedule, statement, list, certificate or other written information furnished or to be furnished by IBC in connection with this Agreement contains, or will contain any untrue statement of a material fact or omits or will omit, to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.

         2.24 Tax, Regulatory, and Pooling Matters. No IBC Company nor, to the knowledge of IBC, any Affiliate thereof, has taken any action or has any knowledge of any fact or circumstance that is reasonably likely to (i) prevent the transactions contemplated by the Merger Documents, including the Consolidation, from qualifying as a reorganization within the meaning of Section

368(a) of the Internal Revenue Code, (ii) impede or materially delay receipt of any consents of Regulatory Authorities referred to in Section 5.1(b) of this Agreement, or (iii) prevent IBC from accounting for the Consolidation as a pooling of interests in accordance with GAAP and applicable SEC regulations.

         2.25 Year 2000. Each IBC Company's computers, data processing systems and other equipment are Year 2000 compliant in all material respects, or are reasonably expected to be Year 2000 compliant prior to December 31, 1999. The IBC Companies have implemented Year 2000 compliance procedures appropriate for the banking industry with respect to their loan customers and vendors.

         2.26 "Material" Defined. Except where the context otherwise indicates, the term "material" as applied to IBC and its Subsidiaries refers to IBC and its Subsidiaries on a consolidated basis, considering IBC and its Subsidiaries and their assets and businesses as a whole.

                                   ARTICLE III
                      REPRESENTATIONS AND WARRANTIES OF MSB

         Except as otherwise set forth in the MSB disclosure memorandum ("MSB Disclosure Memorandum") previously delivered to IBC, MSB represents and warrants to IBC that:

         3.1 Organization and Good Standing. MSB is a federally chartered stock savings bank. Each of the MSB Companies is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the corporate power to carry on their respective businesses substantially as it is now being conducted. Each MSB Company is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions where the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on MSB. The MSB Disclosure Memorandum contains true and complete copies of the Charter and Bylaws of MSB.

         3.2 Subsidiaries. Section 3.2 of the MSB Disclosure Memorandum contains a true and complete list of all of the MSB Subsidiaries as of the date of this Agreement. Except as disclosed in Section 3.2 of the MSB Disclosure Memorandum, MSB or one of its Subsidiaries own all of the issued and outstanding shares of capital stock of each MSB Subsidiary. No equity securities of any MSB Subsidiary are or may become required to be issued by reason of any Rights, and there are no contracts by which any MSB Subsidiary is bound to issue additional shares of its capital stock or Rights. There are no contracts relating to the rights of any MSB Company to vote or to dispose of any shares of the capital stock of any MSB Subsidiary. All of the shares of capital stock of each MSB Subsidiary held by an MSB Company are fully paid and are owned by the MSB Company free and clear of any lien.

         3.3      Capitalization.

                  (a) MSB has authorized capital of 20,000,000 shares of common stock, par value $0.01 per share ("MSB Common Stock"), and 5,000,000 shares of preferred stock, par value $0.01 per share. As of March 23, 1999, 4,290,414 shares of MSB Common Stock were issued and outstanding. No shares of MSB Preferred Stock are issued or outstanding. All of the issued and outstanding shares of MSB Common Stock are validly issued, fully paid and not subject to assessment. MSB has reserved 333,196 shares of MSB Common Stock for issuance under MSB stock option plans, pursuant to which options to purchase not more than 308,366 shares of MSB Common stock are outstanding. MSB has not established a record date for any stock dividend, stock split, recapitalization, reclassification, combination or similar transaction that has not become effective prior to the date of this Agreement.

                  (b) Except for the Warrant and the Warrant Purchase Agreement, and except as set forth in Section 3.3(a) of this Agreement or as disclosed in Section 3.3 of the MSB Disclosure Memorandum, there are no shares of capital stock or other equity securities of MSB outstanding and no outstanding Rights relating to the capital stock of MSB and there are no warrants, options, contracts or rights (including preemptive rights or rights contained in convertible securities or any other rights) outstanding for the purchase or acquisition of any additional shares of MSB.

         3.4 Authorizations. The execution, delivery and performance of this Agreement have been duly and validly authorized by MSB and its Board of Directors, and does not violate or conflict with MSB's Charter, Bylaws or any court order or decree to which it or any of its Subsidiaries is a party or subject, or by which MSB or any such Subsidiary is bound, subject to the approval of this Agreement and the Consolidation Agreement by the shareholders of MSB. The execution and performance of this Agreement and the Consolidation Agreement do not and will not result in any default or give rise to any right of termination, cancellation or acceleration under any material note, bond, mortgage, indenture or other agreement by which MSB or any of its Subsidiaries is bound. The Merger Documents, when executed and delivered, will be a valid, binding and enforceable obligation of MSB (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, receivership, reorganization, moratorium, or similar laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

         3.5 Financial Statements. The consolidated statements of financial condition of MSB as of December 31, 1998 and 1997, and the related consolidated statements of operations, changes in shareholder's equity, and cash flows for each of the years in the three-year period ended December 31, 1998, as reported by MSB's independent accountants, KPMG LLP, including all schedules and notes relating thereto (the "MSB Financial Statements"), fairly present MSB's financial condition and results of operations, on a consolidated basis, on the dates and for the periods indicated, in conformity with generally accepted accounting principles applied consistently throughout the periods indicated (except as otherwise noted in said financial statements). The MSB Financial Statements referred to in this Section 3.5 do not, as of the date hereof, include any material assets or omit to state any material liability or other facts, the inclusion or omission of which renders such MSB Financial Statements, in light of the circumstances under which they were made, misleading in any material respect. The consolidated reports of condition and income ("Call Reports") of MSB for each of the five years ended December 31, 1998, and MSB's statement of condition and statement of income, as of December 31, 1998, including all schedules and notes relating thereto, are correct and complete in all material respects, and fairly present MSB's financial condition and results of operations for the dates and the periods indicated, and the Call Reports have been prepared in accordance with the Call Report instructions on a consistent basis.

         3.6 Absence of Undisclosed Liabilities. Except, as and to the extent reflected or reserved against in the consolidated Statement of Financial Condition of MSB, as of December 31, 1998, and notes thereto, MSB, on a consolidated basis, has no material liabilities or obligations of any nature, (whether accrued, absolute, contingent or otherwise) of a nature and amount required to be reflected in such statement, or the notes thereto, in accordance with GAAP.

         3.7 Loan Guarantees and Loss Reserves. To the best of its knowledge, all material guarantees of indebtedness owed to the MSB Companies, including, but not limited to, those of the Federal Housing Administration, the Small Business Administration, the Farmers Home Administration, and other federal agencies, are valid and enforceable in accordance with their respective terms. MSB's allowance for loan losses reflected in MSB's Statement of Financial Condition, pursuant to GAAP, was adequate to meet all loan losses then reasonably anticipated, based upon the facts and circumstances known as of that date.

         3.8 Title to Properties. The MSB Companies are the owner of all material property and assets reflected in their audited Statement of Financial Condition at December 31, 1998, free of any material liens and encumbrances, except as noted therein, and except for changes thereafter in the ordinary course of business, which changes are not in the aggregate material to MSB's business. The MSB Companies have good and marketable title to all material properties and assets acquired after December 31, 1998, free of liens and encumbrances, except assets disposed of or encumbered in the ordinary course of business. All material leases to which a MSB Company is a party are valid and enforceable in accordance with their respective terms. Each material lease is specifically identified in MSB's Disclosure Memorandum. The MSB Companies have not received notice of any material violation of any applicable zoning regulation, ordinance or other law, order, regulation or requirement relating to its operations or properties.

         3.9 Governmental Regulation. The MSB Companies hold all material licenses, certi ficates, permits, franchises and rights from all appropriate federal, state or other public authorities necessary for the conduct of their business. To the best of MSB's knowledge, the MSB Companies have conducted their business so as to comply in all material respects with all applicable federal, state and local statutes, regulations, ordinances or rules, particularly, but not by way of limitation, applicable banking laws, federal and state securities laws, and laws and regulations concerning truth-in-lending, usury, fair credit reporting, equal credit opportunity, community reinvestment, redlining, loan insurance and guarantee programs, privacy, trade practices, consumer protection, occupational safety, civil rights, age discrimination in employment, employee benefits, labor relations, fair employment practices and fair labor standards.

         3.10 Absence of Litigation. Except as disclosed in Section 3.10 of the MSB Disclosure Memorandum, there is no Litigation instituted or pending or, to the knowledge of MSB, threatened (or unasserted but considered probable of assertion and which, if asserted, would have at least a reasonable probability of an unfavorable outcome) against any MSB Company, or against any asset, interest, or right of any of them, that seeks to enjoin, delay, or prevent the execution, delivery, or performance of the Merger Documents or the completion of the transactions contemplated therein or herein, or that, if a judgment adverse to a MSB Company were to be rendered in such Litigation, would have, individually or in the aggregate, a Material Adverse Effect on MSB, nor are there any orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any MSB Company that would have, individually, or in the aggregate, a Material Adverse Effect on MSB. Section
3.10 of the MSB Disclosure Memorandum contains a copy of each audit letter response received by MSB from attorneys for any MSB Company in connection with the preparation of the MSB financial statements or otherwise since December 31, 1997, relating to any Litigation pending as of the date of this Agreement to which any MSB Company is a party and which names any MSB Company as a defendant or cross-defendant, and a brief summary report of any such litigation that is not discussed in such audit letter responses.

         3.11     Reports and Securities Documents.

                   (a) Reports. MSB and each of the MSB Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 1995 with the Regulatory Authorities, and all other reports and statements required to be filed by them since January 1, 1995, including, without limitation, any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, or any Regulatory Authority, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, will not have a Material Adverse Effect on MSB. Except for normal examinations conducted by Regulatory Authorities in the regular course of the business of MSB or the MSB Subsidiaries, no Regulatory Authority has initiated any proceeding or, to the best knowledge of MSB, investigation into the business or operations of MSB or any of MSB Subsidiaries since January 1, 1995. Except as provided in the MSB Disclosure Memorandum, there is no unresolved written violation, written criticism, or written exception by any Regulatory Authority with respect to any report or statement relating to any examinations of MSB or any of the MSB Subsidiaries, which is likely, either individually or in the aggregate, to have a Material Adverse Effect on MSB.

                  (b) Securities Documents. MSB has made available to IBC a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by MSB with the Office of Thrift Supervision ("OTS") (other than reports filed pursuant to Section 13(d) or 13(g) of the Exchange Act) since January 1, 1995 (as such documents have since the time of their filing been amended, the "MSB Securities Documents"), which are all the documents (other than preliminary material and reports required pursuant to Section 13(d) or 13(g) of the Exchange Act) that MSB was required to file with the OTS since such date under the Exchange Act. As of their respective dates of filing with the OTS, the MSB Securities Documents complied in all material respects with the requirements of the Exchange Act, and the rules and regulations of the SEC thereunder applicable to such MSB Securities Documents, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of MSB included in the MSB Securities Documents complied as to form, as of their respective dates of filing with the OTS, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) and fairly present in all material respects the consolidated financial position of MSB and its consolidated Subsidiaries as of the dates thereof and the consolidated results of operations, changes in shareholders' equity and cash flows of such companies for the periods then ended. All material agreements, contracts and other documents required to be filed as exhibits to any of the MSB Securities Documents have been so filed.

         3.12     Tax Matters.   Except as may be disclosed in Section 3.12 of
the MSB Disclosure Memorandum:

                  (a) All tax returns required to be filed by or on behalf of any of the MSB Companies have been timely filed or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before December 31, 1998, and on or before the date of the most recent fiscal year end immediately preceding the Effective Time and all returns filed are complete and accurate, except for failures, if any, which, taken together, would not have a Material Adverse Effect on MSB. All Taxes shown on filed returns have been paid or adequate provision therefor has been made in the MSB Financial Statements. As of the date of this Agreement, there is no audit examination, deficiency, or refund Litigation with respect to any Taxes that is reasonably likely to result in a determination that would have, individually or in the aggregate, a Material Adverse Effect on MSB, except as reserved against in the MSB Financial Statements delivered prior to the date of this Agreement or as disclosed in Section 3.12 of the MSB Disclosure Memorandum. All Taxes and other liabilities due with respect to completed and settled Tax examinations or concluded

         Tax Litigation have been paid or adequate provision therefor has been made in the MSB financial statements.

                  (b) None of the MSB Companies has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due (excluding such statutes that relate to years currently under examination by the Internal Revenue Service or other applicable taxing authorities) that is currently in effect.

                  (c) Adequate provision for any Taxes due or to become due for any of the MSB Companies for the period or periods through and including the date of the respective MSB financial statements has been made and is reflected on such MSB financial statements in accordance with GAAP.

                  (d) Deferred Taxes of the MSB Companies have been provided for in accordance with GAAP.

                  (e) Each of the MSB Companies is in material compliance with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code.

                  (f) Except as disclosed in Section 3.12 of the MSB Disclosure Memorandum, MSB has not received any notification of an audit of its federal income tax returns for any tax years since 1990.

         3.13 Conduct. Since December 31, 1998, neither MSB nor any of its Subsidiaries has: (a) experienced any material adverse change in financial condition, assets, liabilities or business; (b) conducted its business or entered into any material transaction otherwise than in the ordinary course, or incurred or become subject to any material liabilities or obligations except current liabilities incurred in the ordinary course of business; (c) to the best of MSB's knowledge, suffered any union organizational efforts or labor trouble, or any event or condition of any character materially and adversely affecting its business or prospects not generally affecting banks or thrifts in Michigan in substantially the same manner and to substantially the same relative extent;
(d) paid, other than in the ordinary course of business, any material obligation or liability other than those shown on the MSB Financial Statements or incurred after the date thereof in the ordinary course of business; (e) mortgaged, pledged or subjected to lien, charge or other encumbrance any of its material assets, or sold or transferred any such material assets, except in the ordinary course of business; (f) made or permitted any amendment or termination of any material contract to which it is a party except for the expiration of contracts at the end of their term and termination of contracts which are terminable by the other party without any fault or omission on the part of MSB or a Subsidiary of MSB; (g) issued or sold any of its bonds, debentures or other similar corporate capital debt obligations; (h) declared or set aside or paid any dividend or other distribution in respect to its capital shares or, directly or indirectly, purchased, redeemed or otherwise acquired any such shares; or (i) except for pay increases which have been consistent with established past practice, granted any increase in the salary or bonus payable, or to be payable, to any officer, director or holder of 5% or more of the outstanding Bank Shares, or any spouse, child, parent or sibling of any such Person, or to any employee whose annual rate of salary and bonus at December 31, 1998, exceeded $50,000.

         3.14 Compliance with Laws. Each MSB Company has in effect all permits necessary for it to own, lease, or operate its material assets and to carry on its business as now conducted, except for those permits, the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on MSB, and there has occurred no default under any such permit, other than defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on MSB. Except as disclosed in Section
3.17 of the MSB Disclosure Memorandum, no MSB Company:

              (a) Is in default under its governing documents;

              (b) Is in violation of any laws, orders, or permits applicable to its business or employees conducting its business, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on MSB;

              (c) Has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any such entity is not in compliance with any of the laws or orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have a Material Adverse Effect on MSB, (ii) threatening to revoke any permits, the revocation of which is reasonably likely to have a Material Adverse Effect on MSB, or (iii) requiring any such entity to enter into or consent to the issuance of a cease and desist order, supervisory letter, formal agreement, directive, commitment, or memorandum of understanding, or to adopt any resolution of the Board of Directors of such entity or similar undertaking, which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends, and is subject to any such agreement under, letter of understanding; or

              (d) Directly or indirectly engages in any material activity prohibited to be conducted by any such entity, or owns any material assets prohibited to be held by such entity.

         3.15 Brokerage Fees. MSB has not employed any broker or finder in connection with the transactions contemplated by this Agreement and has no express or implied agreement with any Person or company relative to commissions or finder's fees as to such transactions, except for fees and commissions payable or to be payable to McConnell, Budd & Downes, Inc. as described in Section 3.20 of the MSB Disclosure Memorandum.

         3.16 Contracts. Except as to contracts and agreements listed or described in Section 3.16 of the MSB Disclosure Memorandum, as of the date of this Agreement no MSB Company is a party to (in its own name or as successor in interest to any predecessor) or bound by any material written or oral: (a) employment, management or consulting contract or service agreement which by its terms MSB knows or should know is not terminable by the MSB Company on 30 days' notice or less without cost or penalty; (b) collective bargaining agreement with any labor or trade union or association or employee group; (c) bonus, pension, profit-sharing, retirement, stock option, stock purchase, hospitalization, insurance or other similar plan providing for benefits for its employees; (d) lease, installment purchase agreement or other contract with respect to any property (real, personal or mixed) used or proposed to be used in the MSB Company's operation; (e) contract or agreement for the purchase or disposition of material, supplies, equipment or services; (f) instrument evidencing or relating to indebtedness for money borrowed or money to be borrowed or creating any lien or security interest in any real or personal property excluding such instruments with customers relating to banking transactions; (g) contract or agreement that by its terms requires the consent of any party thereto to the consummation of the transactions contemplated by this Agreement; (h) agreement not to compete in any line of business or any geographic area; (i) contract or agreement (or outstanding solicitation for bids) for capital expenditures; (j) any lease, indenture, note or other contract under which any MSB Company is in material default; (k) any contract, except ordinary and customary banking relationships and employment agreements, with any executive officer, director, or holder of more than 5% of the outstanding stock of MSB; (l) any deferred compensation or severance pay agreement; or (m) any other material agreement not made in the ordinary course of the MSB Company's business. True and correct copies of all contracts and agreements listed or described in MSB Disclosure Memorandum are attached to the MSB Disclosure Memorandum except to the extent described therein. As of the date of this Agreement, each MSB Company has in all material respects performed all material obligations required to be performed by it to date and is not in default under, and no event has occurred that, with the lapse of time or action by a third party, could result in a default under any outstanding indenture, mortgage, contract, lease or other agreement to which any MSB Company is a party or by which any MSB Company is bound or under any provision of its Articles of Incorporation or Bylaws.

         3.17 Duties as Fiduciary. As of the date of this Agreement, each MSB Company does not exercise fiduciary powers, except as a document custodian for FHLMC.

         3.18 Insurance. As of the date of this Agreement, the MSB Companies have in effect insurance coverage on their assets, properties, premises, operations and personnel in such amounts and against such risks and losses as they reasonably believe to be adequate and customary for the business conducted by the MSB Companies.

         3.19 Books and Records. To the best of MSB's knowledge, MSB's minute books accurately reflect all actions taken by its shareholders, directors, and committees of directors, and such books, accounts and records of MSB have been maintained in a regular manner and in compliance with all applicable laws.

         3.20 Employee Benefit Plans and Other Employee Matters.

              (a) The MSB Disclosure Memorandum includes a list of (1) all of the "pension" and "welfare" benefit plans (within the respective meanings of sections 3(2) and 3(1) of the Employee Retirement Income Security Act of 1974, as amended ["ERISA"]), and (2) all other bonus, deferred compensation, pension, retirement, profit sharing, thrift savings, employee stock ownership, stock bonus, stock purchase, restricted stock and stock option plans or programs, all employment or severance contracts, and any applicable "change in control" or similar provisions in any plan, program, policy, contract or arrangement, maintained by, or to which any MSB or any ERISA Affiliate has made payments or contributions, with respect to its employees (the "MSB Employee Benefit Plans"), together with a list of any such plans terminated since January 1, 1993, or merged into or consolidated with any of the current MSB Employee Benefit Plans. The MSB Disclosure Memorandum includes true and complete copies of all MSB Employee Benefit Plans, and such contracts or arrangements, including but not limited to, any trust instruments and/or insurance and investment contracts, if any, forming a part of any such MSB Employee Benefit Plan, and all amendments thereto, including but not limited to (i) the actuarial report for each MSB Employee Benefit Plan, if applicable, and the annual report (Form 5500 series), for each of the last three plan years, (ii) the current summary plan description (if applicable) for each MSB Employee Benefit Plan, and (iii) the most recent determination letter from the Internal Revenue Service (if applicable) for each MSB Employee Benefit Plan. No reportable event as defined by Section 4043 of ERISA or the regulations thereunder for which the 30 day reporting requirement has not been waived has occurred with respect to any MSB Employee Benefit Plan subject to ERISA. Except as set forth in the MSB Disclosure Memorandum, no MSB Employee Benefit Plan has been terminated since January 1, 1993. MSB has not sought or obtained from the Internal Revenue Service any waiver of standard funding requirements under any MSB Employee Benefit Plan during the past five years. MSB's policies concerning hours worked by, and payments made to, employees of MSB have not been in violation of the Fair Labor Standards Act or any other applicable laws dealing with such matters. All payments due from MSB on account of each MSB Employee Benefit Plan have been paid or accrued as a liability on the books of MSB, and all severance payments which are or were due under the terms of any agreement, oral or written, have been paid or accrued as a liability on the books of MSB, except as set forth in Section 3.20 of the MSB Disclosure Memorandum.

              (b) Each MSB Employee Benefit Plan has been administered in substantial compliance with its terms and with all applicable provisions of ERISA, the Code and all other applicable laws and regulations. Each MSB Employee Benefit Plan, that is an employee pension benefit plan within the meaning of Section 3(2) of ERISA, and which is intended to be qualified under Section 401(a) of the Code, has received or applied for a favorable determination letter from the IRS, and MSB is not aware of any circumstances likely to result in the revocation of any such favorable determination letter. MSB's Employee Stock Ownership Plan satisfies the requirements for an employee stock ownership plan under
         Section 4975(e)(7) of the Code.

              (c) There is no material pending or threatened litigation or government investigation relating to any of the MSB Employee Benefit Plans. Neither MSB or any of its ERISA Affiliates has engaged in a transaction with respect to any MSB Employee Benefit Plan that could subject MSB or any of its ERISA Affiliates or any other party to a tax or penalty imposed by Section 4975 of the Code, or Sections 502(i) or 502(l) of ERISA in an amount that would be material.

              (d) No liability under Title IV of ERISA has been, or is expected to be, incurred by MSB or any of its ERISA Affiliates, with respect to any ongoing, frozen or terminated "single-employer plan" within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or a single-employer plan of any entity which is considered one employer with MSB or any of its ERISA Affiliates.

              (e) Neither MSB nor any of its ERISA Affiliates has incurred or expects to incur any withdrawal liability with respect to a Multiemployer Plan (as defined in Sections 3(37) and 40001(a)(3) of ERISA) under Subtitle E of Title IV of ERISA. No MSB Employee Benefit Plan has an accumulated funding deficiency (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA. Except as set forth in the MSB Disclosure Memorandum, neither MSB nor any of its ERISA Affiliates has provided or is required to provide security to any MSB Employee Benefit Plan pursuant to Section 401(a)(29) of the Code. Neither MSB nor any of its ERISA Affiliates presently contributes to, or is currently a party to, any Multi-Employer Plan or any plan that is or was subject to Title IV of ERISA.

              (f) Except as set forth in the MSB Disclosure Memorandum, or as required pursuant to Section 4980B of the Code and Sections 601 through 609 of ERISA, neither MSB nor any of its ERISA Affiliates has any obligations for retiree health and life benefits under any MSB Employee Benefit Plan.

              (g) Except as set forth in the MSB Disclosure Memorandum or as provided for in this Agreement, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee, officer or director of MSB or an ERISA Affiliate to severance pay, unemployment compensation or other payment except as expressly provided in this Agreement, or (ii) accelerate the time of payment or vesting, or increase the amount, of compensation due any such employee, officer or director. No MSB Employee Benefit Plan provides for payment of any amount which, considered in the aggregate with amounts payable pursuant to all other

         MSB Employee Benefit Plans, would exceed the amount deductible for federal income tax purposes by virtue of Section 280G of the Code.

              (h) For purposes of this Section, the term ERISA Affiliate includes each entity that is (i) a member of a controlled group of corporations with MSB, (ii) under common control with MSB, or (iii) a member of an affiliated service group with MSB, within the meaning of Sections 414(b), (c), (m) and (o) of the Code.

         3.21 Environmental Liability. There are no material actions, suits, investigations, liabilities, inquiries or other proceedings, rules, orders or citations involving any MSB Company, or any of its material assets, pending or threatened as a result of any failure of any MSB Company, or any predecessor thereof, to comply with any requirement of federal, state, local or foreign law, civil or common, or regulation relating to air, water, soil, solid waste management, hazardous or toxic substances, or the protection of health or the environment, nor is there, to the knowledge of MSB, any factual basis for any of the foregoing. None of the property owned or leased by any MSB Company is, to the knowledge of MSB, contaminated with any waste or hazardous substances except as disclosed in a baseline environmental assessment, dated December 12, 1997, pertaining to the Landmark Plaza Building in Bay City, Michigan. To the knowledge of MSB after reasonable investigation, no MSB Company is or may be deemed to be an "owner or operator" of a "facility" or "vessel" which owns, possesses, transports, generates, or disposes of a "hazardous substance," as those terms are defined in Section 9601 of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C.A. ss. 9601 et. seq.

         3.22 Community Reinvestment Act Compliance. No MSB Company has received any notice of non-compliance with the applicable provisions of the CRA and the regulations promulgated thereunder, and MSB has received a CRA rating of satisfactory or better from the OTS. MSB knows of no fact or circumstance or set of facts or circumstances which would cause any MSB Company to fail to comply with such provisions or to cause the CRA rating of any MSB Company to fall below satisfactory.

         3.23 Statements True and Correct. None of the information supplied or to be supplied by any MSB Company or any Affiliate thereof for inclusion in the Registration Statement to be filed by IBC with the SEC will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. None of the information supplied or to be supplied by any MSB Company or any Affiliate thereof for inclusion in the Proxy Statement/Prospectus to be mailed to MSB's shareholders in connection with the MSB Shareholders' Meeting or the Proxy Statement/Prospectus to be mailed to IBC's shareholders in connection with the IBC Shareholder's Meeting, and any other documents to be filed by MSB or any Affiliate thereof with the SEC, the OTS or any other Regulatory Authority in connection with the transactions contemplated by the Merger Documents, will, at the respective time such documents are filed, and with respect to the Proxy Statement/Prospectus, when first mailed to the respective shareholders of MSB and IBC, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement/Prospectus or any amendment thereof or supplement thereto, at the time of the MSB or IBC Shareholders' Meeting, as applicable, be false or misleading with respect to any material fact, or omit to state any material facts necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the MSB or IBC Shareholders' Meeting. All documents that any MSB Company or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated by the Merger Documents will comply as to form in all material respects with the provisions of applicable law. Neither this Agreement nor any schedule, statement, list, certificate or other written information furnished or to be furnished by MSB in connection with this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a mate rial fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.

         3.24 Tax, Regulatory, and Pooling Matters. No MSB Company nor, to the knowledge of MSB, any Affiliate thereof, has taken any action or has any knowledge of any fact or circumstance that is reasonably likely to (i) prevent the transactions contemplated by the Merger Documents, including the Consolidation, from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, (ii) impede or materially delay receipt of any consents of Regulatory Authorities referred to in Section 5.1(b) of this Agreement, or (iii) prevent IBC from accounting for the Consolidation as a pooling of interests in accordance with GAAP and applicable SEC regulations.

         3.25 Year 2000. Each MSB Company's computers, data processing systems and other equipment are Year 2000 compliant in all material respects, or are reasonably expected to be Year 2000 compliant prior to December 31, 1999. The MSB Companies have implemented Year 2000 compliance procedures appropriate for the banking industry with respect to their loan customers and vendors.

         3.26 "Material" Defined. Except where the context otherwise indicates, the term "material" as applied to MSB and its Subsidiaries refers to MSB and its Subsidiaries on a consolidated basis, considering MSB and its Subsidiaries and their assets and businesses as a whole.

         3.27 Stock Transactions. Except for the transactions described in MSB Disclosure Memorandum, to the knowledge of MSB after reasonable investigation, no executive officer or director of MSB, and no Person related to any such officer or director by blood or marriage and residing in the same household, has since December 31, 1998, purchased or sold or caused to be purchased or sold any shares of MSB of which such officer, director or related Person is a record or beneficial owner as determined under Regulation 13d-3 under the Securities Exchange Act of 1934, as amended.

         3.28 Disclosure of Deeds, Leases, Agreements, Etc. MSB has furnished to IBC and specifically identified in Section 3.28 of the MSB Disclosure Memorandum, true copies of the following documents:

              (a) Deeds and Titles. Deeds or other relevant title documents relating to all real estate actively utilized by any MSB Company in the conduct of its business and a complete and correct list of all items of personal property which had a net after depreciation book value in excess of $20,000 as of December 31, 1998, reflected in the books and records of MSB as being owned (including those reflected in the balance sheet of MSB as of December 31, 1998, except as since disposed of in the ordinary course of business).

              (b) Lease Agreements. All leases pursuant to which any MSB Company as lessee leases real or personal property, excepting leases as to personal property under which the aggregate lease payments do not exceed $10,000 for the current term of the lease.

              (c) Agreements. (i) All contracts and agreements with respect to any real property used or proposed to be used in the operations of any MSB Company which obligate any MSB Company to make aggregate annual payments in excess of $10,000 or are not terminable at least annually without penalty; (ii) all material data processing agreements, service agreements, consulting agreements, or any similar arrangements not terminable by the MSB Company upon 30 days or less notice without penalties; (iii) all contracts or agree ments for the purchase or disposition of material, equipment, supplies, or other personal property or the purchase of services which obligate any MSB Company to make aggregate payments in excess of $10,000 or are not terminable at least annually without penalty.

              (d) Insurance Policies. All material policies of insurance maintained by any MSB Company with respect to assets, properties, premises, operations and personnel, and copies of the most recent insurance audit, review or report, if any.

              (e) Charter Documents and Bylaws. The Charter of MSB and the Articles or Certificate of Incorporation of its Subsidiaries, together with the Bylaws of MSB and its Subsidiaries, including all amendments to date.

         3.29 Takeover Laws. Each MSB Company has taken all necessary steps to exempt the transactions contemplated by this Agreement and the Consolidation Agreement from any applicable state or federal takeover law.

         3.30 Charter Provisions. MSB has taken all action so that the entering into of the Merger Documents and the consummation of the Consolidation and the other transactions contemplated by the Merger Documents do not and will not result in the grant of any rights to any Person under the governing documents of any MSB Company or restrict or impair the ability of IBC or any of its Subsidiaries to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of MSB that may be directly or indirectly acquired or controlled by IBC or any of its Subsidiaries.


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         3.31 Indemnification. Except as provided in the Charter and in the
Bylaws of MSB and its Subsidiaries, neither MSB nor any of its Subsidiaries is a party to any indemnification agreement with any of its present or future directors, officers, employees, agents or other persons who serve or served in any other capacity with any other enterprise at the request of MSB or a Subsidiary of MSB (a "Covered Person"), and except for existing indemnification obligations to certain current and former officers and directors of MSB relating to the Pending Litigation, to the best knowledge of MSB, there are no claims for which any Covered Person would be entitled to indemnification under Section 4.16 if such provisions were deemed to be in effect.

                                   ARTICLE IV
                                CERTAIN COVENANTS

         4.1 Material Adverse Changes. Each Party agrees to give written notice promptly to the other Party upon becoming aware of any change or any condition, event or circumstance, fact or occurrence (other than general economic or competitive conditions), other than as provided in this Agreement, that may reasonably be expected to result in a material adverse change in the business, properties, financial condition, loan portfolio, operations or prospects relating to it or any of its Subsidiaries, taken as a whole, or which would cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable efforts to prevent or promptly to cure the same.

         4.2 Reports. Each Party and its Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and shall deliver to the other Party copies of all such reports promptly after the same are filed. If financial statements are contained in any such reports filed pursuant to the Securities Exchange Act of 1934 (the "1934 Act") with the SEC (in the case of IBC) or the OTS (in the case of MSB), such financial statements will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in shareholders' equity, and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year-end and audit adjustments that are not material). As of their respective dates, such reports filed pursuant to the 1934 Act with the SEC (in the case of IBC) or the OTS (in the case of MSB) will comply in all material respects with the applicable securities laws and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statements contained in any other reports to another regulatory authority shall be prepared in accordance with the laws, rules and regulations applicable to such reports.

         4.3 Registration Statement; Proxy Statement/Prospectus; Shareholder Approvals.

              (a) As soon as practicable after execution of this Agreement, IBC shall file a Registration Statement with the SEC on an appropriate form under the Securities Act of 1933, as amended (the "1933 Act"), and shall use its reasonable efforts to cause the

         Registration Statement to become effective under the 1933 Act, and thereafter, until the Effective Time or termination of this Agreement, to keep same effective and, if necessary, amend and supplement same and take any action required to be taken under the applicable state Blue Sky or securities laws in connection with the issuance of the shares of IBC Common Stock upon consummation of the Consolidation. Such Registration Statement and any amendments and supplements thereto are referred to herein as the "Registration Statement." The Registration Statement shall include a Proxy Statement/Prospectus thereto reasonably acceptable to IBC and MSB, prepared by IBC and MSB for use in connection with the meetings of their respective shareholders, all in accordance with the rules and regulations of the SEC. MSB shall furnish all information concerning it and the holders of its capital stock as IBC may reasonably request in connection with such action.

              (b) Promptly following filing of the Registration Statement with the SEC, MSB shall file the Proxy Statement/Prospectus with the OTS and shall use its reasonable efforts to cause the Proxy Statement/Prospectus to be cleared by the OTS for mailing to MSB's shareholders. In advance of filing the Registration Statement, IBC shall provide MSB and its counsel with a copy of the Registration Statement and provide an opportunity to comment thereon, and thereafter shall promptly advise MSB and its counsel of any material communication received by IBC or its counsel from the SEC with respect to the Registration Statement. None of the information furnished by IBC or MSB for inclusion in the Registration Statement, Proxy Statement/Prospectus or any other document filed with the SEC, the OTS, or any state securities commission in connection with the transactions contemplated by this Agreement, at the respective times at which such documents are filed with the SEC or such state securities commission, or, in the case of the Registration Statement, when it becomes effective, or in the case of the Proxy Statement/Prospectus, when mailed or at the time of the IBC and MSB meetings of shareholders, shall be false or misleading with respect to any material fact or shall omit to state any material fact necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading.

              (c) MSB and IBC shall each call shareholders' meetings, to be held as soon as reasonably practicable after the Registration Statement is declared effective by the SEC and the Proxy Statement/Prospectus is cleared for mailing by the OTS, for the purpose of voting upon approval of this Agreement, the Consolidation Agreement, the Consolidation, and such other related matters as each deems appropriate. In connection with the shareholders' meetings, (i) MSB and IBC shall mail the Proxy Statement/Prospectus to their respective shareholders after the SEC declares the Registration Statement effective and the OTS clears the Proxy Statement/Prospectus and related proxy materials for mailing,
         (ii) the Parties shall furnish to each other all information concerning them that they may reasonably request in connection with the Proxy Statement/Prospectus, (iii) the respective Boards of Directors of MSB and IBC shall recommend (subject to compliance with their fiduciary duties as advised by counsel) to MSB's shareholders and IBC's shareholders respectively, the approval of this Agreement, the Consolidation Agreement, and the Consolidation, and (iv) the respective

         Boards of Directors and officers of MSB and IBC shall (subject to compliance with their fiduciary duties as advised by counsel) use their reasonable efforts to obtain such shareholders' approval.

         4.4 Applications. IBC shall promptly prepare and file, and MSB shall cooperate in the preparation and, where appropriate, the filing of, applications with any Regulatory Authorities having jurisdiction over the transactions contemplated by this Agreement and the Consolidation Agreement, seeking the requisite approvals and consents necessary to consummate the transactions contemplated by this Agreement and the Consolidation Agreement (such approvals and consents are hereinafter referred to as "Requisite Regulatory Approval"). Notwithstanding the preceding sentence, IBC shall proceed immediately with the filing of the following regulatory applications necessary to organize New Bank:
IBC shall file or cause to be filed (i) with the Michigan Financial Institutions Bureau an application to form New Bank pursuant to Section 130 of the Banking Code, (ii) the appropriate application with the Board of Governors of the Federal Reserve System for permission for IBC to acquire New Bank, if necessary, and (iii) the appropriate application with the FDIC, which applications shall be filed no later than 30 days after the date of this Agreement. In advance of filing the regulatory applications, IBC shall provide MSB and its counsel with a copy of the applications and provide an opportunity to comment thereon, and thereafter shall promptly advise MSB and its counsel of any material communication received by IBC or its counsel from the Regulatory Authorities with respect to the applications. IBC shall use its reasonable efforts to obtain the Requisite Regulatory Approval referred to in this Section 4.4.

         4.5 Agreement as to Efforts to Consummate. Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable laws to consummate and make effective, as soon as practicable after the date of this Agreement, the transactions contemplated by this Agreement and the Consolidation Agreement, and to cause to be satisfied the conditions precedent to consummation of the Consolidation; provided, that nothing herein shall preclude either Party from exercising its rights under this Agreement. Each Party shall use, and shall cause each of its Subsidiaries to use, its reasonable efforts to obtain all consents necessary or desirable for the consummation of the transactions contemplated by this Agreement and the Consolidation Agreement. The Parties shall deliver to each other, copies of all filings, correspondence, and orders to and from all Regulatory Authorities in connection with the transactions contemplated by this Agreement and the Consolidation Agreement.

         4.6  Investigation and Confidentiality.

              (a) Prior to the Effective Time, each Party shall keep the other Party advised of all material developments relevant to its business and to consummation of the Consolidation and shall permit the other Party to make or cause to be made such investigation of the business and properties of it and its Subsidiaries and of their respective financial and legal conditions as the other Party reasonably requests, provided that such investigation shall be made after reasonable prior notice and during regular business hours, shall be reasonably related to the transactions contemplated by this Agreement and the Consolidation Agreement, and shall not interfere unnecessarily with normal operations. No investigation by a Party shall affect the representations and warranties of the other Party.

              (b) Each Party shall, and shall cause its advisers and agents to, maintain the confidentiality of all information (other than such information as shall be in the public domain or otherwise ascertainable from public or outside sources) furnished to it by or on behalf of the other Party pursuant to Section 4.6(a) concerning its and its Subsidiaries' businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement and the Consolidation Agreement. If this Agreement is terminated prior to the Effective Time, each Party shall promptly return or certify the destruction of all documents and copies thereof, and all work papers containing information (other than such information as shall be in the public domain or otherwise ascertainable from public or outside sources) received from the other Party.

              (c) Each Party agrees to give the other Party notice as soon as practicable after any determination by it of any fact or occurrence relating to the other Party which it has discovered through the course of its investigation and which represents, or is reasonably likely to represent, either a material breach of any representation, warranty, covenant or agreement of the other Party or which has had or is reasonably likely to have a Material Adverse Effect on the other Party.

         4.7 Press Releases. Prior to the Effective Time, MSB and IBC shall consult with each other as to the form and substance of any press release or other public disclosure related to this Agreement and the Consolidation Agreement or any transaction contemplated thereby; provided, that nothing in this Section 4.7 shall be deemed to prohibit any Party from making any disclosure it believes is required by law.

         4.8 Tax and Accounting Treatment. Each of the Parties undertakes and agrees to use its reasonable efforts to cause the Consolidation, and to take no action which would cause the Consolidation not to qualify for treatment as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code for federal income tax purposes and to be accounted for as a "pooling of interests" for financial statement reporting purposes.

         4.9 Survival of Representations and Warranties. None of the representations and warranties of the parties in this Agreement or the Consolidation Agreement shall survive the Effective Time.

         4.10 Affirmative Covenants Regarding Conduct of MSB's Business Pending Effective Time. From the date hereof until the Effective Time, MSB agrees that, except as consented to by IBC in writing, MSB shall:

              (a) Use its best efforts to maintain its real and personal properties in their present state of repair, order and condition, reasonable wear and tear excepted;

              (b) Maintain its books, accounts and records in a manner consistent with past practice and, where applicable, in accordance with generally accepted accounting principles or regulatory standards, as applicable;

              (c) Comply with all laws applicable to the conduct of its business;

              (d) Conduct its business only in the usual, regular and ordinary course consistent with past practice;

              (e) Make no change in its Charter or Bylaws;

              (f) Use its best efforts to maintain and keep in full force and effect all fire and other insurance on property and assets, all of the liability and other casualty insurance, and all bonds on personnel, presently carried by it; and

              (g) Use all reasonable efforts to preserve its business organization intact, to keep available the services of its present officers and employees, and to preserve the goodwill of its customers and others having business relations with it.

         4.11 Negative Covenants Regarding Conduct of MSB's Business Pending Effective Time. From the date hereof until the Effective Time, MSB agrees that, except as consented to by IBC in writing, MSB shall not:

              (a) (i) solicit, encourage or authorize any individual, corporation or other entity to solicit from any third party any inquires or proposals relating to or which may be reasonably expected to lead to an Acquisition Transaction (as hereinafter defined), except pursuant to a written direction from a Regulatory Authority, or (ii) negotiate with or entertain any proposals from any other person for any such Acquisition Transaction, except pursuant to a written direction from any Regulatory Authority or upon the receipt of an unsolicited offer from a third party where the Board of Directors of MSB reasonably believes, upon the written opinion of counsel, that its fiduciary duties require it to enter into discussions with such party. Furthermore, except to the extent necessary to comply with the fiduciary duties of MSB's Board of Directors, as advised by counsel, neither MSB nor any Affiliate or representative thereof shall furnish any non-public information that it is not legally obligated to furnish in connection with, or enter into any contract with respect to, any Acquisition Transaction, but MSB may communicate and disclose information about such a proposal to engage in an Acquisition Transaction to its shareholders if and to the extent that it is required to do so in order to comply with its legal obligations as advised by counsel. MSB will immediately cease and cause to be terminated any existing activities, discussions, or negotiations with any parties previously conducted with respect to any of the foregoing and agrees to enforce its rights under any confidentiality agreements to which it or any of its Subsidiaries is a party. MSB shall promptly notify IBC of all of the relevant details relating to all inquiries and proposals that it may receive relating to any Acquisition Transaction and shall keep IBC informed of the status and details of any such inquiry or proposal, and shall give IBC five days' advance notice of any agreement to be entered into with, or any information to be supplied to, any person making such inquiry or proposal. Nothing contained in this Section 4.11(a) shall prohibit MSB from disclosing to its shareholders a position contemplated by Rule 14e-2(a) under the Exchange Act with respect to a tender offer for MSB's Common Stock.

              (b) Sell, mortgage, pledge, encumber or otherwise dispose of any of its material property and assets otherwise than in the ordinary course of business except as to dispositions that MSB is compelled to make or over which it has no control, which it will use its best efforts to prevent;

              (c) Repurchase, redeem, or otherwise acquire or exchange (other than purchases or exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares, or securities convertible into any shares, of the capital stock of MSB;

              (d) Declare or pay any dividends, or make any other distribution in respect of its capital stock, in liquidation or otherwise;

              (e) Except for purchases of U.S. Treasury securities or U.S. Government agency securities, which in either case have maturities of three years or less, or commercial paper, agreements to repurchase or federal funds, which in all cases shall have maturities of ninety (90) days or less, purchase any securities or make any material investment, either by purchase of stock or securities, contributions to capital, asset transfers, or purchase of any assets, in any Person other than a wholly owned MSB Subsidiary, or otherwise acquire direct or indirect control over any Person, other than in connection with (i) foreclosures in the ordinary course of business, (ii) acquisitions of control by a depository institution Subsidiary in its fiduciary capacity, or (iii) the creation of new wholly owned subsidiaries organized to conduct and continue activities otherwise permitted by this Agreement;

              (f) (i) grant any increase in compensation or benefits to the employees or officers of any MSB Company, except as made in the ordinary course of business and not inconsistent with past practices or as required by law; (ii) pay any severance or termination pay or any bonus other than pursuant to written policies or written contracts in effect on the date of this Agreement, except as disclosed in Section 4.11(f) of the MSB Disclosure Memorandum; (iii) enter into or amend any severance agreements with officers of MSB; (iv) grant any increase in fees or other increases in compensation or other benefits to the directors of MSB; (v) voluntarily accelerate the vesting of any employee benefits, other than pursuant to written policies or written contracts in effect on the date of this Agreement; (vi) grant any stock appreciation rights, cash awards, or any rights to acquire MSB securities under any

         MSB stock option plan; or (vii) enter into or amend any employment contract between MSB and any Person (unless such amendment is required by law) that is not terminable on 30 days' notice or less without penalty or obligation (beyond the notice period of 30 days or less);

              (g) Adopt or agree to adopt any pension, profit-sharing or employee benefit plan, fringe benefit program or other plan or program of any kind for the benefit of its employees or directors, or make any material change in or to, any existing MSB Employee Benefit Plan, except as may be necessary to comply with applicable laws or regulations, or as permitted by this Agreement, or make any distributions from or contribution payment to such MSB Employee Benefit Plan except as required by law or the terms of such plans and consistent with MSB's past practice or as permitted by this Agreement;

              (h) Pay, agree to pay, or incur aggregate liabilities in excess of $30,000 in any single transaction for the purchase or lease of real property, fixtures, equipment or other capital assets except normal replacements, or except as provided in the MSB Disclosure Memorandum;

              (i) Enter into or commit to enter into any agreement to purchase trust, consulting, professional, data processing or other material non-employee services which is not terminable by MSB without cost or penalty upon thirty days' notice;

              (j) Terminate (excluding failure to exercise a renewal option) or amend any material lease or other material agreement except for the expiration of contracts at the end of their term and termination of contracts which are terminable by the other party without any fault or omission on the part of MSB;

              (k) Except as disclosed in the MSB Disclosure Memorandum, open or materially enlarge or remodel any of MSB's facilities;

              (l) Lease, purchase, or otherwise acquire any real property for use as a branch bank;

              (m) Apply for regulatory approval of any new branch banking facility;

              (n) Make any change in the number of its capital shares issued and outstanding, except pursuant to the exercise of the MSB Stock Options or under the terms of the Warrant Purchase Agreement and Warrant;

              (o) Do or fail to do anything that would cause a breach of, or a default under, any contract, commitment, obligation, plan, trust or other arrangement as to which MSB or any MSB Company is a party, or by which MSB or any MSB Company is bound;

              (p) Make any borrowings except in the ordinary course of business;

              (q) Make any significant change in any tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in tax laws or regulatory accounting requirements or GAAP or as provided by this Agreement; or

              (r) Commence any Litigation other than in the ordinary course of business in accordance with past practice, or settle any Litigation involving any liability of MSB for material money damages or restrictions upon the operations of MSB or any of its Subsidiaries.

         4.12 Affiliate Agreements. MSB shall deliver to IBC not later than 30 days prior to the Effective Time, a written agreement, in a form attached hereto as Exhibit C, from each director and executive officer of MSB and from those Persons whom MSB reasonably believes to be an "affiliate" of MSB for purposes of Rule 145 under the 1933 Act or the comparable OTS regulation or within the meaning of SEC Staff Accounting Bulletin No. 65 (interpreting certain requirements for treating a business combination as a pooling of interests).

         4.13 Certain Policies of MSB. At the request of IBC, MSB shall use its best efforts to modify and change its loan, litigation, and real estate valuation policies and practices (including loan classifications and levels of reserves) prior to or at the Effective Time so as to be consistent on a mutually satisfactory basis with those of IBC and GAAP. MSB's representations, warranties, covenants and agreements provided in this Agreement and the Consolidation Agreement shall not be deemed untrue or breached in any respect as a consequence of any modifications or changes undertaken solely on account of this Section 4.13. Furthermore, MSB shall not be required to take any action required by this Section 4.13 more than five (5) days prior to the Effective Time, unless IBC agrees in writing that all conditions to closing set forth in
Article V have been satisfied or waived, or, in any event, before the shareholders of MSB approve the Consolidation.

         4.14 Employee Benefits and Contracts.

              (a) ESOP. The following provisions will apply with respect to the Mutual Savings Bank Employee Stock Ownership Plan and Trust ("MSB ESOP"):

                  (i) All cash currently held in the MSB ESOP Suspense Account and attributable to certain securities litigation settlement proceeds received by the MSB ESOP (the "Litigation Proceeds"), shall be allocated to accounts of participants in the MSB ESOP as of the Effective Time ("MSB ESOP Participants") and former MSB ESOP Participants. Such allocation shall be made (a) pursuant to the terms of the MSB ESOP in effect as of the Effective Time, and
              (b) as soon as practicable after the receipt of a Private Letter Ruling requested from the Internal Revenue Service ("IRS") with respect to the treatment of the Litigation Proceeds pursuant to
              Section 415 of the Code.

                  (ii) All cash allocated to the accounts of MSB ESOP
              Participants and former MSB ESOP Participants as applicable, as set forth in Section 4.14(a)(i) above, and all remaining cash to be allocated to the MSB ESOP Participant Accounts and attributable to the Litigation Proceeds, will be distributed to, or rolled over by, MSB ESOP Participants and former MSB ESOP Participants as applicable, at their election, pursuant to the terms of the MSB ESOP in effect at the Effective Time. Such distributions or rollovers shall be made as soon as practicable after the later to occur of the Effective Time or the date of receipt of the aforementioned IRS Private Letter Ruling.

                  (iii) From and after the date of this Agreement and in anticipation of the aforementioned allocations, distributions and rollovers from the MSB ESOP, IBC, MSB and their respective representatives prior to the Effective Time, and IBC and its representatives after the Effective Time, shall use their best efforts to obtain such Private Letter Ruling from the IRS. In the event that IBC, MSB and their respective representatives prior to the Effective Time, and IBC and its representatives after the Effective Time, reasonably determine that the MSB ESOP cannot obtain the Private Letter Ruling, or that amounts attributable to the Litigation Proceeds cannot be so applied, allocated, distributed or rolled over without causing the MSB ESOP to lose its tax-qualified status or to exceed the limitations set forth in Section 415 of the Code, MSB prior to the Effective Time and IBC after the Effective Time, and their respective representatives, shall take such action as they may reasonably determine with respect to the allocation, distribution and rollover of the Litigation Proceeds to MSB ESOP Participants and former MSB ESOP Participants pursuant to the terms of the MSB ESOP in effect as of the Effective Time, provided that the Litigation Proceeds shall be held or paid only for the benefit of MSB ESOP Participants and former MSB ESOP Participants, and provided further that in no event shall any portion of such amounts held in the MSB ESOP revert directly or indirectly to MSB or any Affiliate thereof, or to IBC or any Affiliate thereof.

                  (iv) The MSB ESOP shall be merged with and into the
              Independent Bank Corporation Employee Stock Ownership Plan and Trust ("IBC ESOP") as soon as practicable after the later to occur of (a) the completion of the cash allocations, distributions, and rollovers described in Sections 4.14(a)(i) through (iii) above, or
              (b) the Effective Time.

                  (v) As of the effective date of the merger of the MSB ESOP and the IBC ESOP, remaining account balances of MSB ESOP Participants who are not then employed by IBC or an Affiliate thereof shall be distributed to, or rolled over by, such MSB ESOP Participants based upon the vesting schedule set forth in the MSB ESOP as of the Effective Time.

                  (vi) Remaining account balances of MSB ESOP Participants who are employed by IBC or an Affiliate thereof on the effective date of the merger of the MSB ESOP and the

              IBC ESOP, will be maintained for their benefit in separate accounts established under the IBC ESOP and will vest in such MSB ESOP Participants' accounts according to the MSB ESOP vesting schedule in effect as of the Effective Time.

                  (vii) Each MSB employee who becomes an employee of IBC or an
              Affiliate thereof as of the Effective Time will participate in the IBC ESOP as of the later to occur of (a) the Effective Time, or
              (b) the date such MSB ESOP Participant satisfies the eligibility requirements of the IBC ESOP. Former MSB employees shall receive credit for eligibility and vesting purposes under the IBC ESOP for all services rendered to MSB or an Affiliate thereof prior to the Effective Time.

                  (viii) Employees hired by the Consolidated Bank from and after the Effective Time will become eligible to participate in the IBC ESOP in the same manner as newly- hired IBC employees.

                  (ix) IBC shall maintain and operate the MSB ESOP and IBC ESOP in accordance with their respective terms and the applicable provisions of ERISA and the Code, and to the extent that there exist, as of the date of this Agreement, material differences between the rights of MSB ESOP Participants with respect to the balances of their MSB ESOP accounts and the rights of IBC ESOP Participants with respect to the balances of their IBC ESOP accounts, respectively, and any such differences are adverse to the MSB ESOP Participants (other than the prevailing differences in the vesting of account balances, which provisions of the MSB ESOP shall in no event be modified as it applies to MSB ESOP account balances at the time of merger of the MSB ESOP with the IBC ESOP), IBC shall not amend the MSB ESOP or the IBC ESOP in a way that would adversely affect the rights of MSB ESOP Participants with respect to the balances of their MSB ESOP accounts that are transferred to accounts for their benefit under the IBC ESOP in connection with the merger of the MSB ESOP with the IBC ESOP, except to the extent required to maintain the IBC ESOP's tax qualified status under applicable provisions of the Code.

                  (x) IBC, MSB and their respective Affiliates shall take all actions necessary to accomplish the program described above with respect to the MSB ESOP, including, without limitation, such amendments to the MSB ESOP and the IBC ESOP as are appropriate or necessary to complete such program.

              (b) 401(k) Plan. IBC and MSB acknowledge and agree that all participants ("MSB 401(k) Plan Participants") in the MSB 401(k) Profit Sharing Plan ("MSB 401(k) Plan") shall be fully vested as of the Effective Time in their accounts under the MSB 401(k) Plan. If IBC maintains a defined contribution plan subject to a favorable IRS determination letter as to its tax-qualified status under Sections 401(a) and 401(k) of the Code (the "IBC 401(k) Plan"), on or after the Effective Time, the MSB 401(k) Plan may be merged with and into the IBC 401(k) Plan. If such merger occurs, or if MSB 401(k) Plan Participants otherwise become eligible to participate in the IBC 401(k) Plan: (i) all such MSB 401(k) Plan Participants shall become participants in the IBC 401(k) Plan; and (ii) each MSB 401(k) Plan Participant's period of employment with MSB or an Affiliate thereof shall be counted for all purposes under the IBC 401(k) Plan, including without limitation, for purposes of eligibility and vesting. In the event of a merger of the MSB 401(k) Plan with the IBC 401(k) Plan, the compensation of each MSB 401(k) Plan Participant attributable to employment with MSB prior to the Effective Time shall be counted for all purposes under the IBC 401(k) Plan, including without limitation, for purposes of contribution allocations. If the MSB 401(k) Plan is not merged with the IBC 401(k) Plan within 18 months after the Effective Time, the MSB 401(k) Plan shall be maintained as a separate 401(k) Plan solely for the benefit of MSB 401(k) Plan Participants.

              (c) MSB Pension Plan. All amounts contributed by MSB to the MSB Pension Plan prior to the Effective Time, and all earnings thereon, shall be applied only to provide benefits to MSB employees who participate in the MSB Pension Plan. As of the Effective Time, MSB's participation in the MSB Pension Plan shall terminate. From and after the date of this Agreement, in anticipation of such termination, MSB and its representatives shall take such action and shall make such decisions, as they shall deem appropriate with respect to the termination of MSB's participation in the MSB Pension Plan and to the application of all amounts contributed by MSB to the MSB Pension Plan and all earnings thereon only to provide benefits to MSB Pension Plan participants.

              (d) Benefit Plans. At the Effective Time, each employee of MSB shall become immediately entitled to participate in each of the IBC Employee Benefit Plans described in Section 2.20, including without limitation, group hospitalization, medical, life and disability insurance plans, severance plans, tax-qualified retirement, ESOP, savings and profit sharing plans, and stock option and management recognition plans, in which similarly situated employees of IBC and its Affiliates participate and to the same extent as such employees of IBC and its Affiliates. The period of employment and compensation of each employee of MSB and its Affiliates with MSB and its Affiliates prior to the Effective Time shall be counted for all purposes of the IBC Employee Benefit Plans (except for purposes of benefit accrual), including without limitation for purposes of vesting and eligibility. Any expenses incurred by an employee of MSB or its Affiliates under any MSB Welfare Plans (as defined in Section 3(1) of ERISA), such as deductibles or co-payments, shall be counted for all purposes under the applicable IBC Employee Benefit Plans. IBC and the IBC Employee Benefit Plans shall waive any pre-existing condition exclusions for conditions existing at the Effective Time, and actively at work requirements for periods ending at the Effective Time contained in the IBC Employee Benefit Plans, as they apply to employees and former employees of MSB and its Affiliates and their dependents, provided that such waiver of pre-existing conditions shall not extend to any condition that has prevented coverage of an MSB employee or former employee or a dependent thereof under comparable MSB Welfare Plans. Notwithstanding anything to the contrary in this paragraph, IBC after the Effective Time shall have sole discretion with respect to the determination whether to terminate, merge or continue any MSB Employee Benefit Plan, other than the ESOP, or the MSB Pension Plan provided that IBC shall continue to maintain MSB Employee Benefit Plans until MSB employees are permitted to participate in similar IBC Employee Benefit Plans. At the Effective Time, IBC or an Affiliate thereof shall be substituted for MSB as the sponsoring employer under those MSB Employee Benefit Plans with respect to which MSB or an Affiliate is the sponsoring employer immediately prior to the Effective Time, and which Plan is assumed by IBC pursuant to the terms of this Agreement, and IBC or an Affiliate thereof shall assume and be vested with all of the powers, rights, duties, obligations and liabilities previously vested in MSB or an Affiliate thereof with respect to each such Plan.

              (e) Stock Options. Each unexercised MSB Stock Option that is outstanding immediately prior to the Effective Time shall become fully exercisable at the Effective Time and shall be converted automatically at the Effective Time into an option to purchase shares of IBC Common Stock under the IBC Employee Stock Option Plan ("IBC Stock Option"), with the number of shares of IBC Common Stock to be subject to a particular IBC Stock Option to equal the Conversion Ratio multiplied by the number of shares of MSB Common Stock subject to a particular MSB Stock Option, provided that any fractional share shall be rounded down to the nearest whole share; and with the exercise price for each share of IBC Common Stock subject to a particular IBC Stock Option to be equal to the exercise price of an MSB Common Share under the MSB Stock Option divided by the Conversion Ratio. Notwithstanding the preceding sentence, in the case of any MSB Stock Option to which Section 421 of the Internal Revenue Code of 1986, as amended ("the "Code") applies by reason of its qualification under Section 422 of the Code, the terms of the IBC Stock Option into which such MSB Stock Option is to be converted, including the exercise price, the number of shares of IBC Common Stock purchasable pursuant to such Option, and the terms and conditions of exercise of such Option, shall be determined so as to comply with Sections 422 and 424(a) of the Code. A cash payment shall be made for any fractional share of MSB Common Stock that is not represented by the IBC Stock Option, based upon the average closing sale price of shares of IBC Common Stock on the five trading days immediately preceding the Effective Time, as reported on the Nasdaq Stock Market. Upon such conversion, all rights under each such MSB Stock Option and under the related stock option plan previously adopted by MSB ("MSB Stock Option Plan") shall terminate; provided, however, that the terms, benefits, rights and features of such MSB Stock Option and the agreement evidencing the grant of such MSB Stock Option, as in existence immediately prior to the Effective Time shall, to the extent inconsistent with the terms of the IBC Stock Option Plan or any similar IBC Plan, and favorable to the interests of the holder of the IBC Stock Option, continue to apply to such IBC Stock Option from and after the Effective Time.

              As soon as practicable after the Effective Time, IBC shall deliver to the holder of each IBC Stock Option appropriate notices setting forth such holder's rights pursuant to the IBC Stock Option Plan, the agreement evidencing such IBC Stock Option and the original grant of such converted MSB Stock Option shall continue in effect on the same terms and conditions (after giving effect to the Consolidation pursuant to the Agreement and the conversion as set forth above). As of the Effective Time, IBC shall amend the IBC Stock Option Plan to the extent necessary to conform to, and implement, the provisions of this Section 4.14(e), including, without limitation, amendments necessary to preserve those provisions of the converted MSB Stock Options that are more favorable to the holders of IBC Stock Options than would otherwise be the case pursuant to the terms of the IBC Stock Option Plan.

              (f) Retiree Medical Coverage. From and after the Effective Time, former and current officers and employees of MSB and its Affiliates and their dependents who satisfy conditions for coverage under IBC's program of post retirement medical and health insurance coverage (the "IBC Program") shall be entitled to participate in the IBC Program, under the terms and conditions of the IBC Program and all at the expense of the IBC Program participants.

              (g) Severance Agreements and Arrangements.

                  (i) IBC agrees to honor the provisions of the present
              Severance Pay Plan, adopted by the MSB Compensation Committee of the Board of Directors on September 24, 1996, in effect for certain of MSB officers, as described in the MSB Disclosure Memorandum, including without limitation, those provisions that relate to a termination of employment following a change in control of MSB.

                  (ii) IBC will provide severance payments to employees of MSB and its Affiliates (other than those employees whose severance benefits are provided for in written severance agreements as described in subparagraph (i) above). Such severance benefits shall be provided to the following categories of employees:

                       (A) Employees of MSB and its Affiliates immediately prior
                  to the Effective Time who are not offered comparable employment by IBC or an Affiliate thereof immediately following the Effective Time; and

                       (B) Employees of MSB or its Affiliates immediately prior
                  to the Effective Time who are offered and accept comparable employment with IBC or an Affiliate immediately following the Effective Time and who are subsequently terminated by IBC or an Affiliate within 12 months after the Effective Time for any reason other than cause (as shall be reasonably determined by IBC or its Affiliate).

              The severance payments to be provided pursuant to the subparagraph
(ii) shall be computed as follows:

                  (i) Non-officer - one week of current base salary for each full year of service with MSB, IBC and their respective Affiliates, subject to a maximum of twenty-six weeks and a minimum of three weeks current base salary; and

                  (ii) Officer (as defined in the MSB Disclosure Memorandum) -
              two weeks of current base salary for each full year of service with MSB, IBC and their respective Affiliates, subject to a maximum of twenty-six weeks and a minimum of six weeks current base salary.

              In computing such severance payments for each regular part-time employee, such employee's per week base salary shall be based on 1/52 of the actual number of hours worked by such employee for MSB or an Affiliate in the year ended December 31, 1998.

              (h) COBRA. Until the Effective Time, MSB shall be liable for all obligations for continued health coverage pursuant to Section 4980B of the Code and Section 601 through 609 of ERISA ("COBRA") with respect to each qualified beneficiary (as defined in COBRA) of MSB who incurs a qualifying event (as defined in COBRA) prior to the Effective Time. IBC shall be liable for (i) all obligations for continued health coverage under COBRA with respect to each MSB qualified beneficiary (as defined in COBRA) who incurs a qualifying event (as defined in COBRA) from and after the Effective Time, and (2) for continued health coverage under COBRA from and after the Effective Time for each MSB qualified beneficiary who incurs a qualifying event before the Effective Time.

         4.15 Indemnification; Directors' and Officers' Insurance.

              (a) For a period of six years after the Effective Time (or the period of the applicable statute of limitations, if longer), in the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any individual who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director, officer, or employee of MSB or the MSB Subsidiaries (the "Indemnified Parties"), is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he or she is or was a director, officer or employee of MSB or the MSB Subsidiaries or any of their respective predecessors, or (ii) this Agreement or the Consolidation Agreement or any of the transactions contemplated hereby or thereby, whether in any case asserted or arising before or after the Effective Time, IBC agrees to cooperate and use reasonable efforts to defend against and respond thereto. It is understood and agreed that for a period of six years after the Effective Time (or the period of the applicable statute of limitations, if longer), IBC shall (and shall cause the Consolidated Bank to) defend, indemnify and hold harmless, as and to the fullest extent permitted by law, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including payment of reasonable attorney's fees and expenses and other costs in advance of the final disposition of any claim, suit, proceeding or investigation incurred by each Indemnified Party to the fullest extent permitted by law upon receipt of any undertaking required by applicable law), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Time), the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with IBC; provided, further, that (A) IBC shall have the right to assume the defense thereof and upon such assumption IBC shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if IBC elects not to assume such defense or counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are issues that raise conflicts of interest between IBC and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with IBC, and IBC shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties; provided, however, that if IBC assumes the defense thereof, IBC shall not settle any claim, action, suit, proceeding or investigation or consent to any legal judgment without first obtaining the consent of the Indemnified Parties, (B) IBC shall be obligated pursuant to this paragraph to pay for only one firm of counsel for all Indemnified Parties, unless an Indemnified Party shall have reasonably concluded, based on the advice of counsel, that there is a material conflict of interest between the interests of such Indemnified Party and the interests of one or more other Indemnified Parties and that the interests of such Indemnified Party will not be adequately represented unless separate counsel is retained, in which case, IBC shall be obligated to pay such separate counsel, (C) IBC shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld) and (D) IBC shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law. Any Indemnified Party wishing to claim Indemnification under this Section
         4.15 upon learning of any such claim, action, suit, proceeding or investigation, shall notify IBC thereof, provided that the failure to so notify shall not affect the obligations of IBC under this Section
         4.15 except to the extent such failure to notify materially prejudices IBC.

              (b) IBC shall use its reasonable efforts to cause the Consolidated Bank (i) to obtain, after the Effective Time, directors' and officers' liability insurance coverage for the officers and directors of the Consolidated Bank, and (ii) either (A) to cause the individuals serving as officers and directors of MSB or the MSB Subsidiaries immediately prior to the Effective Time to be covered for a period of three years from the Effective Time by the directors' and officers' liability insurance policies maintained by the Consolidated Bank, or IBC, as the case may be, or to (B) substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are not less advantageous than the policies previously maintained by MSB and the MSB Subsidiaries, respectively, with respect to acts or omissions occurring prior to the Effective Time that were committed by such officers and directors in their capacity as such; provided, however, that such policies will specifically exclude liabilities with respect to the Pending Litigation; provided, further, that in no event will IBC and its Subsidiaries be required to expend more than twice the aggregate premiums paid by MSB for directors' and officers' liability insurance for the year ended December 31, 1998, to procure and maintain such insurance, and provided, further, that such officers and directors may be required to make application and provide customary representations and warranties to IBC's insurance carrier for the purpose of obtaining such insurance.

         4.16 Listing of Shares. IBC shall use all reasonable efforts to cause the shares of IBC Common Stock issuable in the Merger to be approved for listing on the Nasdaq Stock Market.

                                    ARTICLE V
                    CONDITIONS PRECEDENT TO THE CONSOLIDATION

         5.1 Conditions Precedent to Obligations of Each Party. The respective obligations of each Party to perform this Agreement and to consummate the Consolidation are subject to the satisfaction of each of the following conditions precedent, unless waived by both Parties:

              (a) Shareholder Approval. This Agreement and the Consolidation Agreement shall have been adopted by the affirmative vote of the shareholders of MSB, IBC, and New Bank owning (i) at least two thirds (2/3) of the capital shares outstanding of each of MSB and New Bank, and (ii) shares representing at least a majority of the votes cast at the IBC shareholders' meeting to approve the Consolidation.

              (b) Governmental Approvals. The parties to this Agreement shall have received the Requisite Regulatory Approvals and such approvals shall have become final and shall not be the subject of any formal administrative review proceeding or appeal, and the Consolidation may be consummated pursuant to the terms of such approvals.

              (c) Challenge in Legal Proceedings. No proceeding shall be pending or overtly threatened before any court or other governmental agency by the federal or any state government in which it is or will be sought to restrain or prohibit the consummation of the Consolidation.

              (d) Securities Laws. The Registration Statement shall be effective under the 1933 Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities laws or the 1933 Act or the 1934 Act, as amended, relating to the issuance or trading of the shares of IBC Common Stock issuable pursuant to the Consolidation shall have been received.

              (e) Tax Matters. Each party shall have received a written opinion of counsel or its independent public accounting firm, in form reasonably satisfactory to such parties (the "Tax Opinion"), to the effect that (i) the Consolidation will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, (ii) the exchange in the Consolidation of shares of MSB Common Stock for shares of IBC Common Stock will not give rise to gain or loss to the shareholders of MSB with respect to such exchange (except to the extent of any cash received), and (iii) neither MSB nor IBC will recognize gain or loss as a consequence of the Consolidation. In rendering such Tax Opinion, such counsel or accounting firm shall be entitled to rely upon representations of MSB's officers, directors, and shareholders holding in excess of five percent (5%) of the outstanding shares of MSB Common Stock and representations of officers of IBC in each case reasonably satisfactory in form and substance to such counsel or accounting firm.

              (f) MESC Form 1027. MSB shall have furnished to IBC a complete, accurate and executed copy of MESC Form 1027, Business Transferor's Notice of Unemployment Tax Liability and Rate.

         5.2 Conditions Precedent to Obligations of IBC. The obligations of IBC to perform this Agreement and to consummate the Consolidation are subject to the satisfaction of each of the following conditions, unless waived by IBC:

              (a) Compliance with Representations and Warranties. There shall have been no material breach by MSB of any of the representations or warranties of MSB pursuant to this Agreement as of the date of this Agreement or as of the Effective Time.

              (b) Opinion of Legal Counsel. MSB shall have delivered to IBC an opinion of counsel, dated the Effective Time, in form and substance reasonably satisfactory to IBC and its counsel, to the effect that: (i) MSB is a validly existing savings association under the laws of the United States of America; (ii) the authorized capitalization of MSB consists of 20,000,000 shares of common stock, $.01 par value per share, and 5,000,000 shares of preferred stock, $.01 par value per share; (iii) except as set forth in such opinion, to the best of counsel's knowledge, such party is not a party to or affected by any material adverse pending litigation, proceeding or investigation before any court or by or before any federal, state, municipal or other governmental department, commission, board or agency nor has any such litigation, proceeding or investigation been expressly threatened against MSB; and (iv) this Agreement and the Consolidation Agreement have been duly and validly authorized, executed and delivered by such party and are binding and enforceable according to their terms. In rendering such opinions, counsel may rely as to certain factual matters on certificates of one or more officers of MSB and of public officials.

              (c) Officer Certifications. The Chief Executive Officer and Secretary of MSB shall have given to IBC their respective certificates, dated as of the Effective Time, that the representations and warranties of MSB contained in this Agreement and the Consolidation Agreement, subject to disclosures contained in MSB's Disclosure Memorandum and the MSB Updated Memorandum, have not, to the best of their knowledge and belief, been breached, all representations and warranties, subject to the MSB Disclosure Memorandum and the MSB Updated Memorandum are, to the best of their knowledge and belief, true as of the Effective Time and all conditions to the obligations of IBC as set forth in this Agreement and required to be fulfilled by MSB have been fulfilled on or before the Closing Date.

              (d) Accountant's Letter. IBC shall have received from KPMG LLP an opinion letter to the effect that the Consolidation will be accounted for as a pooling of interests if consummated in accordance with this Agreement and the Consolidation Agreement.

              (e) Fairness Opinion. IBC shall have received from Stifel, Nicolaus & Company Incorporated, an update to its previously delivered fairness opinion, not more than five days prior to the date of the Proxy Statement/Prospectus, as to the fairness of the Consolidation to the shareholders of IBC from a financial point of view.

              (f) No Material Adverse Changes. Between the date of this Agreement and the Effective Time, there shall not have occurred any change or any condition, event, circumstance, fact or occurrence (other than general economic or competitive conditions), other than as provided in this Agreement, that may reasonably be expected to result in a material adverse change in the business, properties, financial condition, loan portfolio, operations or prospects of MSB or its Subsidiaries, taken as a whole.

              (g) Updated Disclosure Memorandum. MSB shall have provided to
         IBC any information necessary to make the representations and warranties set forth in Article III of this Agreement true and correct as of the Closing Date (the "MSB Updated Memorandum") and such MSB Updated Memorandum shall not reflect a material adverse change from the MSB representations and warranties made as of the date of this Agreement.

              (h) Due Diligence. Prior to the Effective Time, MSB shall not have been required in accordance with GAAP, to record an accrual in excess of $1,800,000 relating to the Pending Litigation because a loss from such Pending Litigation has become reasonably probable and such loss can be reasonably estimated.

         5.3. Conditions Precedent to Obligations of MSB. The obligations of MSB to perform this Agreement and to consummate the Consolidation are subject to the satisfaction of each of the following conditions, unless waived by MSB:

              (a) Compliance with Representations and Warranties. There shall have been no material breach by IBC of any of the representations and warranties of IBC pursuant to this Agreement or as of the date of this Agreement or as of the Effective Time.

              (b) Opinion of Legal Counsel. IBC shall deliver to MSB an opinion of counsel, dated the Effective Time, in form and substance reasonably satisfactory to MSB and its counsel, to the effect that: (i) IBC and New Bank are duly organized or incorporated, are validly existing and in good standing according to the laws under which they were created;
         (ii) the number of authorized and issued and outstanding capital shares of IBC is as represented in, or permitted by, this Agreement and the Consolidation Agreement; (iii) the shares of IBC Common Stock deliverable pursuant to this Agreement will be duly authorized and, upon issuance and delivery in accordance with the terms hereof and thereof, will be validly issued, fully paid and nonassessable; (iv) the IBC Common Stock to be issued in the Consolidation shall have been qualified or exempted under all applicable state securities or blue sky laws, and shall have been approved for listing on the Nasdaq Stock Market, subject to official notice thereof; (v) except as set forth in such opinion, to the best of counsel's knowledge, IBC is not a party to or affected by any material adverse pending litigation, proceeding or investigation before any court or by or before any federal, state, municipal or other governmental department, commission, board or agency nor has any such litigation, proceeding or investigation been expressly threatened against IBC; (vi) this Agreement and the Consolidation Agreement have been duly and validly authorized, executed and delivered by such party and are binding and enforceable according to their terms; and (vii) no consents or approvals of, or filings or registrations with, any governmental entity are necessary in connection with the execution and delivery by IBC or New Bank of this Agreement and the Consolidation Agreement and the consummation by IBC and New Bank of the transactions contemplated thereby that have not been received or obtained as of the date hereof, except where the failure to obtain such consent or approval or to make such filing or registration will not have or be reasonably likely to have a Material Adverse Effect on IBC. In rendering such opinions, counsel may rely as to certain factual matters on certificates of one or more officers of IBC and of public officials.

              (c) Officer Certifications. The President and Secretary of IBC shall have given to MSB their respective certificates, dated as of the Effective Time, that the representations and warranties of IBC contained in this Agreement and the Consolidation Agreement, subject to disclosure contained in IBC's Disclosure Memorandum and the IBC Updated Memorandum, have not, to the best of their knowledge and belief, been breached, all representations and warranties, subject to the IBC Disclosure Memorandum and the IBC Updated Memorandum are, to the best of their knowledge and belief, true as of the Effective Time and all conditions to the obligations of MSB as set forth in this Agreement and required to be fulfilled by IBC have been fulfilled on or before the Closing Date.

              (d) Accountant's Letter. IBC shall have received from KPMG LLP an opinion letter to the effect that the Consolidation will qualify for pooling of interests accounting treatment if consummated in accordance with this Agreement and the Consolidation Agreement.

              (e) Fairness Opinion. MSB shall have received from McConnell, Budd & Downes, Inc., or such other investment banking firm retained by MSB, an opinion letter dated not more than five business days prior to the date of the Proxy Statement/Prospectus to the effect that the consideration to be received by shareholders of MSB pursuant to this Agreement is fair from a financial point of view.

              (f) No Material Adverse Changes. Between the date of this Agreement and the Effective Time, there shall not have occurred any change or any condition, event, circumstance, fact or occurrence (other than general economic or competitive conditions), other than as provided in this Agreement, that may reasonably be expected to result in a material adverse change in the business, properties, financial condition, loan portfolio, operations or prospects of IBC or its Subsidiaries, taken as a whole.

                  (g) Updated Disclosure Memorandum. IBC shall have provided to MSB any information necessary to make the representations and warranties set forth in Article II of this Agreement true and correct as of the Closing Date (the "IBC Updated Memorandum") and such IBC Updated Memorandum shall not reflect a material adverse change from the IBC representations and warranties made as of the date of this Agreement.

                  (h) Management Continuity Agreement. Effective as of the Effective Time, IBC shall have entered into a Management Continuity Agreement with the Chief Executive Officer of MSB in the form of attached Exhibit D.

                                   ARTICLE VI
                  ABANDONMENT AND TERMINATION OF CONSOLIDATION

         6.1 Termination. This Agreement may be terminated at any time before the Effective Time, whether before or after any shareholder action, in accordance with the following:

                  (a) Mutual Consent. By mutual written consent of MSB and IBC if the Boards of Directors of each so determines.

                  (b) Effective Time. By either IBC or MSB if the terminating party has used its best reasonable efforts to consummate the Consolidation and if the Effective Time shall not have occurred on or before November 30, 1999.

                  (c) Material Adverse Changes. By either IBC or MSB if there has occurred any change or any condition, event, circumstance, fact or occurrence (other than general economic or competitive conditions), other than as provided in this Agreement, that may reasonably be expected to result in a material adverse change in the business, financial condition, loan portfolio, operations or prospects of the other party, considered as a whole.

                  (d) Litigation. By either MSB or IBC if any Litigation, other than the Pending Litigation, shall be pending or overtly threatened (i) against or affecting the other party or any of its respective assets, loan portfolio, operation or prospects that would reasonably be expected to have a Material Adverse Effect on the other party, or (ii) before any court or other governmental agency by the federal or any state government in which it is or will be sought to restrain or prohibit the consummation of the Consolidation.

                  (e) Misrepresentations. By either MSB or IBC if the other party breaches any warranty or representation in this Agreement or in the Consolidation Agreement which breaches individually or in the aggregate have or, insofar as reasonably can be foreseen, would have, a Material Adverse Effect on the breaching party and such breaches shall not have been cured within thirty (30) days after receipt by the breaching party of notice in writing from the nonbreaching party specifying the nature of such breaches and requesting that they be cured.

                  (f) Breach of Covenants. By either MSB or IBC if the other party breaches, in any material respect, any covenant of this Agreement or the Consolidation Agreement and such breaches shall not have been cured within thirty (30) days after receipt by the breaching party of notice in writing from the nonbreaching party specifying the nature of such breaches and requesting that they be cured.

                  (g) Regulatory Approvals. By either MSB or IBC if any Regulatory Authority that must grant a Requisite Regulatory Approval
         (A) has denied approval of the Consolidation and such denial has become final and nonappealable or (B) any Regulatory Authority of competent jurisdiction shall have issued a final nonappealable order permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement.

                  (h) Shareholder Approvals. By either MSB or IBC if the approval of shareholders required for the consummation of the Consolidation shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of shareholders or at any adjournment or postponement thereof.

                  (i) Third-Party Business Combination Proposal. By MSB, upon two (2) days' prior notice to IBC, if, as a result of a Tender Offer by a party other than IBC or its Affiliates or any written offer or proposal with respect to an Acquisition Transaction, the Board of Directors of MSB determines in good faith that its fiduciary obligations under applicable law require that such Tender Offer or other written offer or proposal be accepted; provided, however, that

                           (I) the Board of Directors of MSB shall have been
                  advised in a written opinion of outside counsel that notwithstanding a binding commitment to consummate an agreement of the nature of this Agreement entered into in the proper exercise of its applicable fiduciary duties, and notwithstanding all concessions that may be offered by IBC in negotiations entered into pursuant to clause (II) below, such fiduciary duties would require the directors to reconsider such commitment as a result of such Tender Offer or other written offer or proposal, and

                           (II) prior to any such termination, MSB shall, and
                  shall cause its financial and legal advisers to, negotiate with IBC to make such adjustments in the terms and conditions of this Agreement as would enable MSB to proceed with the transactions contemplated herein on such adjusted terms.


                  By IBC if MSB shall approve or recommend to its shareholders any Acquisition Transaction involving MSB other than the Consolidation.

                  (j) Withdrawal by MSB of Shareholder Recommendation. By IBC, if the Board of Directors of MSB or any committee thereof (i) shall withdraw or modify in any manner adverse to IBC its approval or recommendation of this Agreement or the Consolidation Agreement, (ii) shall fail to reaffirm such approval or recommendation upon IBC's request, (iii) shall not include its recommendation of this Agreement, the Consolidation Agreement or the Consolidation in the Proxy Statement/Prospectus (as defined in Section 4.3 hereof) or (iv) shall resolve to take any of the actions specified in clauses (i), (ii) or
         (iii) of this subparagraph (j).

                  (k) IBC Stock Price. By MSB under and subject to the terms and conditions of Section 1.6(f) of this Agreement.

Termination pursuant to Sections 6.1(b), 6.1(c), 6.1(d), 6.1(e), 6.1(f), 6.1(g),
6.1(h), 6.1(i), or 6.1(j), may be effected at any time prior to the Effective Time, by written notice by either party to the other, as the case may be, authorized and approved by a resolution adopted by the Board of Directors of the party giving such notice. Termination pursuant to Section 6.1(k) shall be subject to the terms and conditions contained in Section 1.6(f). In the event of the termination and abandonment of this Agreement and the Consolidation Agreement pursuant to this Section 6.1, this Agreement and the Consolidation Agreement shall become null and void and of no effect, without liability on the part of MSB, New Bank, IBC or their respective shareholders, directors or officers in any respect hereof, except to the extent provided in Sections 4.6 and 7.3 of this Agreement.

                                   ARTICLE VII
                                    EXPENSES

         The costs and expenses (out-of-pocket and otherwise) incurred by the parties in connection with the transactions contemplated by this Agreement shall be borne as follows:

         7.1 IBC Expenses. IBC shall bear all fees and expenses of its counsel and accountants, and all other costs and expenses incurred by it in the preparation of this Agreement and the Consolidation Agreement, its examination of MSB, the preparation, filing and prosecution of all applications for regulatory approval, and any appeals therefrom. IBC shall bear and pay all of the filing fees payable in connection with the Registration Statement and the Proxy Statement/Prospectus and printing costs incurred in connection with the printing of the Registration Statement and Proxy Statement/Prospectus.

         7.2 MSB Expenses. MSB shall bear all fees and expenses of its counsel and accountants and all other costs and expenses incurred by it in the preparation of this Agreement and the Consolidation Agreement, its examination of IBC, and the calling and holding of a meeting of its shareholders to consider and act upon the Consolidation, and the furnishing of information or other cooperation to IBC in connection with the preparation of information and regulatory applications, and any appeals therefrom.

         7.3      Termination; Expenses.

         (a)      If any of the following events (a "Triggering Event") occurs:

                           (i) any material, willful, and intentional breach of
                  the Merger Documents by MSB that would permit IBC to terminate the Merger Documents (A) occurring after the receipt by MSB of a proposal to engage in an Acquisition Transaction, (B) occurring after the announcement by any other Person of an intention to engage in an Acquisition Transaction, or (c) in anticipation and for the purpose of engaging in an Acquisition Transaction;

                           (ii) (A) a proposal to engage in an Acquisition
                  Transaction is submitted to and approved by the shareholders of MSB at any time prior to December 31, 2000, unless this Agreement is earlier terminated by MSB, pursuant to its right to terminate this Agreement, under the conditions of Section
                  6.1 of this Agreement, or (B) a Tender Offer is commenced and the transactions contemplated in the Tender Offer are completed in such a manner that the Person making the Tender Offer acquired beneficial ownership of more than 20 percent of the capital stock or any other class of voting securities of MSB, and the Consolidation is not consummated prior to December 31, 2000; or

                           (iii) (A) a proposal to engage in an Acquisition
                  Transaction is received by MSB or a Tender Offer is made directly to the shareholders of MSB or the intention of making an Acquisition Transaction or Tender Offer is announced at any time prior to the holding of the MSB Shareholders' Meeting; and (B) the Board of Directors of MSB (1) fails to recommend to the shareholders of MSB that they vote their shares of MSB Common Stock in favor of the approval of the Consolidation,
                  (2) withdraws such recommendation previously made, (3) fails to solicit proxies of shareholders of MSB to approve the Consolidation, or (4) fails to hold the MSB Shareholders' Meeting.

                  MSB shall pay to IBC an amount in cash equal to the direct costs and expenses or portion thereof referred to in Section 7.1, incurred by or on behalf of IBC in connection with the transactions contemplated by the Merger Documents, but in no event to exceed $250,000 in the aggregate. The amount shall be an obligation of MSB and shall be paid by MSB promptly upon notice to MSB by IBC.

                  (b) Notwithstanding the foregoing, no amount shall be due IBC pursuant to Section 7.3(a) in the event of the failure to consummate the Consolidation as a result of any of the following: (i) the failure of the shareholders of IBC to approve the Consolidation; or (ii) the failure of any Regulatory Authority to provide any required consent to the Consolidation, which failure was not the result of the existence of a proposal to engage in an Acquisition Transaction or a breach by MSB of any of its obligations under any of the Merger Documents.

                  (c) Nothing contained in this Section 7.3 shall constitute or shall be deemed to constitute liquidated damages for the willful breach by a Party of the terms of this Agreement or otherwise limit the rights of the nonbreaching Party.

         7.4 Obligations Upon Breach. Except as otherwise provided in Section 7.3, in the event that this Agreement shall terminate prior to the Effective Time pursuant to Sections 6.1(e) or 6.1(f), then the breaching party shall promptly (but in no event later than five (5) business days after receipt of notice from the non-breaching party) pay the non-breaching party in cash an amount equal to all out-of-pocket expenses incurred in connection with the transactions contemplated by this Agreement and the Consolidation Agreement, but in no event to exceed $250,000 in the aggregate; provided, however, that if this Agreement is terminated by a Party as a result of a willful breach by the other Party, the non-breaching Party may pursue any remedies available to it at law or in equity and shall, in addition to its out-of-pocket expenses (which shall be paid as specified above and shall not be limited to $250,000), be entitled to recover such additional amounts as such non-breaching Party may be entitled to receive at law or in equity.

                                  ARTICLE VIII
                              AMENDMENT AND WAIVER

         8.1 Amendment. MSB and IBC, by mutual consent of a majority of their respective Boards of Directors, may amend, modify or supplement this Agreement and, with New Bank's written consent, the Consolidation Agreement, in whole or in part, and in such manner as may be agreed upon by them in writing, provided that any such amendment, modification, or supplement subsequent to the adoption of this Agreement and the Consolidation Agreement by MSB's or IBC's shareholders may be effected only if the Board of Directors of MSB and IBC determine that such amendment, modification, or supplement does not and will not have a Material Adverse Effect on the shareholders of the Party whose shareholders have previously approved this Agreement and the Consolidation Agreement.

         8.2 Waiver. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect such party's right at a later time to enforce the same. No waiver by any party of any condition or of the breach of any term, covenant, representation or warranty contained in this Agreement or the Consolidation Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of the breach of any other term, covenant, representation or warranty of this Agreement or the Consolidation Agreement.

                                   ARTICLE IX
                               CERTAIN DEFINITIONS

         9.1 Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

                  "Acquisition Transaction" shall mean a transaction between MSB and any Person other than IBC or any Affiliate of IBC involving (A) the sale or other disposition of more than 20% of the shares of the capital stock or any other class of voting securities of MSB, including, but not limited to, a Tender Offer, (B) the sale or other disposition of 15% or more of the consolidated assets or deposits of MSB, or (c) a merger or consolidation involving MSB other than a transaction pursuant to which MSB will be the surviving corporation and the current shareholders of MSB will be the owners of a majority of the stock of the surviving corporation following the transaction.

                  "Affiliate" of a person shall mean (i) any other person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such person;
         (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such person, or (iii) any other person for which a person described in clause (ii) acts in any such capacity.

                  "GAAP" shall mean generally accepted accounting principles.

                  "IBC Companies" shall mean, collectively, IBC and all IBC Subsidiaries.

                  "Litigation" shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding, by any Person alleging potential liability, but shall not include regular, periodic examinations of depository institutions by Regulatory Authorities.

                  "Material Adverse Effect" shall mean, with respect to IBC or MSB, as the case may be, a material adverse effect (i) on the business, assets, properties, results of operations, financial condition, or (insofar as they can reasonably be foreseen) prospects of such party and its Subsidiaries, taken as a whole, or (ii) on the consummation of the Consolidation.

                  "MSB Companies" shall mean, collectively, MSB and all MSB Subsidiaries.

                  "MSB Stock Options" shall mean all outstanding stock options granted by MSB to its employees, directors or other Persons.

                  "Pending Litigation" shall mean that lawsuit filed on behalf of 14 plaintiffs, in 1995, against MSB and four of its present and former officers relating to shares of MSB Common Stock allegedly acquired by plaintiffs in 1992, 1993, and 1994.

                  "Person" shall mean a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

                  "Proxy Statement/Prospectus" shall mean the proxy statement used by MSB or IBC respectively to solicit the approval of its shareholders of the transactions contemplated by this Agreement and the Consolidation Agreement which, in the case of MSB, shall include the prospectus of IBC relating to the issuance of shares of IBC Common Stock to holders of shares of MSB Common Stock.

                  "Registration Statement" shall mean the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, filed with the SEC by IBC under the 1933 Act with respect to the shares of IBC Common Stock to be issued to the shareholders of MSB in the Consolidation.

                  "Regulatory Authorities" shall mean, collectively, the United States Department of Justice, the Board of the Governors of the Federal Reserve System, the FDIC, the Office of Thrift Supervision, and the Michigan Financial Institutions Bureau.

                  "Rights" shall mean all arrangements, calls, commitments, contracts, options, rights to subscribe to, scrip, understandings, warrants, or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Rights.

                  "SEC" shall mean the United States Securities and Exchange Commission.

                  "Subsidiaries" of a Party shall mean all those corporations, banks, associations, or other entities of which the Party owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, there shall not be included any such entity acquired through foreclosure or any such entity the equity securities of which are owned or controlled in a fiduciary capacity.

                  "Tax" or "Taxes" shall mean any federal, state, county, local, or foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, property, withholding, excise, occupancy, and other taxes, assessments, charges, fares, or impositions, including interest, penalties, and additions imposed thereon or with respect thereto.

                  "Tender Offer" shall mean a tender or exchange offer made by any person other than IBC or an Affiliate of IBC to acquire equity securities of MSB if, upon completion of the transactions proposed in such offer, such person would own or have the right to acquire beneficial ownership of more than 20 percent of the capital stock or other class of voting securities of MSB.

                                    ARTICLE X
                                     GENERAL

         10.1 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered or mailed, registered or certified mail, postage prepaid, to the persons at the addresses set forth below and shall be deemed to have been delivered as of the date so delivered:

                  (a)      If to MSB:

                           Robert N. Shuster
                           Chief Executive Officer
                           Mutual Savings Bank, f.s.b.
                           623 Washington Avenue
                           Bay City, Michigan 48708
                           Telephone: (517) 892-0731
                           Fax: (517) 892-8892

                           with a copy to:

                           Christopher J. Zinski, Esq.
                           Schiff Hardin & Waite
                           6600 Sears Tower
                           Chicago, Illinois 60606
                           Telephone: (312) 258-5548
                           Fax: (312) 258-5600
                  (b)      If to IBC:

                           William R. Kohls
                           Chief Financial Officer
                           Independent Bank Corporation
                           230 West Main Street
                           Ionia, Michigan  48846
                           Telephone: (616) 527-2400   Ext. 1257
                           Fax: (616) 527-5834
                           with a copy to:

                           Michael G. Wooldridge, Esquire
                           Varnum, Riddering, Schmidt & HowlettLLP
                           Bridgewater Place
                           P.O. Box 352
                           Grand Rapids, Michigan  49501-0352
                           Telephone: (616) 336-6000
                           Fax: (616) 336-7000

or to such other address as the parties hereto may designate in writing as aforesaid.

         10.2 Governing Law. This Agreement shall be construed and interpreted according to the laws of Michigan, without regard to any applicable conflict of laws, except to the extent that the laws, rules and regulations of the United States govern certain aspects of the Consolidation as it relates to MSB.

         10.3 Benefit and Binding Effect. This Agreement, the Consolidation Agreement, the Warrant Purchase Agreement and the Warrant shall be binding upon and inure to the benefit of the parties named herein and their respective successors and assigns, provided that neither this Agreement, the Consolidation Agreement nor any of the parties' rights, interests or obligations hereunder shall be assigned by any of the parties without the prior written consent of the other party hereto.

         10.4 Entire Agreement. This Agreement, the Consolidation Agreement and the Warrant Purchase Agreement to be entered into pursuant to this Agreement, and the documents described herein or attached or delivered pursuant hereto, set forth the entire agreement and understanding of the parties in respect of the transactions contemplated hereby and supersede all prior agreements, arrangements, and understandings related to the subject matter hereof.

         10.5 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         10.6 Reliance on Headings, Etc. The cover page, table of contents, article headings and section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         IN WITNESS WHEREOF, the parties to this Agreement have caused this Agreement and Plan of Reorganization to be duly executed as of the 24th day of March, 1999.


                                      MUTUAL SAVINGS BANK, F.S.B.
                                      ("MSB")


ATTEST: /s/ Gary W. Wilds                 By   /s/ Robert N. Shuster
      --------------------------          ------------------------------------
                                                Robert N. Shuster,
                                                Chief Executive Officer


                                          INDEPENDENT BANK CORPORATION
                                          ("IBC")



ATTEST: /s/ Charles E. McCuistion         By /s/ Charles C. Van Loan
      ---------------------------         -------------------------------------
                                             Charles C. Van Loan, President and
                                             Chief Executive Officer

                             CONSOLIDATION AGREEMENT


         This Consolidation Agreement, dated as of , 1999, is entered into by and between MUTUAL SAVINGS BANK, F.S.B., a federally chartered stock savings bank ("MSB") and _______________ BANK, a Michigan banking corporation ("New Bank"), and is joined in by INDEPENDENT BANK CORPORATION, a Michigan corporation ("IBC").

                                    RECITALS

         MSB is a federally chartered stock savings bank with its principal office in Bay City, Michigan, with authorized capital of 20,000,000 shares of common stock, par value $0.01 per share, of which [4,290,414] shares are issued and outstanding as of ______________, 1999. An additional __________ shares of MSB Common Stock are subject to outstanding stock options previously granted (collectively, the "MSB Stock Options").

         New Bank is a Michigan banking corporation, organized under the provisions of Section 130 of the Michigan Banking Code of 1969, as amended (the "Banking Code"), for the sole purpose of effecting the Consolidation, with authorized capital of $100, consisting of one (1) share of common stock, par value $100.00 per share, which share is, or will at the time of the Consolidation be, issued and outstanding and owned beneficially by IBC.

         This Consolidation Agreement has been executed and delivered pursuant to an Agreement and Plan of Reorganization, dated , 1999, between MSB and IBC (the "Agreement") and fulfills all the requirements of Section 1.2 of the Agreement.

         A majority of the entire Board of Directors of MSB and New Bank have, respectively, approved, made and executed this Consolidation Agreement and authorized its execution by MSB and New Bank, and a majority of the entire Board of Directors of IBC has approved this Consolidation Agreement and the undertakings of IBC herein set forth, and has authorized IBC, by execution hereof, to join in and be bound hereby.

         At the time the Consolidation becomes effective, and as and when required by the provisions of this Consolidation Agreement, IBC will issue its IBC Common Stock as defined in the Agreement, and tender cash payments in lieu of fractional shares, to the shareholders of MSB in accordance with the terms of this Consolidation Agreement.

         NOW, THEREFORE, the parties agree as follows:



                                    EXHIBIT A

                                    ARTICLE 1
                                THE CONSOLIDATION

         Subject to the terms and conditions hereof, and the terms contained in the Agreement, at the "Effective Time" (as such term is defined in Article 2 hereof), MSB and New Bank shall be consolidated into a single bank under the charter of New Bank, in accordance with Chapter 130 of the Banking Code and
Section 5(d) of the Home Owners' Loan Act and 12 C.F.R. ss. 552.13 and ss.
563.22. The consolidated organization is hereinafter referred to as the "Consolidated Bank."

                                    ARTICLE 2
                                 EFFECTIVE TIME

         The Consolidation shall be effective at 11:59 p.m., local Michigan time (the "Effective Time") on the date which shall be the latest of (i) the day on which a Certificate of Consolidation with respect to the Consolidation has been filed with the Financial Institutions Bureau, in accordance with the requirements of the laws of the State of Michigan, (ii) the day on which a Certificate of Consolidation with respect to the Consolidation has been filed with the Office of Thrift Supervision, in accordance with the laws of the United States, or (iii) such later date as may be specified in such Certificate of Consolidation. Unless the parties shall hereafter agree otherwise in writing, the Effective Time shall be on the Closing Date, as such term is defined in the Agreement.

                                    ARTICLE 3
                           EFFECT OF THE CONSOLIDATION

         3.1 Name. The name of the Consolidated Bank shall be "New MSB Bank" or such other name as the Board of Directors and shareholder of the Consolidated Bank shall determine.

         3.2 Charter. The charter of the Consolidated Bank shall be the charter of New Bank, with such changes and amendments as may be made by this Consolidation Agreement or as may be required in order to conform such charter with the provisions of the Agreement or this Consolidation Agreement.

         3.3 Bylaws. The Bylaws of the Consolidated Bank shall be the Bylaws of New Bank in effect immediately prior to the Effective Time.

         3.4. Effect of Consolidation. At the Effective Time, the corporate existence of MSB and New Bank shall be merged into and continue in the Consolidated Bank, which shall be deemed to be the same corporation as each of the consolidating banks, possessing all the rights, interests, privileges, powers and franchises and being subject to all the restrictions, disabilities, obligations, liabilities and duties of each of the consolidating banks. All rights, interests, privileges and franchises of each of the consolidating banks and all property, real, personal and mixed, and all debts and obligations owing by or due to either of the consolidating banks on whatever account, shall be transferred to, become the obligation of and be vested in the Consolidated Bank without any deed or other transfer and without any order or other action on the part of any court or otherwise. All property, rights, privileges, powers, franchises and interests and each and every other interest shall be thereafter as effectually the property of the Consolidated Bank as they were of each of the consolidating banks. The title to any real estate, whether by deed or otherwise, vested in either MSB or New Bank, shall not revert or be in any way impaired by reason of the Consolidation. The Consolidated Bank, by virtue of the Consolidation, and without any order or other action on the part of any court or otherwise, shall hold and enjoy the same and all rights of property, franchises and interests, including appointments, designations and nominations and all other rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee, receiver, guardian of mentally incompetent persons and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises and interests were held or enjoyed by each consolidating bank at the Effective Time.

         3.5. Principal Office and Branches. The principal office of the Consolidated Bank shall be the principal banking office occupied by MSB in Bay City, Michigan, as of the date of this Consolidation Agreement, and the branches of the Consolidated Bank shall be all of the branches of MSB in operation at the Effective Time and such other branches as may be duly authorized and established from time to time.

         3.6 Capital. The authorized capital of the Consolidated Bank shall be $__________, consisting of ________ shares of common stock, par value $100.00 per share.

         3.7 Directors and Officers. The Board of Directors and the officers of the Consolidated Bank shall be the same persons, holding the same offices, as the directors and officers of MSB immediately prior to the Effective Time, provided that the following persons shall be additional directors of the Consolidated Bank: .

                                    ARTICLE 4
                              CONVERSION OF SHARES

         4.1 Conversion of Shares. The manner of converting the shares of MSB and New Bank shall be as follows:

                  (a) Shares of New Bank. At the Effective Time, each share of New Bank, par value $100.00 per share, issued and outstanding shall remain outstanding as a share of the Consolidated Bank, and the capital of New Bank shall become capital of the Consolidated Bank.

                  (b) Conversion of MSB Common Stock. At the Effective Time, subject to Article 5 hereof, by virtue of the Consolidation and without any action on the part of MSB, or the holder of any security of MSB, each share of common stock of MSB, par value $0.01 per share, issued and outstanding immediately prior to the Effective Time, other than shares canceled pursuant to Section 4.1(e) hereof, shall be converted into the right to receive 0.8 fully paid and nonassessable shares (the "Conversion Ratio"), of IBC common stock, $1.00 par value per share (the "IBC Common Stock"), subject to adjustment as provided in this Section 4.1. If the sum of the number of shares of MSB Common Stock outstanding at the Effective Time plus the number of shares of MSB Common Stock that are subject to outstanding MSB Stock Options as of the Effective Time differs from 4,598,780 shares, the Conversion Ratio shall be automatically adjusted by multiplying the original Conversion Ratio by the quotient obtained by dividing 4,598,780 by the sum of the number of shares of MSB Common Stock issued and outstanding at the Effective Time plus the number of shares subject to the outstanding MSB Stock Options at the Effective Time; provided, however, that, in performing any such adjustment, the Conversion Ratio shall be rounded to the nearest hundredth of a share of IBC Common Stock.

                  (c) No Fractional Shares. No fractional shares of IBC Common Stock shall be issued. Each holder of MSB Common Stock who would otherwise be entitled to receive a fractional part of a share of IBC Common Stock pursuant to Section 4.1(b) shall instead be entitled to receive cash in an amount equal to the product resulting from multiplying such fraction by the average closing sale price of IBC Common Stock as reported on the Nasdaq Stock Market on the five trading days immediately preceding the Effective Time.

                  (d) Recapitalization. In the event that either IBC or MSB changes (or establishes a record date for changing) the number of shares of IBC Common Stock or shares of MSB Common Stock issued and outstanding as a result of a stock dividend, stock split, recapitalization, reclassification, combination, or similar transaction with respect to the outstanding shares of IBC Common Stock or MSB Common Stock, and the record date therefor shall be after the date of this Agreement and prior to the Effective Time, then the Conversion Ratio shall be appropriately and proportionately adjusted.

                  (e) Certain Owned Shares of MSB Common Stock. Any and all shares of MSB Common Stock owned by MSB, IBC, or any direct or indirect majority-owned Subsidiary of either of them, in each case other than in a fiduciary capacity that are beneficially owned by third parties or as a result of debts previously contracted, shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

                  (f) MSB Termination Right; IBC Adjustment Right. The Board of Directors of MSB may terminate this Consolidation Agreement upon written notice to IBC (the "Termination Notice"), at any time during the Determination Period (as defined below), if both of the following conditions are satisfied:

                      (i) the Average Closing Price shall be less than the product of 0.85 and the Starting Price; and

                      (ii) (A) the quotient obtained by dividing the Average Closing Price by the Starting Price (such number being referred to herein as the "IBC Ratio") shall be less than (B) the quotient obtained by dividing the Average Index Price by the Index Price on the Starting Date and subtracting 0.15 from the quotient in this clause (ii)(B) (such number being referred to herein as the "Index Ratio");

         subject, however, to the following provisions. During the five (5) day period commencing with IBC's receipt of MSB's Termination Notice, IBC shall have the option to elect to increase the Conversion Ratio to equal the lesser of (i) the quotient obtained by dividing (A) the product of 0.85, the Starting Price and the Conversion Ratio by (B) the Average Closing Price, or (ii) the quotient obtained by dividing (A) the product of the Index Ratio and the Conversion Ratio by (B) the IBC Ratio. If IBC makes such an election within such five (5) day period, it shall give prompt written notice to MSB of such election and the revised Conversion Ratio, whereupon no termination shall have occurred pursuant to this Section 4.1(f) and this Consolidation Agreement shall remain in effect in accordance with its terms (except as the Conversion Ratio shall have been so modified), and any references in this Consolidation Agreement to "Conversion Ratio" shall thereafter be deemed to refer to the Conversion Ratio as adjusted pursuant to this
         Section 4.1(f).

                  For purposes of this Section 4.1(f), the following terms shall have the meanings indicated:

                  "Average Closing Price" means the average of the daily last sale prices of IBC Common Stock as reported on the Nasdaq Stock Market ("Nasdaq") (as reported in The Wall Street Journal or, if not reported therein, in another mutually agreed upon authoritative source) for the fifteen (15) consecutive full trading days in which such shares are traded on the Nasdaq ending at the close of trading on the first day of the Determination Period.

                  "Average Index Price" means the average of the Index Prices for the fifteen (15) consecutive full Nasdaq trading days ending at the close of trading on the first day of the Determination Period.

                  "Determination Period" means the fifteen (15) day period commencing two (2) days after the date on which the last Requisite Regulatory Approval required for consummation of the Consolidation shall be received.

                  "Index Group" means the Nasdaq Bank Stock Index.

                  "Index Price" on a given date means the average of the closing prices on such date of the companies comprising the Index Group.

                  "Starting Date" means the last full day on which the Nasdaq was open for trading prior to the execution of this Agreement.

                  "Starting Price" shall mean the last sale price per share of IBC Common Stock on the Starting Date, as reported by the Nasdaq (as reported in The Wall Street Journal or, if not reported therein, in another mutually agreed upon authoritative source).

         4.2 IBC Common Stock. All shares of IBC Common Stock that are issued and outstanding immediately prior to the Effective Time shall continue to be issued and outstanding shares of IBC Common Stock at and after the Effective Time.

                                    ARTICLE 5
                         EXCHANGE OF STOCK CERTIFICATES

             (a) At or prior to the Effective Time, IBC shall deposit, or shall cause to be deposited, with State Street Bank & Trust (the "Exchange Agent"), for the benefit of the holders of MSB Common Stock Certificates, for exchange in accordance with this Article 5, IBC Common Stock Certificates and cash in lieu of fractional shares of IBC Common Stock (such cash and IBC Common Stock Certificates, together with any dividends and distributions with respect thereto paid after the Effective Time, being hereinafter referred to as the "Conversion Fund") to be issued pursuant to Section 4.1(b) and (c) and paid pursuant to Article 5, Subsection (b), in exchange for outstanding shares of MSB Common Stock.

             (b) As promptly as practicable after the Effective Time but not later than five (5) business days after the Effective Time, IBC shall cause the Exchange Agent to mail to each holder of record on the Effective Time of any shares of MSB Common Stock a letter of transmittal (in a form approved by IBC) containing instructions for the surrender of all certificates for shares of IBC Common Stock and any cash in lieu of fractional shares into which the shares of MSB represented by such MSB Common Stock Certificates shall have been converted pursuant to this Consolidation Agreement. Upon the proper surrender by such holder of a certificate or certificates for shares of MSB Common Stock standing in such holder's name to the Exchange Agent in accordance with the instructions set forth in the letter of transmittal, such holder shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of IBC Common Stock into which the shares represented by the certificate or certificates so surrendered shall have been converted and, if applicable, a check payable to such holder in the amount necessary to pay for any fractional shares of IBC Common Stock which such holder would otherwise have been entitled to receive, in accordance with subsection 4.1(c) hereof, and the MSB Common Stock Certificate so surrendered shall forthwith be canceled. No interest shall be payable with respect to either the whole shares of IBC Common Stock or the cash payable in lieu of fractional shares. Immediately after the third anniversary of the Effective Time, the Exchange Agent shall deliver to IBC any unclaimed balance of cash owing with respect to fractional shares and such cash shall be retained by, and become the property of IBC, free and clear of any claims whatsoever.

             (c) Neither IBC nor the Exchange Agent shall be obligated to deliver a certificate for IBC Common Stock or a check for cash in lieu of fractional shares to a former shareholder of MSB until such former shareholder surrenders the certificate or certificates representing shares of MSB Common Stock standing in such former shareholder's name or, if such former shareholder is unable to locate such certificate or certificates, an appropriate affidavit of loss and indemnity agreement and bond as may be required by IBC. Until so surrendered, each outstanding certificate for shares of MSB Common Stock shall be deemed for all corporate purposes (except the payment of dividends) to evidence ownership of the number of whole shares of IBC Common Stock into which the shares of MSB Common Stock represented thereby shall have been converted.

             (d) After the Effective Time, no dividends or distributions payable to holders of record of IBC Common Stock shall be paid to any holder of an outstanding certificate or certificates formerly representing shares of MSB Common Stock until such certificate(s) are surrendered by such holder in accordance with the terms of this Consolidation Agreement. Promptly upon surrender of such outstanding certificate(s), there shall be paid to such holder of the certificate or certificates for IBC Common Stock issued in exchange therefor the amount of dividends and other distributions, if any, which theretofore became payable with respect to such full shares of IBC Common Stock, but which have not theretofore been paid on such stock. No interest shall be payable with respect to the payment of any dividends or other distributions. All such dividends or other distributions unclaimed at the end of three years from the Effective Time shall, to the extent such dividends have been previously paid to the Exchange Agent, be repaid by the Exchange Agent to IBC, and thereafter the holders of such outstanding certificates for MSB Common Stock shall look, subject to applicable escheat, unclaimed funds, and other laws, only to IBC as general creditors for payment thereof.

             (e) The stock transfer books of MSB shall be closed as of the close of business on the business day immediately preceding the date of the Effective Time. After such date, there shall be no further registration on the records of MSB of transfers of outstanding certificates formerly representing shares of MSB Common Stock.

                                    ARTICLE 6
                              SHAREHOLDER APPROVAL

         This Consolidation Agreement shall be submitted to the shareholders of each of MSB, New Bank and IBC at separate meetings of such shareholders, each duly called and held in accordance with the provisions of the Banking Code, the Michigan Business Corporation Act, the laws of the United States, and other applicable statutes, as the case may be. In order for the Consolidation to be effective, this Consolidation Agreement and the Agreement must be adopted by the affirmative vote of the holders of not less than two thirds (2/3) of the issued and outstanding common shares of MSB, not less than two thirds (2/3) of the issued and outstanding common shares of New Bank, and not less than a majority of the votes cast at the IBC shareholders' meeting to approve the Consolidation.

                                    ARTICLE 7
                            MISCELLANEOUS PROVISIONS

         7.1 No Dissenters' Rights. Pursuant to 12 CFR ss. 552.14, holders of MSB Common Stock shall not have dissenters' appraisal rights in the Consolidation due to the fact that the shares of IBC Common Stock will be quoted on the Nasdaq Stock Market.

         7.2 Defined Terms. All capitalized terms not otherwise defined in this Consolidation Agreement shall have the meanings ascribed to them in the Agreement.

         7.3 Termination. Notwithstanding anything herein to the contrary, in the event the Agreement shall have been terminated pursuant to Article VI thereof, this Consolidation Agreement shall automatically terminate.

         7.4 Governing Law. This Consolidation Agreement shall be construed and interpreted according to the laws of Michigan, without regard to any applicable conflict of laws, except to the extent that the laws, rules and regulations of the United States govern certain aspects of the Consolidation as it relates to MSB.

         7.5 Counterparts. This Consolidation Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         7.6 Amendment. MSB and IBC, by mutual consent of a majority of their respective Boards of Directors, may amend, modify or supplement this Consolidation Agreement in whole or in part, and in such manner as may be agreed upon by them in writing, provided that any such amendment, modification, or supplement subsequent to the adoption of this Consolidation Agreement by MSB's or IBC's shareholders may be effected only if the Board of Directors of MSB and IBC determine that such amendment, modification, or supplement does not and will not have a material adverse effect on the shareholders of the Party whose shareholders have previously approved this Consolidation Agreement.

         IN WITNESS WHEREOF, MSB and New Bank have caused this Consolidation Agreement to be executed by their duly authorized officers and their corporate seals to be hereunto affixed as of the date first written above, and directors constituting a majority of the Board of Directors of each such bank have hereunto subscribed their names.

                                            MUTUAL SAVINGS BANK, F.S.B.


ATTEST: ____________________________        BY:_________________________________
                                               ROBERT N. SHUSTER
                                               CHIEF EXECUTIVE OFFICER


                         A MAJORITY OF THE DIRECTORS OF
                           MUTUAL SAVINGS BANK, F.S.B.





____________________________________           _________________________________

____________________________________           _________________________________

____________________________________           _________________________________



                                            NEW MSB BANK


ATTEST: ____________________________        BY:_________________________________
                                               CHARLES C. VAN LOAN, PRESIDENT


                           A MAJORITY OF DIRECTORS OF
                                  NEW MSB BANK


____________________________________           _________________________________

____________________________________           _________________________________

____________________________________           _________________________________

____________________________________           _________________________________



         INDEPENDENT BANK CORPORATION hereby joins in the foregoing Consolidation Agreement and undertakes that it will be bound thereby and that it will do and perform all acts and things therein referred to or provided to be done by it.

         IN WITNESS WHEREOF, Independent Bank Corporation has caused this undertaking to be executed by its duly authorized officer as of the date first above written.


                                         INDEPENDENT BANK CORPORATION


ATTEST:                                  BY:____________________________________

                                            CHARLES C. VAN LOAN, PRESIDENT
                                            AND CHIEF EXECUTIVE OFFICER

                           WARRANT PURCHASE AGREEMENT


         THIS WARRANT PURCHASE AGREEMENT (this "Warrant Purchase Agreement") is made as of March 24, 1999, between INDEPENDENT BANK CORPORATION, a Michigan corporation ("IBC"), and MUTUAL SAVINGS BANK, f.s.b., a federally chartered stock savings bank ("MSB").

                                    RECITALS:

         A. Concurrently herewith, IBC and MSB have entered into a certain Agreement and Plan of Reorganization, dated as of the date hereof (the "Agreement"), which provides for the consolidation of MSB into a wholly owned subsidiary of IBC (the "Consolidation") pursuant to a Consolidation Agreement containing certain additional terms and conditions relating to the Consolidation (the "Consolidation Agreement"). (The Agreement and the Consolidation Agreement are sometimes hereinafter collectively referred to as the "Merger Documents.") All capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Merger Documents.

         B. As a condition to IBC's entering into the Agreement, and in consideration therefor, MSB has agreed to issue to IBC a warrant or warrants entitling IBC to purchase up to a total of 853,792 shares of MSB Common Stock, on the terms and conditions set forth herein.

                                   AGREEMENT:

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

         SECTION 1. ISSUANCE, DELIVERY, AND EXERCISE OF THE WARRANT. Concurrently with the execution of the Agreement and this Warrant Purchase Agreement, MSB shall execute a warrant in favor of IBC in the form attached as Attachment A hereto (the "Warrant") to purchase up to a total of 853,792 shares of MSB Common Stock at a purchase price equal to $9.8125 per share (the "Exercise Price"), subject to adjustments as provided in the Warrant. (The holder of the Warrant from time to time is hereinafter referred to as the "Holder.") The Warrant shall be exercisable in accordance with the terms and conditions set forth therein.

         SECTION 2. REGISTRATION RIGHTS. If, at any time after the Warrant becomes exercisable in accordance with its terms, MSB shall receive a written request therefor from the Holder, MSB shall prepare and file a registration statement under the Securities Act of 1933, as amended, or under the applicable federal laws and Office of Thrift Supervision regulations (the "Applicable Securities Laws") covering such number of shares of MSB Common Stock as the Holder shall specify in the request and shall use its best efforts to cause such registration statement to become effective; provided, however, that the Holder shall only have the right to request one such registration. Without the written consent of the Holder, neither MSB nor any other holder of securities of MSB may include any other securities in such registration.


                                    EXHIBIT B

         SECTION 3. "PIGGYBACK" RIGHTS. If, at any time after the Warrant becomes exercisable in accordance with its terms, MSB shall determine to proceed with the preparation and filing of a registration statement under the Applicable Securities Laws in connection with the proposed offer and sale for money of any of its securities (other than in connection with a dividend reinvestment, employee stock purchase, stock option, or similar plan or a registration statement on Form S-4) by it or any of its security holders, MSB shall give written notice thereof to the Holder. Upon the written request of the Holder given within ten days after receipt of any such notice from MSB, MSB shall, except as herein provided, cause all shares of MSB Common Stock which the Holder shall request be included in such registration statement to be so included; provided, however, that nothing herein shall prevent MSB from abandoning or delaying any registration at any time; and provided, further, that if MSB decides not to proceed with a registration after the registration statement has been filed with the United States Securities and Exchange Commission or the Office of Thrift Supervision, as required by applicable law (the "Securities Regulator") and MSB's decision not to proceed is primarily based upon the anticipated public offering price of the securities to be sold by MSB, MSB shall promptly complete the registration for the benefit of the Holder if the Holder agrees to bear all additional and incremental expenses incurred by MSB as the result of such registration after MSB has decided not to proceed. If any registration pursuant to this Section shall be underwritten in whole or in part, the Holder may require that any shares of MSB Common Stock requested for inclusion pursuant to this Section be included in the underwriting on the same terms and conditions as the securities otherwise being sold through the underwriters. In the event that the shares of MSB Common Stock requested for inclusion pursuant to this Section would constitute more than 25 percent of the total number of shares to be included in a proposed underwritten public offering, and if in the good faith judgment of the managing underwriter of such public offering the inclusion of all of such shares would interfere with the successful marketing of the shares being offered by MSB, the number of shares otherwise to be included in the underwritten public offering hereunder may be reduced; provided, however, that after any such required reduction, the shares of MSB Common Stock to be included in such offering for the account of the Holder shall constitute at least 25 percent of the total number of shares to be included in such offering.

         SECTION 4. OBLIGATIONS OF MSB IN CONNECTION WITH A REGISTRATION. If and whenever MSB is required by the provisions of Sections 2 or 3 hereof to effect the registration of any shares of MSB Common Stock under the Applicable Securities Laws, MSB shall:

                  (a) prepare and file with the Securities Regulator a registration statement with respect to such securities and use its best efforts to cause such registration statement to become and remain effective for such period as may be reasonably necessary to effect the sale of such securities, not to exceed nine months;

                  (b) prepare and file with the Securities Regulator such amendments to such registration statement and supplements to the prospectus contained therein as may be necessary to keep such registration statement effective for such period as may be reasonably necessary to effect the sale of such securities, not to exceed nine months;

                  (c) furnish to the Holder and to the underwriters of the securities being registered such reasonable number of copies of the registration statement, amendments thereto, preliminary prospectus, final prospectus, and such other documents as the Holder or such underwriters may reasonably request in order to facilitate the public offering of such securities;

                  (d) use its best efforts to register or qualify the securities covered by such registration statement under such state securities or blue sky laws of such jurisdictions as the Holder or such underwriters may reasonably request; provided that MSB shall not be required by virtue hereof to submit to the general jurisdiction of any state;

                  (e) notify the Holder, promptly after MSB shall receive notice thereof, of the time when such registration statement or any post-effective amendment thereof has become effective or a supplement to any prospectus forming a part of such registration statement has been filed;

                  (f) notify the Holder promptly of any request by the Securities Regulator for the amending or supplementing of such registration statement or prospectus or for additional information;

                  (g) prepare and file with the Securities Regulator, promptly upon the request of the Holder, any amendments or supplements to such registration statement or prospectus which, in the opinion of counsel for the Holder (and concurred in by counsel for MSB), is required under the Applicable Securities Laws or the rules and regulations promulgated thereunder in connection with the distribution of the shares of MSB Common Stock by the Holder;

                  (h) prepare and promptly file with the Securities Regulator such amendment or supplement to such registration statement or prospectus as may be necessary to correct any statements or omissions if, at the time when a prospectus is required to be delivered under the Applicable Securities Laws, any event shall have occurred as the result of which such prospectus as then in effect would include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading;

                  (i) advise the Holder, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Securities Regulator suspending the effectiveness of such registration statement or the initiation or threatening of any proceeding for that purpose and promptly use its best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued; and

                  (j) at the request of the Holder, furnish on the date or dates provided for in the underwriting agreement: (i) an opinion or opinions of the counsel representing MSB for the purposes of such registration, addressed to the underwriters and to the Holder, covering such matters as such underwriters and the Holder may reasonably request and as are customarily covered by issuer's counsel at that time; and (ii) a letter or letters from the independent certified public accountants of MSB, addressed to the underwriters and to the Holder, covering such matters as such underwriters or the Holder may reasonably request, in which letters such accountants shall state (without limiting the generality of the foregoing) that they are independent certified public accountants within the meaning of the Applicable Securities Laws and that, in the opinion of such accountants, the financial statements and other financial data of MSB included in the registration statement or any amendment or supplement thereto comply in all material respects with the applicable accounting requirements of the Applicable Securities Laws.

         SECTION 5. EXPENSES OF REGISTRATION. With respect to a registration requested pursuant to Section 2 hereof and with respect to each inclusion of shares of MSB Common Stock in a registration statement pursuant to Section 3 hereof, MSB shall bear the following fees, costs, and expenses: all registration, stock exchange listing, and NASD fees, printing expenses, fees and disbursements of counsel and accountants for MSB, fees and disbursements of counsel for the underwriter or underwriters of such securities (if MSB and/or the Holder are required to bear such fees and disbursements), and all legal fees and disbursements and other expenses of complying with state securities or blue sky laws of any jurisdictions in which the securities to be offered are to be registered or qualified. Fees and disbursements of counsel and accountants for the Holder, underwriting discounts and commissions and transfer taxes relating to the MSB Common Stock being sold for the Holder, and any other expenses incurred by the Holder not expressly included above shall be borne by the Holder.

         SECTION 6.   INDEMNIFICATION.

                  (a) MSB shall indemnify and hold harmless the Holder, any underwriter (as defined in the Applicable Securities Laws) for the Holder, and each person, if any, who controls the Holder or such underwriter within the meaning of the Applicable Securities Laws, from and against any and all loss, damage, liability, cost, and expense to which the Holder or any such underwriter or controlling person may become subject under the Applicable Securities Laws or otherwise, insofar as such losses, damages, liabilities, costs, or expenses are caused by any untrue statement or alleged untrue statement of any material fact contained in any registration statement filed pursuant to
         Section 4 hereof, any prospectus or preliminary prospectus contained therein, or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are made, not misleading; provided, however, that MSB will not be liable in any such case to the extent that any such loss, damage, liability, cost, or expense arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished by the Holder, such underwriter, or such controlling persons in writing specifically for use in the preparation thereof.

                  (b) Promptly after receipt by an indemnified party pursuant to the provisions of paragraph (a) of this Section 6 of notice of the commencement of any action involving the subject matter of the foregoing indemnity provisions, such indemnified party shall, if a claim thereof is to be made against MSB pursuant to the provision of such paragraph (a), promptly notify MSB of the commencement thereof; but the omission to so notify MSB will not relieve it from any liability which it may have to any indemnified party otherwise hereunder. In case such action is brought against any indemnified party and such indemnified party notifies MSB of the commencement thereof, MSB shall have the right to participate in and, to the extent that it may wish to do so, to assume the defense thereof, with counsel satisfactory to such indemnified party; provided, however, if the defendants in any action include both the indemnified party and MSB and there is a conflict of interest which would prevent counsel for MSB from also representing the indemnified party, the indemnified party or parties shall have the right to select one separate counsel to participate in the defense of such action on behalf of such indemnified party or parties. After notice from MSB to such indemnified party of its election so to assume the defense of any such action, the indemnified party shall have the right to participate in such action and to retain its own counsel, but MSB shall not be required to indemnify and hold harmless the indemnified party pursuant to the provisions of such paragraph (a) for any legal fees or other expenses subsequently incurred by such indemnified party in connection with the defense thereof, other than reasonable costs of investigation, unless
         (i) the indemnified party shall have employed separate counsel in accordance with the provisions of the preceding sentence of this paragraph (b), (ii) MSB shall not have employed counsel satisfactory to the indemnified party to represent the indemnified party within a reasonable time after the notice of the commencement of the action, or
         (iii) MSB has authorized the employment of counsel for the indemnified party at the expense of MSB.

                  (c) If recovery is not available under the foregoing indemnification provisions, for any reason other than as specified therein, the parties entitled to indemnification by the terms thereof shall be entitled to contribution to liabilities and expenses, except to the extent that contribution is not permitted under Section 11(f) of the Securities Act of 1933, as amended. In determining the amount of contribution to which the respective parties are entitled, there shall be considered the parties' relative knowledge and access to information concerning the matter with respect to which the claim was asserted, the opportunity to correct and prevent any statement or omission, and any other equitable considerations appropriate under the circumstances.

         SECTION 7.   REPURCHASE RIGHTS.

                  (a) Immediately prior to the occurrence of a Repurchase Event (as defined below), (i) following a request of the Holder, delivered prior to an Exercise Termination Event, MSB (or any successor thereto) shall repurchase the Warrant from the Holder at a price (the "Warrant Repurchase Price") equal to the amount by which (A) the Market/Offer Price (as defined below) exceeds (B) the Exercise Price, multiplied by the number of shares for which the Warrant may then be exercised, and
         (ii) at the request of the owner of shares of MSB Common Stock purchased pursuant to an exercise of the Warrant ("Warrant Stock") from time to time (the "Owner"), delivered within 90 days of such occurrence, MSB shall repurchase such number of shares of the Warrant Stock from the Owner as the Owner shall designate at a price (the "Warrant Stock Repurchase Price") equal to the Market/Offer Price multiplied by the number of shares of Warrant Stock so designated.

                  (b) For purposes of paragraph (a) of this Section 7, the "Market/Offer Price" shall mean the highest of (i) the price per share at which a tender offer or exchange offer for shares of MSB Common Stock has been made, (ii) the price per share of MSB Common Stock to be paid by any third party pursuant to an agreement with MSB, and (iii) the highest closing price for shares of MSB Common Stock within the 4-month period immediately preceding the date the Holder gives notice of the required repurchase of the Warrant or the Owner gives notice of the required repurchase of Warrant Stock, as appropriate. In the event that an exchange offer is made or an agreement is entered into for a merger or consolidation involving consideration other than cash, the value of the securities or other property issuable or deliverable in exchange for MSB Common Stock shall be determined by a nationally recognized investment banking firm mutually acceptable to the parties hereto.

                  (c) The Holder and the Owner may exercise their respective rights to require MSB to repurchase the Warrant or the Warrant Stock pursuant to this Section 7 by surrendering for such purpose to MSB, at its principal office, the Warrant or certificates for shares of Warrant Stock, as the case may be, free and clear of any liens, claims, encumbrances, or rights of third parties of any kind, accompanied by a written notice or notices stating that the Holder or the Owner, as the case may be, requests MSB to repurchase such Warrant or Warrant Stock in accordance with the provisions of this Section 7. Subject to the last proviso of Subsection 7(d) below, as promptly as practicable, and in any event within five business days after the surrender of the Warrant or certificates representing shares of Warrant Stock and the receipt of such notice or notices relating thereto, MSB shall deliver or cause to be delivered to the Holder or Owner the Warrant Repurchase Price or the Warrant Stock Repurchase Price therefor, as applicable, or the portion thereof which MSB is not then prohibited under applicable law and regulation from so delivering.

                  (d) To the extent that MSB is prohibited under applicable law or regulation, or as a result of administrative or judicial action, from repurchasing the Warrant and/or the Warrant Stock in full at any time that it may be required to do so hereunder, MSB shall immediately so notify the Holder and/or the Owner and thereafter deliver or cause to be delivered, from time to time, to the Holder and/or the Owner, as appropriate, the portion of the Warrant Repurchase Price and the Warrant Stock Repurchase Price, respectively, which it is no longer prohibited from delivering, within five business days after the date on which MSB is no longer so prohibited. Upon receipt of such notice from MSB and for a period of 15 days thereafter, the Holder and/or Owner may revoke its notice of repurchase of the Warrant and/or Warrant Stock by written notice to MSB at its principal office stating that the Holder and/or the Owner elects to revoke its election to exercise its right to require MSB to repurchase the Warrant and/or Warrant Stock, whereupon MSB will promptly deliver to the Holder and/or Owner the Warrant and/or certificates representing shares of Warrant Stock surrendered to MSB for purposes of such repurchase. Whether or not such election is revoked, MSB hereby agrees to use its best efforts to obtain all required legal and regulatory approvals necessary to permit MSB to repurchase the Warrant and/or the Warrant Stock to the full extent and as promptly as practicable.

                  (e) For purposes of this Section 7, a Repurchase Event shall be deemed to have occurred upon (i) the consummation of any merger, consolidation or similar transaction involving MSB or any purchase, lease or other acquisition of all or a substantial portion of the assets of MSB, other than any such transaction which would not constitute an Acquisition Transaction pursuant to the provisions of
         Section 1(c) of the Warrant, or (ii) upon the acquisition by any person of beneficial ownership of 50% or more of the then outstanding shares of MSB Common Stock.

         SECTION 8.   ASSUMPTION OF OBLIGATIONS UNDER THIS AGREEMENT.
MSB will not enter into any transaction described in paragraph 5(a) of the Warrant unless the "Acquiring Corporation" (as that term is defined in the Warrant) assumes in writing all the obligations of MSB hereunder. Neither of the parties hereto may assign any of its rights or obligations under this Agreement or the Warrant created hereunder to any other person, without the express written consent of the other party, except that in the event a Triggering Event shall have occurred prior to an Exercise Termination Event, the Holder, subject to the express provisions hereof, may assign in whole or in part its rights and obligations hereunder within 90 days following such Triggering Event; provided, however, that until the date 15 days following the date on which the Office of Thrift Supervision approves an application by the Holder pursuant to applicable laws and regulations to acquire the shares of MSB Common Stock subject to the Warrant, IBC may not assign its rights under the Warrant except in (i) a widely dispersed public distribution, (ii) a private placement in which no one party acquires the right to purchase in excess of 2% of the voting shares of MSB,
(iii) an assignment to a single party (e.g., a broker or investment banker) for the purpose of conducting a widely dispersed public distribution on the Holder's behalf, or (iv) any other manner approved by the Office of Thrift Supervision.

         SECTION 9. REMEDIES. Without limiting the foregoing or any remedies available to the Holder, MSB specifically acknowledges that neither IBC nor any successor holder of the Warrant would have an adequate remedy at law for any breach of this Warrant Purchase Agreement and MSB hereby agrees that IBC and any successor holder of the Warrant shall be entitled to specific performance of the obligations of MSB hereunder and injunctive relief against actual or threatened violations of the provisions hereof.

         SECTION 10. TERMINATION. This Warrant Purchase Agreement will terminate upon a termination of the Warrant in accordance with Section 9 thereof.

         IN WITNESS WHEREOF, the parties hereto have executed this Warrant Purchase Agreement as of the day and year first above written.


                                      INDEPENDENT BANK CORPORATION


                                      By:
                                         ---------------------------------------
                                         Charles Van Loan
                                         Its: Chief Executive Officer

                                      MUTUAL SAVINGS BANK, F.S.B.


                                      By:
                                         ---------------------------------------
                                         Robert N. Schuster
                                         Its: Chief Executive Officer

                   ATTACHMENT A TO WARRANT PURCHASE AGREEMENT


THIS WARRANT AND THE COMMON SHARES ISSUABLE UPON THE EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR REGISTERED OR QUALIFIED UNDER ANY STATE SECURITIES LAWS, AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED WITHOUT BEING SO REGISTERED OR QUALIFIED UNLESS AN EXEMPTION OR EXEMPTIONS FROM SUCH REGISTRATION OR QUALIFICATION REQUIREMENTS ARE AVAILABLE.

                                     WARRANT

                        TO PURCHASE 853,792 COMMON SHARES

                                       OF

                           MUTUAL SAVINGS BANK, F.S.B.

         This is to certify that, for value received, INDEPENDENT BANK CORPORATION, a Michigan corporation ("IBC"), is entitled to purchase from MUTUAL SAVINGS BANK, f.s.b., a federally chartered stock savings bank ("MSB"), at any time within ninety days after the first occurrence of a Triggering Event and prior to the occurrence of an Exercise Termination Event, an aggregate of up to 853,792 common shares, $0.01 par value per share, of MSB ("MSB Common Stock"), at a price of $9.8125 per share (the "Exercise Price"), subject to the terms and conditions of this Warrant and a certain Warrant Purchase Agreement, of even date herewith, between IBC and MSB (the "Warrant Purchase Agreement"). The number of shares of MSB Common Stock which may be received upon the exercise of this Warrant and the Exercise Price are subject to adjustment from time to time as hereinafter set forth. The terms and conditions set forth in this Warrant and the Warrant Purchase Agreement shall be binding upon the respective successors and assigns of both of the parties hereto. This Warrant is issued in connection with a certain Agreement and Plan of Reorganization, dated as of the date hereof, between IBC and MSB (the "Merger Agreement"), which provides for the consolidation of MSB into a wholly owned subsidiary of IBC (the "Consolidation"), and a certain Consolidation Agreement among IBC, its subsidiary and MSB, which provides certain additional terms and conditions relating to the Merger (the "Consolidation Agreement"). The Merger Agreement and the Consolidation Agreement are sometimes hereinafter collectively referred to as the "Merger Documents." All capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Merger Documents. The term "Holder" shall mean and refer to IBC or any successor holder of this Warrant.

         SECTION 1.   EXERCISE OF THE WARRANT.

                  (a) The Holder will not exercise this Warrant unless it has obtained all required approvals, if any, of appropriate regulatory authorities having jurisdiction, including the Office of Thrift Supervision, pursuant to all applicable laws and regulations. Further, subject to the terms and conditions set forth in this Warrant and in the Warrant Purchase Agreement and the provisions of applicable law, the Holder will not exercise this Warrant without the written consent of MSB except within ninety days after the occurrence of any of the following events (a "Triggering Event") and prior to the occurrence of an Exercise Termination Event:

                           (i) any material, willful, and intentional breach of the Merger Documents by MSB that would permit IBC to terminate the Merger Documents (A) occurring after the receipt by MSB of a proposal to engage in an Acquisition Transaction,
                  (B) occurring after the announcement by any other Person of an intention to engage in an Acquisition Transaction, or (c) in anticipation and for the purpose of engaging in an Acquisition Transaction;

                           (ii) (A) a proposal to engage in an Acquisition Transaction is submitted to and approved by the shareholders of MSB at any time prior to December 31, 2000, or (B) a Tender Offer is commenced and the transactions contemplated in the Tender Offer are completed in such a manner that the Person making the Tender Offer acquires beneficial ownership of more than 20 percent of the capital stock or any other class of voting securities of MSB, and the Consolidation is not consummated prior to December 31, 2000;

                           (iii) (A) a proposal to engage in an Acquisition
                  Transaction is received by MSB or a Tender Offer is made directly to the shareholders of MSB or the intention of making an Acquisition Transaction or Tender Offer is announced at any time prior to the holding of the MSB Shareholders' Meeting; and (B) the Board of Directors of MSB (1) fails to recommend to the shareholders of MSB that they vote their shares of MSB Common Stock in favor of the approval of the Consolidation,
                  (2) withdraws such recommendation previously made, (3) fails to solicit proxies of shareholders of MSB to approve the Consolidation, or (4) fails to hold the MSB Shareholders' Meeting;

                  (b) Notwithstanding the foregoing, this Warrant shall not be exercisable after the occurrence of an Exercise Termination Event which for purposes hereof means (i) the Effective Time (as defined in the Agreement) of the Consolidation, (ii) the failure of the shareholders of IBC to approve the Consolidation; (iii) the failure of any Regulatory Authority to provide any required Consent to the Consolidation, which failure was not the result of the existence of the Acquisition Proposal or a breach by MSB of any of its obligations under any of the Merger Documents; or (iv) the Merger Documents are terminated pursuant to Section 6.1 of the Merger Agreement, unless the event giving rise to the right to terminate is a breach by MSB and is preceded by a Triggering Event or the receipt by MSB of an Acquisition Transaction proposal, or the announcement by another Person of a proposal involving an Acquisition Transaction.

                  (c) An "Acquisition Transaction" shall mean a transaction between MSB and any Person other than IBC or any Affiliate of IBC involving (A) the sale or other disposition of more than 20% of the shares of the capital stock or any other class of voting securities of MSB, including, but not limited to, a Tender Offer, (B) the sale or other disposition of 15% or more of the consolidated assets or deposits of MSB, or (c) a merger or consolidation involving MSB other than a transaction pursuant to which MSB will be the surviving corporation and the current shareholders of MSB will be the owners of a majority of the stock of the surviving corporation following the transaction. For purposes of this Section 1, a Tender Offer which is contingent upon the expiration of the Warrant is deemed to commence when it is announced.

                  (d) This Warrant shall be exercised by presentation and surrender hereof to MSB at its principal office accompanied by (i) a written notice of exercise for a specified number of shares of MSB Common Stock, (ii) payment to MSB, for the account of MSB, of the Exercise Price for the number of shares specified in such notice, and
         (iii) a certificate of the Holder indicating the Triggering Event that has occurred which entitles the Holder to exercise this Warrant. The Exercise Price for the number of shares of MSB Common Stock specified in the notice shall be payable in immediately available funds.

                  (e) Upon such presentation and surrender, MSB shall issue promptly (and within three business days if requested by the Holder) to the Holder, or any assignee, transferee, or designee permitted by subparagraph (g) of this Section 1, the shares to which the Holder is entitled hereunder and the Holder shall deliver to MSB a copy of this Warrant and a letter agreeing that the Holder will not offer to sell or otherwise dispose of such shares in violation of applicable law or the provisions of this Warrant.

                  (f) Certificates for shares of MSB Common Stock may be endorsed with a restrictive legend that shall read substantially as follows:

                  "The transfer of the shares represented by this certificate is subject to certain provisions of an agreement between the registered holder hereof and Issuer and to resale restrictions arising under the Securities Act of 1933, as amended. A copy of such agreement is on file at the principal office of Issuer and will be provided to the holder hereof without charge upon receipt by Issuer of a written request therefor."

         It is understood and agreed that: (i) the reference to the resale restrictions of the Securities Act of 1933, as amended (the "1933 Act"), in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the Holder shall have delivered to MSB a copy of a letter from the staff of the SEC, or an opinion of counsel, in form and substance reasonably satisfactory to MSB, to the effect that such legend is not required for purposes of the 1933 Act; (ii) the reference to the provisions of this Warrant in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Warrant and under circumstances that do not require the retention of such reference; and (iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied. In addition, such certificates shall bear any other legend as may be required by law.

                  (g) If this Warrant should be exercised in part only, MSB shall, upon surrender of this Warrant for cancellation, execute and deliver a new Warrant evidencing the rights of the Holder thereof to purchase the balance of the shares purchasable hereunder. Upon receipt by MSB of this Warrant, in proper form for exercise, the Holder shall be deemed to be the holder of record of the shares of MSB Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of MSB shall then be closed or that certificates representing such shares of MSB Common shall not then be actually delivered to the Holder. MSB shall pay all expenses, and any and all federal, state, and local taxes and other charges that may be payable in connection with the preparation, issue, and delivery of stock certificates under this
         Section 1 in the name of the Holder or of any assignee, transferee, or designee permitted by subparagraph (g) of this Section 1.

                  (h) Neither of the parties hereto may assign any of its rights or obligations under this Warrant created hereunder to any other person, without the express written consent of the other party, except that in the event a Triggering Event shall have occurred prior to an Exercise Termination Event, the Holder, subject to the express provisions hereof, may assign in whole or in part its rights and obligations hereunder within 90 days following such Triggering Event; provided, however, that until the date 15 days following the date on which the Office of Thrift Supervision approves an application by the Holder pursuant to applicable laws and regulations to acquire the shares of MSB Common Stock subject to this Warrant, IBC may not assign its rights under this Warrant except in (i) a widely dispersed public distribution, (ii) a private placement in which no one party acquires the right to purchase in excess of 2% of the voting shares of MSB,
         (iii) an assignment to a single party (e.g., a broker or investment banker) for the purpose of conducting a widely dispersed public distribution on the Holder's behalf, or (iv) any other manner approved by the Office of Thrift Supervision.

         SECTION 2.  CERTAIN COVENANTS AND REPRESENTATIONS OF MSB AND IBC.

                  (a) MSB shall at all times maintain sufficient authorized but unissued shares of MSB Common Stock so that this Warrant may be exercised without additional authorization of the holders of MSB Common Stock, after giving effect to all other outstanding options, warrants, convertible securities, and other rights to purchase MSB Common Stock.

                  (b) MSB represents and warrants to the Holder that the shares of MSB Common Stock issued upon an exercise of this Warrant will be duly authorized, fully paid, nonassessable, and subject to no preemptive rights.

                  (c) MSB agrees (i) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations, or conditions to be observed or performed hereunder by MSB; (ii) promptly to take all action as may from time to time be required, (including, without limitation (A) complying with all pre-merger notification, reporting, and waiting period requirements specified in 15 U.S.C. Section 18a and regulations promulgated thereunder, and (B) in the event, under the Bank Holding Company Act of 1956, as amended (the "Bank Holding Company Act"), or the Change in Bank Control Act of 1978, or other statute, the prior approval of the Office of Thrift Supervision or other regulatory agency (collectively, the "Agencies"), is necessary before the Warrant may be exercised or transferred, cooperate fully with the Holder in preparing such applications and providing such information to the Agencies as the Agencies may require) in order to permit the Holder to exercise or transfer this Warrant and MSB duly and effectively to issue shares pursuant to the exercise hereof; and (iii) promptly to take all action provided herein to protect the rights of the Holder against dilution.

                  (d) IBC represents and warrants to MSB that the Warrant is not being, and any shares of MSB Common Stock or other securities acquired by IBC upon exercise of the Warrant will not be, acquired with a view to the public distribution thereof and will not be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the Securities Act of 1933, as amended.

         SECTION 3. FRACTIONAL SHARES. MSB shall not be required to issue fractional shares of MSB Common Stock upon an exercise of this Warrant but shall pay for such fraction of a share in cash or by certified or official bank check at the Exercise Price.

         SECTION 4. EXCHANGE OR LOSS OF WARRANT. This Warrant is exchangeable, without expense, at the option of the Holder, upon presentation and surrender hereof at the principal office of MSB for other Warrants of different denominations entitling the Holder thereof to purchase in the aggregate the same number of shares of MSB Common Stock purchasable hereunder. The term "Warrant" as used herein includes any warrants for which this Warrant may be exchanged. Upon receipt by MSB of evidence reasonably satisfactory to it of the loss, theft, destruction, or mutilation of this Warrant, and (in the case of loss, theft, or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Warrant, if mutilated, MSB will execute and deliver a new Warrant of like tenor and date. Any such new Warrant executed and delivered shall constitute an additional contractual obligation on the part of MSB, whether or not the Warrant so lost, stolen, destroyed, or mutilated shall at any time be enforceable by anyone.

         SECTION 5.   CERTAIN TRANSACTIONS.

                  (a) In the event that prior to an Exercise Termination Event, MSB shall (i) consolidate with or merge into any Person, other than IBC or one of its Affiliates, and shall not be the continuing or surviving corporation of such consolidation or merger, (ii) permit any Person, other than IBC or one of its Affiliates, to merge into MSB, and MSB shall be the continuing or surviving corporation, but, in connection with such merger, (x) the shareholders of MSB immediately prior to such merger own less than a majority of the surviving corporation's outstanding voting securities, or (y) the then outstanding voting shares of MSB Common Stock shall be changed into or exchanged for stock or other securities of any other Person or cash or any other property, or (iii) sell or otherwise transfer all or substantially all of its assets to any Person, other than IBC or one of its Affiliates, then, and in any such case, the agreement governing such transaction shall make proper provision so that this Warrant shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, a warrant, at the option of the Holder, of either (A) the Acquiring Corporation (as hereinafter defined), (B) any company which controls the Acquiring Corporation, or
         (c) in the case of a merger described in clause (a)(ii) above, MSB, in which case such warrant shall be a newly issued warrant (in any such case, the "Substitute Warrant").

                  (b) For purposes of this Section 5, the following terms have the meanings indicated:

                           (i) "Acquiring Corporation" shall mean (A) the continuing or surviving corporation of a consolidation or merger with MSB (if other than MSB), (B) the corporation merging into MSB in a merger in which MSB is the continuing or surviving person and in connection with which the then outstanding shares of MSB Common Stock are changed into or exchanged for stock or other securities of any other Person or cash or any other property, or (c) the transferee of all or substantially all of MSB's assets;

                           (ii) "Substitute Common" shall mean the common stock issued by the issuer of the Substitute Warrant;

                           (iii) "Assigned Value" shall mean the Market/Offer
                  Price as determined pursuant to Subsection 7(b) of the Warrant Purchase Agreement; provided, however, that in the event of a sale of all or substantially all of MSB's assets, the Assigned Value shall be the sum of the price paid in such sale for such assets and the current market value of the remaining assets of MSB as determined by a recognized investment banking firm selected by the Holder, divided by the number of shares of MSB Common Stock outstanding at the time of such sale;

                           (iv) "Average Price" shall mean the average closing price of a share of Substitute Common for the one year immediately preceding the consolidation, merger, or sale in question, but in no event higher than the closing price of the shares of Substitute Common on the day preceding such consolidation, merger, or sale; provided that if MSB is the issuer of the Substitute Warrant, the Average Price shall be computed with respect to a share of the common stock issued by the Person merging into MSB or by any company which controls such Person, as the Holder may elect;

                           (v) A "Person" shall mean any individual, firm, corporation or other entity and include as well any syndicate or group deemed to be a "person" by Section 13(d)(3) of the Securities Exchange Act of 1934, as amended; and

                           (vi) "Affiliate" shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended.

                  (c) The Substitute Warrant shall have the same terms as this Warrant, provided that, if the terms of the Substitute Warrant cannot, for legal reasons, be the same as this Warrant, such terms shall be as similar as possible and in no event less advantageous to the Holder. The issuer of the Substitute Warrant shall also enter into an agreement with the then Holder of the Substitute Warrant in substantially the same form as the Warrant Purchase Agreement, which shall be applicable to the Substitute Warrant.

                  (d) The Substitute Warrant shall be exercisable for such number of shares of Substitute Common as is equal to the Assigned Value multiplied by the number of shares of MSB Common Stock for which this Warrant is then exercisable, divided by the Average Price. The exercise price of the Substitute Warrant per share of Substitute Common shall be equal to the Exercise Price multiplied by a fraction in which the numerator is the number of shares of MSB Common Stock for which this Warrant is then exercisable and the denominator is the number of shares of Substitute Common for which the Substitute Warrant is exercisable.

         SECTION 6.   RIGHTS OF THE HOLDER; REMEDIES.

                  (a) The Holder shall not, by virtue hereof and prior to the exercise hereof, be entitled to any rights of a holder of MSB Common Stock.

                  (b) Without limiting the foregoing or any remedies available to the Holder, MSB specifically acknowledges that neither IBC nor any successor Holder of this Warrant would have an adequate remedy at law for any breach of this Warrant and MSB hereby agrees that IBC and any successor Holder shall be entitled to specific performance of the obligations of MSB hereunder and injunctive relief against actual or threatened violations of the provisions hereof.

         SECTION 7. ANTIDILUTION PROVISIONS. The number of shares of MSB Common Stock purchasable upon the exercise hereof shall be subject to adjustment from time to time as provided in this Section 7.

                  (a) In the event that MSB issues any additional shares of MSB Common Stock at any time after the date hereof (including pursuant to stock option plans), the number of shares of MSB Common Stock which can be purchased pursuant to this Warrant shall be increased by an amount equal to 19.9 percent of the additional shares so issued.

                  (b) (i) In the event that, after the date hereof, MSB pays or makes a dividend or other distribution of any class of capital stock of MSB in MSB Common Stock, the number of shares of MSB Common Stock purchasable upon exercise hereof shall be increased by multiplying such number of shares by a fraction of which the denominator shall be the number of shares of MSB Common Stock outstanding at the close of business on the day immediately preceding the date of such distribution and the numerator shall be the sum of such number of shares and the total number of shares constituting such dividend or other distribution, such increase to become effective immediately after the opening of business on the day following such distribution.

                           (ii) In the event that, after the date hereof, outstanding shares of MSB Common Stock are subdivided into a greater number of shares of MSB Common Stock, the number of shares of MSB Common Stock purchasable upon exercise hereof at the opening of business on the day following the day upon which such subdivision becomes effective shall be proportionately increased, and, conversely, in the event that, after the date hereof, outstanding shares of MSB Common Stock are combined into a smaller number of shares of MSB Common Stock, the number of shares of MSB Common Stock purchasable upon exercise hereof at the opening of business on the day following the day upon which such combination becomes effective shall be proportionately decreased, such increase or decrease, as the case may be, to become effective immediately after the opening of business on the day following the day upon which such subdivision or combination becomes effective.

                           (iii) The reclassification (including any
                  reclassification upon a merger in which MSB is the continuing corporation) of MSB Common Stock into securities including other than MSB Common Stock shall be deemed to involve a subdivision or combination, as the case may be, of the number of shares of MSB Common Stock outstanding immediately prior to such reclassification into the number of shares of MSB Common Stock outstanding immediately thereafter and the effective date of such reclassification shall be deemed to be the day upon which such subdivision or combination becomes effective, as the case may be, within the meaning of clause (ii) above.

                  (c) Whenever the number of shares of MSB Common Stock purchasable upon exercise hereof is adjusted pursuant to paragraph (b) above, the Exercise Price shall be adjusted by multiplying the Exercise Price by a fraction the numerator of which is equal to the number of shares of MSB Common Stock purchasable prior to the adjustment and the denominator of which is equal to the number of shares of MSB Common Stock purchasable after the adjustment.

                  (d) For the purpose of this Section 7, the term "MSB Common Stock" shall include any shares of MSB of any class or series which has no preference or priority in the payment of dividends or in the distribution of assets upon any voluntary or involuntary liquidation, dissolution, or winding up of MSB and which is not subject to redemption by MSB.

         SECTION 8.  NOTICE.

                  (a) Whenever the number of shares of MSB Common Stock for which this Warrant is exercisable is adjusted as provided in Section 7 hereof, MSB shall promptly compute such adjustment and mail to the Holder a certificate, signed by a principal financial officer of MSB, setting forth the number of shares of MSB Common Stock for which this Warrant is exercisable and the adjusted Exercise Price as a result of such adjustment, a brief statement of the facts requiring such adjustment, the computation thereof, and when such adjustment will become effective.

                  (b) Upon the occurrence of a Triggering Event MSB shall (i) promptly notify the Holder and/or the "Owner" (as that term is defined in the Warrant Purchase Agreement) of such event, (ii) promptly compute the "Warrant Repurchase Price" and the "Warrant Stock Repurchase Price" (as such terms are defined in the Warrant Purchase Agreement), and
         (iii) furnish to the Holder and/or the Owner a certificate, signed by the chief financial officer of MSB setting forth the Warrant Repurchase Price and/or the Warrant Stock Repurchase Price and the basis and computation thereof.

                  (c) Upon the occurrence of an event which results in this Warrant becoming convertible into, or exchangeable for, the Substitute Warrant, as provided in Section 5 hereof, MSB and the Acquiring Corporation shall promptly notify the Holder of such event; and, upon receipt from the Holder of its choice as to the issuer of the Substitute Warrant, the Acquiring Corporation shall promptly compute the number of shares of Substitute Common for which the Substitute Warrant is exercisable and furnish to the Holder a certificate, signed by a principal financial officer of the Acquiring Corporation, setting forth the number of shares of Substitute Common for which the Substitute Warrant is exercisable, the Substitute Warrant exercise price, a computation thereof, and when such adjustment will become effective.

         SECTION 9. TERMINATION. This Warrant and the rights conferred hereby shall terminate upon the earliest of (i) six months after the occurrence of a Triggering Event; (ii) the Effective Time of the Merger, (iii) the date of termination of the Merger Documents unless (a) the event giving rise to the right to terminate is preceded by a Triggering Event, or (b) the receipt by MSB, or the announcement by another person, of a proposal involving an Acquisition Transaction or Tender Offer, unless the Agreement is earlier terminated by MSB, pursuant to its right to terminate the Agreement, under the conditions of Section 6.1 of the Agreement; or (iv) December 31, 2000.

         IN WITNESS WHEREOF, the undersigned has executed this Warrant as of
this                  , 1999.


ATTEST:                                 MUTUAL SAVINGS BANK, F.S.B.


By:                                     By:
                                           -------------------------------------
                                           Robert N. Schuster
Title:                                     Its: Chief Executive Officer

                              AFFILIATE AGREEMENT



Independent Bank Corporation
230 West Main Street
Ionia, Michigan 48846

Attention: Mr. William R. Kohls, Chief Financial Officer

Ladies and Gentlemen:

         The undersigned is a shareholder of Mutual Savings Bank, f.s.b., a federal savings bank ("MSB"), and may become a shareholder of Independent Bank Corporation, a Michigan corporation ("IBC") pursuant to the transactions described in a certain Agreement and Plan of Reorganization, dated as _____________, 1999 (the "Agreement"), by and between IBC and MSB. Under the terms of the Agreement, MSB will be consolidated with and into a wholly owned Michigan bank subsidiary of IBC (the "Consolidation"), and the shares of the $0.01 par value common stock of MSB ("MSB Common Stock") will be converted into the right to receive shares of the $1.00 par value common stock of IBC ("IBC Common Stock"). This Affiliate Agreement represents an agreement between the undersigned and IBC regarding certain rights and obligations of the undersigned in connection with any and all shares of IBC Common Stock to be received by the undersigned as a result of the Consolidation.

         In consideration of the Consolidation and the mutual covenants contained herein, the undersigned and IBC hereby agree as follows:

         1. Affiliate Status. The undersigned understands and agrees that as to MSB the undersigned may be deemed to be an "affiliate" under Rule 145(c) of the Rules and Regulations of the Securities and Exchange Commission ("SEC") under the Securities Act of 1933, as amended ("1933 Act"), and the undersigned anticipates that the undersigned may be deemed to be such an "affiliate" at the time of the Consolidation.

         2. Covenants and Warranties of Undersigned. The undersigned represents, warrants, and agrees that IBC has informed the undersigned that the issuance of shares of IBC Common Stock to the undersigned in connection with the Consolidation will be registered with the SEC under the 1933 Act on a Registration Statement on Form S-4 and that such registration will not cover any resale or other disposition of IBC Common Stock and that shares of IBC Common Stock received pursuant to the Consolidation can only be sold by the undersigned
(a) following such time as financial results covering at least 30 days of post-consolidation combined operations have been published, and (b)(1) following registration under the 1933 Act, or (2) in conformity with the requirements of Rule 145(d) promulgated by the SEC as the same now exist or may hereafter be

                                    EXHIBIT C
amended, or (3) to the extent some other exemption from registration under the 1933 Act might be available.

         3. Understanding of Restrictions on Dispositions. The undersigned has carefully read the Agreement and this Affiliate Agreement and discussed their requirements and impact upon his ability to sell, transfer, or otherwise dispose of the shares of IBC Common Stock received by the undersigned as a result of the Consolidation, to the extent he believes necessary, with the undersigned's counsel or counsel for MSB.

         4. Filing of Reports by IBC. IBC agrees, for a period of two years after the effective date of the Consolidation, to file on a timely basis all reports required to be filed by it pursuant to Section 13 of the Securities Exchange Act of 1934, as amended, so that the public information provisions of Rule 145(d) promulgated by the SEC as the same are presently in effect will be available to the undersigned in the event the undersigned desires to transfer any shares of IBC Common Stock issued to the undersigned pursuant to the Consolidation.

         5. Transfer Restrictions. The undersigned agrees that IBC may refuse to permit the undersigned to sell, transfer, or dispose of the IBC Common Stock unless: (a) there is an effective registration statement filed pursuant to the 1933 Act covering such sale, transfer, or other disposition; (b) in the opinion of counsel for IBC, or in the opinion of counsel satisfactory to counsel for IBC, such registration is not required; (c) the undersigned furnishes to IBC a copy of a "no action" or interpretive letter or other definitive ruling from the staff of the SEC to the effect that the proposed sale, transfer, or other disposition may be effected without registration; or (d) the undersigned effects the sale, transfer or disposition within the limits, and in accordance with the applicable provisions of Rule 145 under the 1933 Act.

         6. Rule 145. If the undersigned proposes to sell any of the securities pursuant to Rule 145, and if such sale would be permitted under the terms of this letter, then IBC will, upon the undersigned's written request, supply me with the following: (a) a statement as to whether IBC has complied with the provisions of Rule 144(c) regarding the filing of reports with the SEC as a condition to sales made pursuant to that rule; and (b) a confirmation as to the number of shares of IBC outstanding as shown by the most recent report or statement published by IBC.

         7. No Obligation to Register. Except as set forth in this letter, IBC is under no obligation to register the sale, transfer, or other disposition of the securities by the undersigned, or on the undersigned's behalf, or to take any other action necessary in order to effect compliance with an exemption from registration available.

         8. Legend. IBC may decline to register any transfer of securities, except consistent with this letter. IBC may place on the certificates for my shares and any substitute certificates a legend stating in substance:

            The shares represented by this certificate are subject to the provisions of Rule 145 under the Securities Act of 1933 and may not be sold, transferred or otherwise disposed of without compliance with said rule.

         9. Removal of Legend. The undersigned understands that the legend, if any, with respect to the shares of IBC Common Stock received by the undersigned shall be removed by IBC by delivery of substitute certificates without the legend, and the related transfer restrictions shall be lifted if: (a) the shares of IBC Common Stock shall have been registered under the 1933 Act for resale;
(b) there shall have been delivered to IBC a copy of the letter from the staff of the SEC, or an opinion of counsel satisfactory to IBC, to the effect that an exemption from registration under the Act is available with respect thereto; or
(c) two years have elapsed since the Effective Date of the Consolidation, as defined in the Agreement, and the conditions of Rule 145(d)(3) are satisfied.

         10. Miscellaneous. This Affiliate Agreement is the complete agreement between IBC and the undersigned concerning the subject matter hereof. Any notice required to be sent to any party hereunder shall be sent by registered or certified mail, return receipt requested, using the address set forth herein or such other address as shall be furnished in writing by the parties. This Affiliate Agreement shall be governed by the laws of the State of Michigan.

         This Affiliate Agreement is executed by the undersigned as of the _____ day of _________, 1999.

                                     Very truly yours,


                                     -----------------------------------
                                     Signature

                                     -----------------------------------
                                     Print Name

                                     -----------------------------------

                                     -----------------------------------

                                     -----------------------------------
                                     Address


                       [Signatures Continued on Next Page]

         The foregoing Affiliate Agreement is agreed to and accepted by the undersigned as of ___________________, 1999.


                                  INDEPENDENT BANK CORPORATION


                                  By
                                    -----------------------------------------
                                    William R. Kohls, Chief Financial Officer

                         MANAGEMENT CONTINUITY AGREEMENT


         THIS IS AN AGREEMENT between INDEPENDENT BANK CORPORATION (the "Corporation"), whose principal offices are 230 West Main Street, Ionia, Michigan 48846, and ______________________________________ (the "Executive"),
dated ______________, 1998.

                                    RECITALS

         The Executive is a key officer of the Corporation or a Subsidiary whose continued dedication, availability, advice and counsel to the Corporation and its Subsidiaries is deemed important to the Board of Directors of the Corporation ("Board"), the Corporation and its shareholders. The services of the Executive, his experience and knowledge of the affairs of the Corporation and his reputation and contacts in the industry are extremely valuable to the Corporation. The Corporation wishes to attract and retain such well-qualified executives, and it is in the best interests of the Corporation to secure the continued services of the Executive notwithstanding any change in control of the Corporation.

         The Corporation considers the establishment and maintenance of a sound and vital management team to be part of its overall corporate strategy and to be essential to protecting and enhancing the best interests of this Corporation and its shareholders. Accordingly, the Board has approved this Agreement with the Executive and authorized its execution and delivery on behalf of the Corporation.

                                    AGREEMENT

         1. Term of Agreement. This Agreement will begin on the date entered above (the "Commencement Date") and will continue in effect through the third anniversary of the Commencement Date (the "Initial Term"). Thereafter, this Agreement shall be extended automatically for additional three (3) year periods ("Renewal Terms") at the end of the Initial Term and each Renewal Term, unless not later than twelve (12) months prior to the end of the Initial Term or a Renewal Term, the Corporation gives written notice to Executive that it has elected not to renew this Agreement. Notwithstanding the foregoing, if a Change of Control occurs during the term of this Agreement, this Agreement will continue in effect for thirty-six (36) months beyond the end of the month in which any Change of Control occurs.

         2. Definitions. The following defined terms shall have the meanings set forth below, for purposes of this Agreement:

              (a) Average Base Salary. Average Base Salary shall mean the Executive's average annual salary during the three (3) calendar year period beginning two (2) years immediately prior to the year of Change of Control and the year in which the Change of Control occurred; provided that if Executive has been employed for less than three (3) years,

                                    EXHIBIT D

         Average Base Salary shall be determined during that lesser period or if less than one year, the Executive's prevailing salary shall be annualized.

              (b) Average Bonus. Average Bonus shall mean the average of the last three (3) bonuses paid to Executive under the Corporation's Management Incentive Compensation Plan immediately preceding the Change of Control, and if the Executive is eligible to participate in the Corporation's Incentive Share Grant Plan, the Executive shall be deemed to have participated in that plan for each of those three years, whereby those bonuses shall be based on the aggregate fair market value of the shares of the Corporation's stock acquired or that would have been acquired irrespective of the restrictions on transfer or forfeiture provisions.

              (c) Change of Control. A "Change in Control" shall mean a change in control of the Corporation of such a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934 ("Exchange Act"), or such item thereof which may hereafter pertain to the same subject; provided that, and notwithstanding the foregoing, a Change in Control shall be deemed to have occurred if:

                   (i) Any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing twenty percent (20%) or more of the combined voting power of the Corporation's then outstanding securities; or

                   (ii) At any time a majority of the Board of Directors of the Corporation is comprised of other than Continuing Directors (for purposes of this paragraph, the term Continuing Director means a director who was either (A) first elected or appointed as a Director prior to the date of this Agreement; or (B) subsequently elected or appointed as a director if such director was nominated or appointed by at least a majority of the then Continuing Directors); or

                   (iii)  Any of the following occur:

                          (A) Any merger or consolidation of the Corporation,
                   other than a merger or consolidation in which the voting securities of the Corporation immediately prior to the merger or consolidation continue to represent (either by remaining outstanding or being converted into securities of the surviving entity) fifty-one percent (51%) or more of the combined voting power of the Corporation or surviving entity immediately after the merger or consolidation with another entity;

                          (B) Any sale, exchange, lease, mortgage, pledge,
                   transfer, or other disposition (in a single transaction or a series of related transactions) of all or substantially all of the assets of the Corporation which shall include, without limitation, the sale of assets or earning power aggregating more than fifty percent (50%) of the assets or earning power of the Corporation on a consolidated basis;

                          (C) Any liquidation or dissolution of the Corporation;

                          (D) Any reorganization, reverse stock split, or
                   recapitalization of the Corporation which would result in a Change of Control; or

                          (E) Any transaction or series of related transactions
                   having, directly or indirectly, the same effect as any of the foregoing; or any agreement, contract, or other arrangement providing for any of the foregoing.

              (d) Disability. "Disability" means that, as a result of Executive's incapacity due to physical or mental illness, the Executive shall have been found to be eligible for the receipt of benefits under the Corporation's long term disability plan.

              (e) Cause. "Cause" means (i) the willful commission by the Executive of a criminal or other act that causes or will probably cause substantial economic damage to the Corporation or a Subsidiary or substantial injury to the business reputation of the Corporation or a Subsidiary; (ii) the commission by the Executive of an act of fraud in the performance of such Executive's duties on behalf of the Corporation or a Subsidiary; (iii) the continuing willful failure of the Executive to perform the duties of such Executive to the Corporation or a Subsidiary (other than any such failure resulting from the Executive's Disability or occurring after issuance by Executive of a Notice of Termination for Good Reason) after written notice thereof (specifying the particulars thereof in reasonable detail) and a reasonable opportunity to be heard and cure such failure are given to the Executive by the Board; or (iv) the order of a federal or state bank regulatory agency or a court of competent jurisdiction requiring the termination of the Executive's employment. For purposes of this subparagraph, no act, or failure to act, on the Executive's part shall be deemed "willful" unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the action or omission was in the best interest of the Corporation or a Subsidiary.

              (f) Good Reason. For purposes of this Agreement, "Good Reason" means the occurrence of any one or more of the following without the Executive's express written consent:

                   (i) The assignment to Executive of duties which are
              materially different from or inconsistent with the duties, responsibilities and status of Executive's position at any time during the six (6) month period prior to the Change of Control of the Corporation, or which result in a significant reduction in Executive's authority and responsibility as an executive of the Corporation or a Subsidiary;

                   (ii) A reduction by the Corporation in Executive's base salary or salary grade as of the day prior to the Change of Control, or the failure to grant salary increases and bonus payments on a basis comparable to those granted to other executives of the Corporation, or reduction of Executive's most recent incentive bonus potential prior to the Change of Control under the Corporation's Management Incentive Compensation Plan, or any successor plan;

                   (iii) Either (a) the Corporation requiring Executive to be based at a location in excess of ten (10) miles from the location where Executive is currently based, or (b) in the event of any relocation of the Executive with the Executive's express written consent, the failure of the Corporation or a Subsidiary to pay (or reimburse the Executive for) all reasonable moving expenses by the Executive relating to a change of principal residence in connection with such relocation and to pay the Executive the amount of any loss realized in the sale of the Executive's principal residence in connection with any such change of residence. Any gain realized upon the sale shall not offset the obligation to pay moving expenses, and the amounts payable under
              (b) shall be tax effected, all to the effect that the Executive shall incur no loss on an after tax basis;

                   (iv) The failure of the Corporation to obtain a satisfactory agreement from any successor to the Corporation to assume and agree to perform this Agreement, as contemplated in Paragraph 6 hereof;

                   (v) Any termination by the Corporation of Executive's employment that is other than for Cause;

                   (vi) Any termination of Executive's employment, reduction in Executive's compensation or benefits, or adverse change in Executive's location or duties, if such termination, reduction or adverse change (aa) occurs within six (6) months before a Change of Control, (bb) is in contemplation of such Change in Control, and (cc) is taken to avoid the effect of this Agreement should such action occur after such Change in Control; or

                   (vii) The failure of the Corporation to provide the Executive with substantially the same fringe benefits (including, without limitation, retirement plan, health care, insurance, stock options and paid vacations) that were provided to him immediately prior to the Change in Control, or with a package of fringe benefits that, though one or more of such benefits may vary from those in effect immediately prior to such Change in Control, is substantially comparable in all material respects to such fringe benefits taken as a whole.

              The existence of Good Reason shall not be affected by Executive's Disability. Executive's continued employment shall not constitute a waiver of Executive's rights with respect to any circumstance constituting Good Reason under this Agreement.

              (g) Notice of Termination. "Notice of Termination" means a written notice indicating the specific termination provision in this Agreement relied upon and setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the employment under the provision so indicated. The Executive shall not be entitled to give a Notice of Termination that the Executive is terminating employment for Good Reason more than six (6) months following the occurrence of the event alleged to constitute Good Reason, except with respect to an event which occurred before the Change of Control, in which case the Notice of Termination must be given within six (6) months following the Change of Control. Any termination by the Corporation for Cause or due to Executive's Disability, or by Executive for Good Reason shall be communicated by Notice of Termination to the other party.

              (h) Subsidiary. "Subsidiary" means a corporation with at least eighty percent (80%) of its outstanding capital stock owned directly or indirectly by the Corporation.

         3. Eligibility for Severance Benefits. Subject to Paragraph 5, the Executive shall receive the Severance Benefits described in Paragraph 4 if the Executive's employment is terminated during the term of this Agreement, and

              (a) The termination occurs within thirty-six (36) months after a Change of Control, unless the termination is (i) because of Executive's death or Disability, (ii) by the Corporation for Cause, or (iii) by the Executive other than for Good Reason; or

              (b) The Corporation terminates the employment of Executive within six (6) months before a Change of Control, in contemplation of such Change of Control, and to avoid the effect of this Agreement should such action occur after such Change of Control.

         4. Severance Benefits. Subject to Paragraph 5, the Executive shall receive the following Severance Benefits (in addition to accrued compensation and vested benefits) if eligible under Paragraph 3:

              (a) A lump sum cash amount (which shall be paid not later than thirty (30) days after the date of termination of employment) equal to Executive's Average Base Salary, multiplied by__________ ;

              (b) A lump sum cash amount (which shall be paid not later than thirty (30) days after the date of termination of employment) equal to the Executive's Average Bonus, multiplied by ___________;

              (c) For a ________ year period after the date the employment is terminated, the Corporation will arrange to provide to Executive at the Corporation's expense, with:

                   (i) Health care coverage equal to that in effect for Executive prior to the termination (or, if more favorable to Executive, that furnished generally to salaried employees of the Corporation), including, but not limited to, hospital, surgical, medical, dental, prescription and dependent coverages. Upon the expiration of the health care benefits required to be provided pursuant to this subparagraph 4(c), the Executive shall be entitled to the continuation of such benefits under the provisions of the Consolidated Omnibus Budget Reconciliation Act. Health care benefits other wise receivable by Executive pursuant to this subparagraph 4(c) shall be reduced to the extent comparable benefits are actually received by Executive from a subsequent employer during the ___________ year period following the date the employment is terminated and any such benefits actually received by Executive shall be reported to the Corporation;

                   (ii) Life and accidental death and dismemberment insurance coverage (including supplemental coverage purchase opportunity and double indemnity for accidental death) equal (including policy terms) to that in effect at the time Notice of Termination is given (or on the date the employment is terminated if no Notice of Termination is required) or, if more favorable to Executive, equal to that in effect at the date the Change of Control occurs; and

                   (iii) Disability insurance coverage (including policy terms) equal to that in effect at the time Notice of Termination is given (or on the date employment is terminated if no Notice of Termination is required) or, if more favorable to Executive, equal to that in effect immediately prior to the Change of Control; provided, however, that no income replacement benefits will be payable under such disability policy with regard to the __________ year period following a termination of employment provided that the payments payable under subparagraphs 4(a) and (b) above have been made.

              (d) The Corporation shall pay all fees for outplacement services for the Executive up to a maximum equal to fifteen percent (15%) of the Executive's base salary used to calculate his benefit under subparagraph 4(a) plus provide a travel expense account of up to $10,000 to reimburse job search travel;

              (e) In computing and determining Severance Benefits under subparagraphs 4(a) through (d) above, a decrease in Executive's salary, incentive bonus, or insurance benefits shall be disregarded if such decrease occurs within six (6) months before a Change of Control, is in contemplation of such Change of Control, and is taken to avoid the effect of this Agreement should such action be taken after such Change of Control; in such event, the salary, incentive bonus, and/or insurance benefits used to determine Average Annual Salary,

         Average Bonus, and therefore Severance Benefits shall be that in effect immediately before the decrease that is disregarded pursuant to this subparagraph 4(e);

              (f) Executive shall not be required to mitigate the amount of any payment provided for in this Paragraph 4 by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Paragraph 4 be reduced by any compensation earned by Executive as the result of employment by another employer after the date the employment is terminated, or otherwise, with the exception of a reduction in health insurance coverage as provided in subparagraph 4(c)(i).

         5. Maximum Payments. Notwithstanding any provision in this Agreement to the contrary, if part or all of any amount to be paid to Executive by the Corporation under this Agreement or otherwise constitute a "parachute payment" (or payments) under Section 280G or any other similar provision of the Internal Revenue Code of 1986, as amended (the "Code"), the following limitation shall apply:

              If the aggregate present value of such parachute payments (the "Parachute Amount") exceeds (i) three (3) times Executive's "base amount" as defined in Section 280G of the Code, and (ii) less One Dollar ($1.00), then the amounts otherwise payable to or for the benefit of the Executive subsequent to the termination of his employment, and taken into account in calculating the Parachute Amount (the "Termination Payments"), shall be reduced and/or delayed, as further described below, to the extent necessary so that the Parachute Amount is equal to three (3) times the Executive's "base amount," less One Dollar ($1.00).

         Any determination or calculation described in this Paragraph 5 shall be made by the Corporation's independent accountants or the Corporation's tax counsel, as selected by Executive. Such determination, and any proposed reduction and/or delay in termination payments shall be furnished in writing promptly by the accountants to the Executive. The Executive may then elect, in his sole discretion, which and how much of any particular termination payment shall be reduced and/or delayed and shall advise the Corporation in writing of his election, within thirty (30) days of the accountant's determination, of the reduction or delay in termination payments. If no such election is made by the Executive within such 30-day period, the Corporation may elect which and how much of any termination payment shall be reduced and/or delayed and shall notify the Executive promptly of such election. As promptly as practicable following such determination and the elections hereunder, the Corporation shall pay to or distribute to or for the benefit of the Executive such amounts as are then due to the Executive.

         Any disagreement regarding a reduction or delay in termination payments will be subject to arbitration under Paragraph 15 of this Agreement. Neither the Executive's designation of specific payments to be reduced or delayed, nor the Executive's acceptance of reduced or delayed payments, shall waive the Executive's right to contest such reduction or delay.

         6. Successors; Binding Agreements. This Agreement shall inure to the benefit of and be enforceable by Executive's personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. Executive's rights and benefits under this Agreement may not be assigned, except that if Executive dies while any amount would still be payable to Executive hereunder if Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement, to the beneficiaries designated by the Executive to receive benefits under this Agreement in a writing on file with the Corporation at the time of the Executive's death or, if there is no such beneficiary, to Executive's estate. The Corporation will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Corporation (or of any division or Subsidiary thereof employing Executive) to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform it if no such succession had taken place. Failure of the Corporation to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Executive to compensation from the Corporation in the same amount and on the same terms to which Executive would be entitled hereunder if Executive terminated the employment for Good Reason following a Change of Control.

         7. Withholding of Taxes. The Corporation may withhold from any amounts payable under this Agreement all federal, state, city, or other taxes as required by law.

         8. Notice. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addressees set forth on the first page of this Agreement, or at such other addresses as the parties may designate in writing.

         9. Miscellaneous. No provision of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing and signed by Executive and such officer as may be specifically designated by the Board of Directors of the Corporation. The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of Michigan.

         10. Employment Rights. Except as specifically provided in this Agreement, this Agreement shall not confer upon Executive any right to continue in the employ of the Corporation or its Subsidiaries and shall not in any way affect the right of the Corporation or its Subsidiaries to dismiss or otherwise terminate Executive's employment at any time with or without cause.

         11. No Vested Interest. Neither Executive nor Executive's beneficiary shall have any right, title, or interest in any benefit under this Agreement prior to the occurrence of the right to the payment thereof, or in any property of the Corporation or its subsidiaries or affiliates.

         12. Prior Agreements. This Agreement contains the understanding between the parties hereto with respect to Severance Benefits in connection with a Change of Control of the Corporation and supersedes any such prior agreement between the Corporation (or any predecessor of the Corporation) and Executive. If there is any discrepancy or conflict between this Agreement and any plan, policy, or program of the Corporation regarding any term or condition of Severance Benefits in connection with a Change of Control of the Corporation, the language of this Agreement shall govern.

         13. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

         14. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

         15. Arbitration. The sole and exclusive method for resolving any dispute arising out of this Agreement shall be arbitration in accordance with this paragraph. Except as provided otherwise in this paragraph, arbitration pursuant to this paragraph shall be governed by the Commercial Arbitration Rules of the American Arbitration Association. A party wishing to obtain arbitration of an issue shall deliver written notice to the other party, including a description of the issue to be arbitrated. Within fifteen (15) days after either party demands arbitration, the Corporation and the Executive shall each appoint an arbitrator. Within fifteen (15) additional days, these two arbitrators shall appoint the third arbitrator by mutual agreement; if they fail to agree within said fifteen (15) day period, then the third arbitrator shall be selected promptly pursuant to the rules of the American Arbitration Association for Commercial Arbitration. The arbitration panel shall hold a hearing in Kent County, Michigan, within ninety (90) days after the appointment of the third arbitrator. The fees and expenses of the arbitrator, and any American Arbitration Association fees, shall be paid by the Corporation. Both the Corporation and the Executive may be represented by counsel and may present testimony and other evidence at the hearing. Within ninety (90) days after commencement of the hearing, the arbitration panel will issue a written decision; the majority vote of two of the three arbitrators shall control. The majority decision of the arbitrators shall be final and binding on the parties, and shall be enforceable in accordance with law. Judgment may be entered on the arbitrators' award in any court having jurisdiction. The Executive shall be entitled to seek specific performances of his rights under this Agreement during the pendency of any dispute or controversy arising under or in connection with this Agreement. The Corporation will reimburse Executive for all reasonable attorney fees incurred by Executive as the result of any arbitration with regard to any issue under this Agreement (or any judicial proceeding to compel or to enforce such arbitration); (i) which is initiated by Executive if the Corporation is found in such proceeding to have violated this Agreement substantially as alleged by Executive; or (ii) which is initiated by the Corporation, unless Executive is found in such proceeding to have violated this Agreement substantially as alleged by the Corporation.


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



         IN WITNESS WHEREOF, the parties have signed this Agreement as of the day and year written above.

                                       CORPORATION: INDEPENDENT BANK CORPORATION


                                       BY
                                         ---------------------------------------
                                         ITS
                                            ------------------------------------

                                       EXECUTIVE:



                                       -----------------------------------------








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